Exhibit 10.01

ARIZONA NUCLEAR POWER PROJECT
PARTICIPATION AGREEMENT
Dated August 23, 1973

AMONG

ARIZONA PUBLIC SERVICE COMPANY
SALT RIVER PROJECT AGRICULTURAL
IMPROVEMENT AND POWER DISTRICT
TUCSON GAS AND ELECTRIC COMPANY
PUBLIC SERVICE COMPANY OF NEW MEXICO AND
EL PASO ELECTRIC COMPANY

ARIZONA NUCLEAR POWER PROJECT
PARTICIPATION AGREEMENT

TABLE OF CONTENTS

Section
No.		Caption Page
1.	Parties		1
2.	Agreement		1
3.	Definitions		1
	3.1	Accounting Practice	1
	3.2	Administrative Committee	1
	3.3	ANPP	1
	3.4	ANPP High Voltage Switchyard(s)	1
	3.5	Arizona Nuclear Power Project	1
	3.6	Auditing Committee	1
	3.7	Available Generating Capability	1
	3.8	Base Load Period	1
	3.9	Capacity	1
	3.10	Capital Improvements	2
	3.11	Construction Account	2
	3.12	Construction Agreement	2
	3.13	Construction Costs	2
	3.14	Construction Funds	2
	3.15	Construction Insurance	2
	3.16	Construction Schedule	2
	3.17	Construction Work	2
	3.18	Date of Firm Operation	2
	3.19	Emergency Spare Parts	2
	3.20	Engineering and Operating Committee	2
	3.21	Energy	2
	3.22	Final Completion Report	2
	3.23	FPC Accounts	2
	3.24	Fuel Assemble	3
	3.25	Fuel Expense	3
	3.26	Fuel Lessor	3
	3.27	General Service Requirements	3
	3.28	Generation Entitlement Share	3
	3.29	Generating Unit	3
	3.30	Materials and Supplies	3
	3.31	Maximum Generating Capacity	3

Section
No.		Caption Page
	3.32	Minimum Generating Capability	3
	3.33	Net Energy Generation	3
	3.34	Nuclear Fuel	4
	3.35	Nuclear Fuel Agreement	4
	3.36	Nuclear Plant Site	4
	3.37	Operating Account	4
	3.38	Operating Agent	4
	3.39	Operating Emergency	4
	3.40	Operating Funds	4
	3.41	Operating Insurance	4
	3.42	Operating Work	4
	3.43	Participant	4
	3.44	Payroll Taxes	4
	3.45	Power	4
	3.46	Project Agreements	4
	3.47	Project Director	4
	3.48	Project Insurance	4
	3.49	Project Manager	5
	3.50	Protective Action Plan	5
	3.51	Reactor	5
	3.52	Scheduled Date of Firm Operation	5
	3.53	Start-Up Period	5
	3.54	Target Capacity	5
	3.55	Units of Property	5
	3.56	Willful Action	5
	3.57	Work Liability	6
	3.58	Zero Net Load	6
4.	Ownership Of And Title To Arizona Nuclear Power Project		6
5.	Generating Station Capacity and Energy Entitlements		6
6.	Administration		7
7.	Project Manager		11
8.	Operating Agent		15
9.	Interconnection and Transmission Lines		18
10.	Construction Costs		18
11.	Operation and Maintenance Costs		18
12.	Advancement Of Funds		19
13.	Taxes		21

Section
No.	Caption Page
14.	Nonpartitionment	21
15.	Mortgage And Transfer Of Interest	21
16.	Destruction	22
17.	Severance Of Improvements	23
18.	Capital Improvements	23
19.	Project Insurance	24
20.	General Provisions Affecting Project Insurance	26
21.	Liability	27
22.	Authorizations And Approvals	28
23.	Defaults And Covenants Regarding Other Agreements	29
24.	Arbitration	31
25.	Actions Pending Resolution Of Disputes	32
26.	Removal Of Project Manager Or Operating Agent	32
27.	Relationship Of Participants	33
28.	Fees	33
29.	Environmental Protection	33
30.	Uncontrollable Forces	34
31.	Governing Law	34
32.	Binding Obligations	34
33.	Nondedication Of Facilities	35
34.	General Provisions Governing Project Agreements	35
35.	Terms and Termination	36
36.	Assignment Of Interest	37
37.	Equal Opportunity	37
38.	Notices	38
39.	Execution	39
APPENDICES

Appendix
Letter	Caption Page
A	Description Of Arizona Nuclear Power Project	A-1
C	Construction Schedule	C-1
D	Construction Costs Of Arizona Nuclear Power Project	D-1
E	Costs Of Operating Work And Capital Improvements	E-1
F	Investments In And Accounting For Nuclear Fuel	F-1
G	Pre-Operational Operating Work	G-1
H	Operating Emergency	H-1
I	Principles For Ownership, Construction And Operation Of The
	ANPP High Voltage Switchyard(s)	I-1
J	Principles Of Interconnected Operation For
	Four Corners Interconnection Agreement	J-1

ARIZONA NUCLEAR POWER PROJECT

PARTICIPATION AGREEMENT

1.    PARTIES: The Parties to this Participation Agreement are: ARIZONA PUBLIC SERVICE COMPANY, a corporation organized and existing under and by virtue of the laws of the State of Arizona, hereinafter referred to as "Arizona", SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT, an agricultural improvement district organized and existing under and by virtue of the laws of the State of Arizona, hereinafter referred to as "Salt River Project", TUCSON GAS AND ELECTRIC COMPANY, a corporation organized and existing under and by virtue of the laws of the State of Arizona, hereinafter referred to as "Tucson", PUBLIC SERVICE COMPANY OF NEW MEXICO, a corporation organized and existing under and by virtue of the laws of the State of New Mexico, hereinafter referred to as "PNM", and EL PASO ELECTRIC COMPANY, a corporation organized and existing under and by virtue of the laws of the State of Texas, hereinafter referred to as "El Paso", and their respective assignees who shall have assumed all or part of the obligations of a Participant hereunder in accordance with the terms hereof.
2.    AGREEMENT: In consideration of the mutual covenants herein, the Parties agree as follows:
3.    DEFINITIONS: The following terms, when used herein and in the Appendices attached hereto, shall have the meanings specified:
3.1    Accounting Practice: Generally accepted accounting principles in accordance with the FPC Accounts.
3.2    Administrative Committee: The committee established pursuant to Section 6.1.1 hereof.
3.3    ANPP: The Arizona Nuclear Power Project.
3.4    ANPP High Voltage Switchyard(s): The facilities, described generally in Section 9 hereof  and Appendix I attached hereto.
3.5    Arizona Nuclear Power Project: One or more nuclear steam electric Generating Units, together with all facilities, structures and Nuclear Fuel used or to be used therewith or related thereto, including the Nuclear Plant Site, all facilities and rights-of-way for the collection, transportation, treatment, storage and disposal of water required for Construction Work, Operating Work and Capital Improvements and for rail access wherever such facilities and rights-of-way are located, but excluding the ANPP High Voltage Switchyard(s), and all transmission facilities connected thereto, all as described generally in Appendix A attached hereto which may be revised from time to time by the Administrative Committee pursuant to Section 6.2.9 hereof.
3.6    Auditing Committee: The Committee established pursuant to Section 6.1.3 hereof.
3.7.    Available Generating Capability: The Maximum Generating Capability of each Generating Unit as of any time less that amount of Power equal to the product of (i) the Power then used for the General Service Requirements and (ii) the ratio of the then Maximum Generating Capability of such Generating Unit to the sum of the then Maximum Generating Capabilities of all Generating Units.
3.8    Base Load Period: Any period of time during which any Generating Unit is scheduled, pursuant to Section 6.3.2.12 hereof, to be operated to achieve and maintain its then Maximum Generating Capability.
3.9    Capacity: The rate at which electrical Energy can be generated expressed in megawatts (MWe).

3.10    Capital Improvements: Any Units of Property, land or land rights which are added to ANPP, the betterment of land or land rights or the enlargement or betterment of any Units of Property constituting a part of ANPP, and the replacement of any Units of Property for other Units of Property or the replacement of land or land rights constituting a part of ANPP, irrespective of whether such replacement constitutes an enlargement or betterment of that which it replaces, which additions, betterments, enlargements and replacements in accordance with Accounting Practice would be capitalized and are not included or reflected in the Final Completion Report.
3.11    Construction Account: Any bank account or accounts selected and established by the Project Manager to receive and disburse construction funds pursuant to Section 12.4 hereof.
3.12    Construction Agreement: Any agreement entered into by the Project Manager for the design, engineering, construction or installation of any component or system for ANPP, including without limitation the nuclear steam supply system and the initial Nuclear Fuel Agreement for Fuel Assemblies to be fabricated for use in a Reactor, containment, turbine-generator, radioactive waste treatment system, architectural, engineering, design, construction, supervisory, licensing or consulting services in connection with the Construction Work, siting studies, pre-operational environmental studies or reports, and for any other services or things necessary or useful in the performance of the Construction Work.
3.13    Construction Costs: The costs of constructing ANPP as described in Section 10 hereof.
3.14.    Construction Funds: Monies advanced to the Project Manager for Construction Work by or on behalf of the Participants in accordance with this Participation Agreement.
3.15    Construction Insurance: Policies of insurance to be procured and maintained or caused to be procured and maintained by the Project Manager in accordance with Sections 19 and 20 hereof.
3.16    Construction Schedule: The schedule of Construction Work to be prepared and from time to time revised by the Project Manager as set forth in Appendix C attached hereto.
3.17    Construction Work: All engineering, design, contract preparation, purchasing, construction, supervision, negotiation, preparation and performance of Construction Agreements, acquisition of land and water rights, expediting, inspection, accounting, testing and start-up for each Generating Unit and preparation of operating and equipment manuals, quality assurance manuals, Protective Action Plans, all reports required by regulatory authorities and the conduct of hearings, conferences and other activities incidental to obtaining requisite permits, licenses and certificates for the construction and operation of each Generating Unit prior to the Date of Firm Operation of such Generating Unit.
3.18    Date of Firm Operation: The date with respect to each Generating Unit on which the Engineering and Operating Committee determines it to be reliable as a source of Power and on which such Generating Unit can reasonably be expected to operate steadily at any load up to its Target Capacity.
3.19    Emergency Spare Parts: Spare parts or equipment, the cost of which is capitalized, which are stocked for ANPP.
3.20    Engineering and Operating Committee: The committee established pursuant to Section 6.1.2 hereof.
3.21    Energy: Kilowatt-hours (kwh).
3.22    Final Completion Report: A ·complete summary of Construction Costs, a description of ANPP and a summary of each Participant's contributions to Construction Costs.
3.23    FPC Accounts: The Federal Power Commission's "Uniform System of Accounts Prescribed for Public Utilities and Licensees (Class A and Class B)," in effect as of the date of this

Participation Agreement, and as such system of accounts may be in effect from time to time. References in this Participation Agreement to any specific FPC Account number shall mean the FPC Account number in effect as of the effective date of this Participation Agreement or any successor FPC Account.
3.24    Fuel Assembly: An integral unit of fabricated Nuclear Fuel prepared for insertion into a Reactor, including all hardware incorporated in such integral unit.
3.25    Fuel Expense: The net costs of the character directly or indirectly includable in FPC Account 518, but excluding from such costs any interest during construction as well as any other interest, rental, carrying or use charges, costs of fuels, other than Nuclear Fuel, used for ancillary steam facilities including super heat, and, except as provided in Section 13.3 hereof, any ad valorem taxes or payments in lieu thereof.
3.26    Fuel Lessor: Any financial institution, supplier, fabricator or reprocessor of Nuclear Fuel who owns the entire or an undivided interest in Nuclear Fuel acquired for use in, used in or removed from a Reactor, and who leases such Nuclear Fuel to one or more Participants in accordance with the terms and conditions set forth in Section 15.4 hereof.
3.27    General Service Requirements: The Power and Energy required during any period and supplied from one or more Generating Units for operation of all process and auxiliary equipment and systems used or useful in connection with the operation and maintenance of all Generating Units.
3.28    Generation Entitlement Share: The percentage entitlement of each Participant to the Net Energy Generation and to the Available Generating Capability. Each Participant's percentage entitlement is as follows:

3.28.1	Arizona	=	29.1	percent
3.28.2	Salt River Project	=	29.1	percent
3.28.3	Tucson	=	15.8	percent
3.28.4	PNM	=	10.2	percent
3.28.5	El Paso	=	15.8	percent

3.29    Generating Unit: A complete system of ANPP for generating electricity, including without limitation the nuclear steam supply system and its containment, resident Fuel Assemblies, the turbine‑generator, all auxiliary structures, system facilities and equipment necessary for or useful in the operation of the unit and any structures, systems, facilities and equipment shared with any other Generating Unit at the Nuclear Plant Site, such as the radioactive waste treatment systems, fire protection systems, water supply and treatment systems, all as more specifically described in Appendix A attached hereto and as revised from time to time.
3.30    Materials and Supplies: Materials and supplies which are stocked for ANPP, as defined in FPC Account 154.
3.31    Maximum Generating Capability: The maximum capability of any Generating Unit to produce Power, measured at the high side of its main generator step-up transformer, for sustained periods under conditions existing from time to time, including without limitation restrictions imposed by any law, regulation, license or permit, derating due to fuel conditions, water and atmospheric conditions or any other conditions other an Operating Emergency.
3.32    Minimum Generating Capability: The lowest Power level at which each Generating Unit can ·be reliably maintained in service on a continuous basis.
3.33    Net Energy Generation: The Energy generated over any period of time by each Generating Unit measured at the high side of its main generator step-up transformer less the Energy generated by said Generating Unit and allocated for General Service Requirements pursuant to Sections 6.3.2.5 and 8.3.25 hereof.

3.34    Nuclear Fuel: Any source, special nuclear or by-product material as defined in the Atomic Energy Act of 1954, as amended as of the date of this Agreement, including any ores, mined or unmined, or concentrates from which any such material can be obtained, and any Fuel Assemblies.
3.35    Nuclear Fuel Agreement: Any agreement entered into by the Project Manager or the Operating Agent relating to the purchase, sale, lease, transfer, disposition, storage, transportation, mining, conversion, milling, enrichment, processing, fabrication and reprocessing of any Nuclear Fuel for use in, used in or removed from a Reactor.
3.36    Nuclear Plant Site: .The land to be acquired for the construction, operation and maintenance of ANPP, including all exclusionary areas and any lands held for future use, the boundaries of which shall be established initially and revised from time to time as circumstances warrant by the Administrative Committee. When the boundaries are so established or revised, a plat of the Nuclear Plant Site, as it may from time to time be constituted, shall be prepared and incorporated in this Agreement as Appendix B pursuant to Section 6.2.8 hereof.
3.37    Operating Account: Any bank account or accounts selected and established by the Operating Agent to receive and disburse funds, pursuant to Section 12 hereof, for Operating Work and Capital Improvements and for payments under any Nuclear Fuel Agreement.
3.38    Operating Agent: The Participant responsible for the performance of Operating Work and making Capital Improvements.
3.39    Operating Emergency: An unplanned event or circumstance which reduces or may reduce the availability of Power from or the generation of Energy by any Generating Unit.
3.40    Operating Funds: Monies advanced to the Operating Agent for Operating Work, Capital Improvements and payments due under any Nuclear Fuel Agreement by or on behalf of the Participants or others in accordance with this Participation Agreement.
3.41    Operating Insurance: Policies of insurance to be procured and maintained or caused to be procured and maintained by the Operating Agent in accordance with Sections 19 and 20 hereof.
3.42    Operating Work: Engineering, contract preparation, purchasing, repair, supervision, recruitment, training, expediting, inspection, accounting, testing, protection, operation, use, management, retirement, reconstruction, and maintenance associated with operating ANPP, including any work undertaken by the Operating Agent pursuant to Section 16 hereof and any work necessitated by an Operating Emergency, but excluding all work undertaken to make any Capital Improvements.
3.43    Participant: Any party hereto and any successor or assignee of such party under either Section 15.2 or Section 15.3 hereof.
3.44    Payroll Taxes: Taxes based on payroll.
3.45    Power: Megawatts electric (MWe).
3.46    Project Agreements: This Participation Agreement, any Construction Agreement, any Nuclear Fuel Agreement, and any agreements between the Participants or any of them and any third party for land, land rights or water rights for ANPP, as such agreements are originally executed or as they may thereafter be supplemented or amended and any other agreements as the Participants agree to designate as Project Agreements.
3.47    Project Director: The individual designated by the Project Manager to be in charge of the Construction Work pursuant to Section 7.5 hereof.
3.48    Project Insurance: Construction Insurance and Operating Insurance.

3.49    Project Manager: The Participant responsible for the performance of Construction Work.
3.50    Protective Action Plan: A plan providing for the coordinated mobilization and control of action and communications by and between any and all Participants, Federal, state and local authorities and any public or private institutions in the event of an abnormal occurrence at the Nuclear Plant Site when any protective action outside the Nuclear Plant Site may be warranted to minimize exposure of the public to radiation.
3.51    Reactor: The pressure vessel of each Generating Unit in which Fuel Assemblies are placed for the purpose of generating heat.
3.52    Scheduled Date of Firm Operation: The target date established by the Administrative Committee, pursuant to Section 6.2.7.1 hereof for each Generating Unit on which the Construction Work shall be completed and the Generating Unit shall be available to operate continuously at its Target Capacity.
3.53    Start-Up Period: The period with respect to each Generating Unit commencing with the date on which the first Fuel Assembly is inserted into the Generating Unit's Reactor and terminating with its Date of Firm Operation.
3.54    Target Capacity: The Maximum Generating Capability established by the Administrative Committee pursuant to Section 6.2.7.1 hereof, for each· Generating Unit at which such Generating Unit is expected be capable of operating continuously with new, undamaged Fuel Assemblies.
3.55    Units of Property: Units of property as described in the Federal Power Commission's "List of Units of Property for Use in Connection with Uniform System of Accounts Prescribed for Public Utilities and Licensees" in effect as of the date of this Participation Agreement, and as such list may be amended from time to time.
3.56    Willful Action:
3.56.1    Action taken or not taken by a Participant at the direction of its directors, officers or employees having management or administrative responsibility affecting its performance under any of the Project Agreements, which action is knowingly or intentionally taken or failed to be taken with conscious indifference to the consequences thereof or with intent that injury or damage would result or would probably result therefrom. Willful Action does not include any act or failure to act which is merely involuntary, accidental or negligent.
3.56.2    Action taken or not taken by a Participant at the direction of its directors, officers or employees having management or administrative responsibility affecting its performance under any of the Project Agreements, which action has been determined by final arbitration award or final judgment or judicial decree to be a material default under any of the Project Agreements and which occurs or continues beyond the time specified in such arbitration award or judgment or judicial decree for curing such default or, if no time to cure is specified therein, occurs or continues thereafter beyond a reasonable time to cure such default.
3.56.3    Action taken or not taken by a Participant at the direction of its directors, officers or employees having management or administrative responsibility affecting its performance under any of the Project Agreements, which action is knowingly or intentionally taken or failed to be taken with the knowledge that such action taken or failed to be taken is a material default under any of the Project Agreements.
3.56.4    The phrase "employees having management or administrative responsibility" as used in this Section 3.56 means employees of a Participant who are responsible for one or more of the executive functions of planning, organizing, coordinating, directing, controlling and supervising such Participant's performance under any of the Project Agreements.

3.57 Work Liability: Liability of one or more Participants for damage suffered by anyone other than a Participant, whether or not resulting from ·the negligence of .any Participant, its directors, officers, employees or any other person or entity whose negligence could be imputed to such Participant, resulting from:
3.57.l    The performance or non-performance of Construction Work or Operating Work.
3.57.2    The use or ownership of ANPP.
3.58    Zero Net Load: The Power load upon a Generating Unit when its gross Power production equals its share of the then General Service Requirements allocated in accordance with policies, criteria and procedures approved by the Engineering and Operating Committee pursuant to Section 6.3.2.5 hereof.
4.    OWNERSHIP OF AND TITLE TO ARIZONA NUCLEAR POWER PROJECT:
4.1    Each Participant shall accept, acquire and own an undivided interest as a tenant in common in ANPP and all Project Agreements in proportion to its Generation Entitlement Share, but excluding (i) Option and Purchase of Effluent Agreement, Agreement No. 13904, dated April 23, 1973, between Arizona and Salt River Project and the Cities of Phoenix, Glendale, Mesa, Scottsdale and Tempe and the Town of Youngtown, except to the extent only that said agreement governs the rights and obligations for the purchase and delivery of wastewater effluent required for Construction Work, Operating Work and Capital Improvements and (ii) any Project Agreement which by its terms establishes an ownership interest or rights of any Participant in the subject matter thereof which differs from its Generation Entitlement Share under this Participation Agreement.
4.2    The ownership of and title to ANPP described or to be described in this Participation Agreement and all Capital Improvements shall be deemed to have vested simultaneously in the Participants so that the estate of each of them shall be deemed to be concurrent as to time, right and priority.
4.3    At any time as any Participant may reasonably demand in writing, the Participants shall jointly make, execute and deliver one or more supplements to this Participation Agreement in recordable form which shall describe with such particularity and detail as may be warranted under the circumstances the property and facilities then constituting ANPP and the rights, titles and interests of each Participant therein.
4.4    In the event any Participant transfers or assigns any of its rights, title or interest in and to ANPP in accordance with Section 15 hereof and other terms and conditions of this Participation Agreement, the Participants and any successor shall jointly make, execute and deliver a supplement to this Participation Agreement in recordable form which shall describe with such particularity and detail as may be warranted under the circumstances the rights, titles and interests of each Participant and any successor following such transfer or assignment.
5.    GENERATING STATION CAPACITY AND ENERGY ENTITLEMENTS:
5.1    During the Start-up Period and any Base Load Period of any Generating Unit each Participant shall schedule and be obligated to take delivery of its Generation Entitlement Share of the Net Energy Generation of such Generating Unit.
5.2    At all times after the Date of Firm Operation of each Generating Unit other than those referred to in Section 5.1 hereof each Participant shall be entitled to schedule for its account Power from such Generating Unit equal to the product of its Generation Entitlement Share and the Available Generating Capability of such Generating Unit; and each Participant shall be obligated to provide its own reserve requirements, including spinning reserves, for its Generation Entitlement Share of the Available Generating Capability of all Generating Units.
5.3    Whenever any Participant schedules for its account Power from a Generating Unit, the Operating Agent, unless otherwise established by the Administrative Committee, shall additionally schedule for each Participant a percentage, equal to its Generation Entitlement Share, of the Zero Net Load as effective during the period that such Generating Unit is operated to meet such schedule.

5.4    Operation of any Generating Unit by the Operating Agent shall be subject to scheduled outages or curtailments, restrictions imposed by any regulatory authority or by Operating Emergencies.
5.5    The delivery of Power and Energy from ANPP shall be scheduled by the Participants in advance with the Operating Agent and accounted for on the basis of such advance schedules.
5.6    The Operating Agent shall deliver Power and Energy to each Participant from each Generating Unit at the high side of its main generator step-up transformer in accordance with the schedule submitted by such Participant to the Operating Agent or in accordance with any revisions thereto.
5.7    In the event of an Operating Emergency, the Participants shall, if necessary, revise their schedules to reflect the actual Power and Energy available from ANPP during the period of the Operating Emergency.
6.    ADMINISTRATION:
6.1    As a means of securing effective cooperation and interchange of information and of providing consultation on a prompt and orderly basis among the Participants in connection with various administrative and technical matters which may arise from time to time in connection with the terms and conditions of the Project Agreements, the Participants establish the committees described in this Section 6.1. The chairman of each of such committees shall be a representative of the Project Manager up to the Date of Firm Operation of the first Generating Unit and thereafter shall be a representative of the Operating Agent. The chairman shall be responsible for calling meetings and establishing agendas. The following committees are hereby established and shall have the functions and responsibilities described herein and in the Project Agreements:
6.1.1    An Administrative Committee consisting of one representative appointed by each Participant, who shall be an officer or the general manager or his authorized designee of a Participant.
6.1.2    An Engineering and Operating Committee consisting of not more than two (2) representatives appointed by each Participant; provided, however, in respect of each matter brought before the Committee, that if any Participant appoints two representatives, only one of such representatives shall have the right to vote thereon. In addition, until completion of the Construction Work, the Project Director shall be a member of the committee, but shall have the right to vote only on such matters as the Project Manager shall designate to him to act as its voting representative on the committee.
6.1.3    An Auditing Committee consisting of not more than two representatives appointed by each Participant; provided that in respect of each matter brought before the committee, if any Participant appoints two (2) representatives, only one of such representatives shall have the right to vote.
6.2    The Administrative Committee shall have the following functions, among others:
6.2.1    Provide liaison between the Participants at the management level.
6.2.2    Exercise general supervision over the Engineering and Operating Committee, the Auditing Committee and any other standing or ad hoc committees established pursuant to Section 6.13 hereof.

6.2.3    Consider and resolve matters referred to it by other committees.
6.2.4    Perform such other functions and duties as may be assigned to it in the Project Agreements.
6.2.5    Review, discuss and act upon disputes among the Participants arising under the Project Agreements.
6.2.6    Provide liaison between the Participants and the Project Manager and the Operating Agent with respect to progress, performance and completion of Construction Work and performance of Operating Work and the financial and accounting aspects thereof.
6.2.7    Review and approve, modify, or otherwise act on recommendations of the Project Manager or the Operating Agent, as the case may be, concerning:
6.2.7.1    The type and capacity of the nuclear steam supply systems for each Generating Unit and the Target Capacity and Scheduled Date of Firm Operation of each Generating Unit and any recommended revisions thereof.
6.2.7.2    Any contract for nuclear steam supply systems, any Nuclear Fuel Agreement, and any contract with engineers or consultants related to the foregoing.
6.2.7.3    The selection and arrangements for acquisition of the Nuclear Plant Site.
6.2.7.4    Contracts for and all other arrangements or actions necessary to obtain requisite water and water rights for ANPP.
6.2.8    Establish, and as circumstances from time to time warrant, revise the boundaries of the Nuclear Plant Site and cause Appendix B to be prepared or revised as the case may be and incorporated herein.
6.2.9    Revise the general description of ANPP as circumstances from time to time warrant and cause Appendix A attached hereto to be revised accordingly and as so revised incorporated herein.
6.2.10    On the request of any Participant authorize, on such terms and conditions as the committee may deem appropriate, the installation on the Nuclear Plant Site or any other property comprising ANPP of any structures, facilities or equipment by any one or more Participants or any third party for its or their own use, which structures, facilities or equipment shall be deemed not to be a part of ANPP.
6.3    The Engineering and Operating Committee shall have the following functions:
6.3.1    Provide liaison between Participants and the Project Manager with regard to the Construction Work.
6.3.2    Review and approve, modify or otherwise act upon recommendations of the Operating Agent concerning the following items related to the performance of Operating Work or making Capital Improvements:
6.3.2.1    The annual capital expenditures budget, annual manpower table and budget, and annual operation and maintenance budget.
6.3.2.2    The planned outages scheduled for maintenance and the manner of selection of my maintenance contractor for contract maintenance included in the annual operation and maintenance budget.
6.3.2.3    The policies for establishing the Emergency Spare Parts inventory and Materials and Supplies inventory.
6.3.2.4    The written statistical and administrative reports, written budgets, and information and other similar records, and the form thereof, to be kept and furnished by the Operating Agent (excluding accounting records used internally by the Operating Agent for the purpose of accumulating financial and statistical data, such as books of original entry, ledgers, work papers, and source documents).
6.3.2.5    The policies, criteria and procedures for determining Available Generating Capability, General Service Requirements, Maximum Generating Capability, Minimum Generating Capability, Net Energy Generation and Zero Net Load and for allocating the General Service Requirements among the Generating Units.
6.3.2.6    The procedures for performance and efficiency testing.
6.3.2.6a    The quality assurance program governing the conduct of Operating Work and Capital Improvements pursuant to Section 8.3.20 hereof.
6.3.2.7    The procedures for scheduling deliveries of and forecasting and estimating requirements for Nuclear Fuel, Power and Energy, water and all Materials and Supplies incidental thereto.
6.3.2.8    The Operating Agent's analysis of the total expenditures caused by an Operating Emergency.
6.3.2.9    The written statement · of operating practices and procedures.
6.3.2.10    The list of transportation and motorized equipment to be owned or leased by the Operating Agent for Operating Work or making Capital Improvements.
6.3.2.11    The practices and procedures for keeping each Participant advised of the Available Generating Capability of each Generating Unit and for the delivery of Power and Energy from ANPP in accordance with the Participants' schedules. Such practices and procedures shall provide for modifying said schedules to meet the needs of day-to-day or hour‑by‑hour operation, including emergencies on a Participant's system.
6.3.2.12    The scheduling, whenever fuel or other conditions warrant, of any Generating Unit to operate in a mode which restricts changes in Power of such Generating Unit for such specified periods as may be appropriate under such circumstances.
6.3.2.13    The policies, criteria and practices to be followed to optimize the use of the Nuclear Fuel in each Generating Unit.
6.3.2.14    Fuel management plans and the criteria and procedures for determining or estimating those factors, values, quantities, costs and expenses required to be determined or estimated as provided in Appendix F attached hereto.
6.3.2.15    The establishment of procedures for the operation of ANPP during periods of curtailed operations which reduce or may reduce the Available Generating Capability.
6.3.2.16    Arrangements for developing and implementing a Protective Action Plan.
6.3.3    Determine the Date of Firm Operation for each Generating Unit.
6.3.4    Perform such other duties as may be assigned to it in any Project Agreement or by the Administrative Committee.
6.4    The Auditing Committee shall have the following functions:
6.4.1    Development of procedures for accounting and auditing Construction Costs, and costs of Operating Work and Capital Improvements and Fuel Expenses and advances of Construction Funds and Operating Funds consistent with the provisions of the Project Agreements and Accounting Practice and development of procedures for making forecasts and requests for funds pursuant to Sections 12 and 18 hereof.
6.4.2    Audit or cause to be audited the books and records of the Project Manager, Operating Agent, and any other Participant or contractor relevant to the performance of Construction Work and Operating Work and to the construction of Capital Improvements.

6.4.3    Establish the minimum amounts for the Construction Account and the Operating Account pursuant to Sections 12.5 and 12.7 hereof, respectively.
6.4.4    Perform such other duties as may be assigned to it in any Project Agreement or by the Administrative Committee.
6.5    Within thirty (30) days after the execution of this Participation Agreement, each Participant shall designate its representatives on the committees hereby established, with notice thereof given to the other Participants.
6.6    Any action or determination of a committee must be unanimous, except as otherwise provided in Section 35 hereof.
6.7    The Administrative Committee, the Engineering and Operating Committee and the Auditing Committee shall each keep written minutes, and records of all meetings and all actions, agreements or determinations made by any such committee shall be reduced to writing and shall be signed by a representative of each Participant on said committee or an authorized alternate.
6.8    The committees shall have no authority to modify any of the terms, covenants or conditions of the Project Agreements.
6.9    If the Engineering and Operating Committee or the Auditing Committee fails to agree while performing the functions and duties delegated to it in this Participation Agreement or in the Project Agreements, then such disagreement shall be referred to the Administrative Committee for determination.
6.10    If the Administrative Committee fails to reach agreement while performing the respective functions and duties assigned to it in this Participation Agreement or in the other Project Agreements, then such disagreement shall be referred to higher authority within each Participant's organization before proceeding to arbitration as provided in Section 24 hereof.
6.11    In the event any committee established in accordance with this Section 6 is unable or fails to agree in respect of any matter which such committee is authorized to determine, approve or otherwise act upon after a reasonable opportunity so to do, then the Project Manager or the Operating Agent is authorized and obligated to take such action as in its discretion is necessary, pending the resolution of any such inability or failure to agree by arbitration pursuant to Section 24 hereof or otherwise, to the successful and proper construction, operation and maintenance of ANPP as contemplated hereby; provided, however, this Section 6.11 shall not be applicable in respect of those matters required to be approved pursuant to Section 6.2.7 hereof.
6.12    Each Participant shall notify the other Participants promptly of any change in the designation of its representatives on the committees. A Participant may designate an alternate to act as its representative on any committee in the absence of the regular member or to act on specified occasions with respect to specified matters. Any alternate representative appearing at a committee meeting shall be deemed to have authority to act on behalf of the Participant he represents unless the committee chairman is furnished with written notice to the contrary.
6.13    The Participants, acting through the Administrative Committee, shall have the right to establish standing or ad hoc committees. The authority and duties of any such committee shall be set forth in writing and shall be subject to the provisions of the Project Agreements.
6.14    Any expenses incurred by any member of the Administrative Committee or any standing or ad hoc committees in connection with his duties on such committee shall be paid and borne by the Participant whom he represents and shall not be included in Construction Costs or in costs for Operating Work.

7.    PROJECT MANAGER:
7.1    The Project Manager for ANPP shall be Arizona.
7.2    The Participants hereby appoint the Project Manager as their agent, and the Project Manager shall undertake as their agent and as principal on its own behalf to perform the Construction Work and to carry out the duties and responsibilities provided hereunder to be performed by it.
7.3    The Project Manager shall:
7.3.1    Prepare and submit recommendations to the Administrative Committee concerning:
7.3.1.1    The type and capacity of the nuclear steam supply systems for each Generating Unit and the Target Capacity and Scheduled Date of Firm Operation of each Generating Unit and any revisions thereof as circumstances may warrant.
7.3.1.2    Contracts for nuclear steam supply systems, and any Nuclear Fuel Agreement, including any agreement for the fabrication of the initial supply of Fuel Assemblies, and the purchase of uranium and enrichment and conversion services necessary for such fabrication, including contracts with engineers or consultants related to the foregoing.
7.3.1.3    The selection of the Nuclear Plant Site.
7.3.1.4    Contracts for and all other pertinent arrangements or actions necessary to obtain requisite water and water rights for ANPP.
7.3.2    Carry out the directions of the Administrative Committee in respect of the matters set forth in Section 7.3.1.
7.3.3    With respect to all aspects of Construction Work not governed by Sections 6.2.7, 7.3.1 and 7.3.2, negotiate and enter into any Construction Agreement, and purchase and procure such equipment, apparatus, machinery, materials, tools, supplies and services as it in its sole discretion may deem necessary or useful for the performance and completion of the Construction Work from any source or sources it may select.
7.3.4    Transmit as and when received from the architect, engineer, constructor, consultants, contractors or vendors, any studies, specifications, drawings and any documentation related to the foregoing in respect of ANPP to each member of the Engineering and Operating Committee for review and comment. With respect to any such matters which under the provisions of any Construction Agreement the Project Manager shall have the right of approval or comment, the Project Manager shall notify each member of the Engineering and Operating Committee of the date on which comments from any such member must be received by the Project Manager for consideration; provided, however, that the opportunity for comment by such members need not be afforded with respect to changes in design or specifications where in the discretion of the Project Manager the need for prompt action is overriding. Each such member shall be advised of major meetings with the architect, engineer, constructor, consultants, contractors and vendors related to the foregoing matters and shall be permitted to have a representative to attend any such meeting and to offer comments at or in advance of such meetings on any aspects to be discussed thereat.
7.3.5    Furnish each member of the Administrative Committee with copies of all contracts with the architect, engineer, constructor, contractors and principal subcontractors, vendors and consultants.
7.3.6    Notwithstanding the provisions of Section 7.3.3, review with the Administrative Committee the Project Manager's proposals for awards to vendors for major equipment in advance of such awards, including the recommendations of the architect, engineer, constructor relating to the proposed award, at either a meeting called for such purpose by the Project Manager or by conference telephone call.

7.3.7    Arrange for placement of Construction Insurance pursuant to Sections 19 and 20 hereof.
7.3.8    Determine what contractors, if any, shall be required to furnish any portion of the Construction Insurance, other insurance and faithful performance and payment bonds.
7.3.9    Assist any insurer in the investigation, adjustment and settlement of any loss or claim covered by Construction Insurance.
7.3.10    Present and prosecute claims against insurers and provide Construction Insurance or indemnities in respect of any loss of or damage to any property of ANPP or liability of any Participant to third parties covered by Construction Insurance or indemnities, and to the extent that any such loss or damage is not covered by Construction Insurance, present and prosecute claims therefor against any parties who may be liable therefor. In the event the cost of repair, replacement or correction of such loss or damage arising out of a single incident or event exceeds $250,000, the Project Manager shall not make any settlement of any claims in respect thereof without the consent and approval of the Administrative Committee.
7.3.11    Subject to the provisions of Section 21 hereof and except as hereinafter provided in this Section 7.3.11, investigate, adjust, defend and settle claims against any or all Participants arising out of or attributable to Construction Work, or the past or future performance or non performance of the obligations and duties of any Participant, including the Project Manager, under or pursuant to this Participation Agreement, including but not limited to any claim resulting from death or injury to persons or damage to property, when said claims are not covered collectible Construction Insurance or other valid and collectible insurance carried by any Participant, and, whenever and to the extent warranted, present and prosecute claims against any third party, including insurers, for any costs, losses and damages incurred in connection with said claims. The approval of the Administrative Committee shall be obtained by the Project Manager before any said claim or combination of said claims against any or all Participants arising out of the same transaction or incident is settled for more than $250,000 unless it shall be established that the entire amount of the settlement in excess of $250,000 is recoverable from an insurer providing Construction Insurance.
7.3.12    Execute, perform and enforce all Construction Agreements in the name of the Project Manager, acting as principal on its own behalf and as agent for all Participants, in which all Participants shall have undivided interests as tenants in common equal to their respective Generation Entitlement Shares.
7.3.13    Comply with (i) any and all laws applicable to the performance of Construction Work, including without limitation all applicable laws, rules and regulations for protection of the environment and all applicable provisions of any workmen's compensation laws; and (ii) the terms and conditions of any contract, permit or license relating to ANPP.
7.3.14    Expend the funds advanced to the Project Manager only in the manner and for the purposes set forth in Sections 10 and 12 hereof.
7.3.15    Keep and maintain records of monies received and expended, obligations incurred, credits accrued, estimates of Construction Costs (excluding, subject to Section 13.3 hereof, ad valorem taxes or payments in lieu thereof and interest during construction) and contracts entered into in the performance of Construction Work, and make such records available for inspection by the Auditing Committee at reasonable times and places.
7.3.16    Not suffer any liens to remain in effect unsatisfied against ANPP (other than liens permitted under the Project Agreements, liens for taxes or assessments not yet delinquent, liens for labor and material· not yet perfected, or undetermined charges or liens incidental to the performance of Construction Work); provided, however, that the Project Manager shall not be required to pay or discharge any such lien as long as the Project Manager in good faith shall be contesting the same, which contest shall operate during the pendency thereof to prevent the collection or enforcement of such lien so contested.
7.3.17    Obtain or cause to be obtained necessary construction permits, temporary access rights and other licenses and approvals requisite to the performance and completion of Construction Work and initiation of Operating Work.
7.3.18    As soon as practicable after the Date of Firm Operation of each Generating Unit, provide each Participant with a summary of the Construction Costs applicable to such Generating Unit in a form which will allow each such Participant to classify such Construction Costs to appropriate FPC Accounts.
7.3.19    Provide the Participants with all necessary and required records and information pertaining to the performance of Construction Work, including progress reports at such regular intervals as the Administrative Committee or the Engineering and Operating Committee shall determine.
7.3.20    Keep the Participants fully and promptly informed of any known default by any Participant under the provisions of this Participation Agreement.
7.3.21    As soon as practicable after the commencement of Construction Work, furnish each Participant an estimate of total Construction Costs broken down by major categories of equipment and services and a forecast of the cash requirements of each Participant to meet such Construction Costs. Such forecast shall set forth such cash requirements (i) for each quarterly period commencing on the first day of January, April, July and October in which Construction Costs will become due and (ii) for each month of the first two quarterly periods immediately following the issuance of such forecast. Such forecast shall be revised and furnished to each Participant every three (3) months thereafter until completion of Construction Work. In addition, and as soon as practicable after commencement of Construction Work, the Project Manager shall furnish each Participant a detailed monthly forecast of each Participant's estimated expenditures during each week of the succeeding month for Construction Work, which said forecast shall be furnished each Participant monthly thereafter until completion of Construction Work.
7.3.22    Furnish a Participant any information reasonably available pertaining to the construction of ANPP that will assist said Participant in responding to a request for such information by any Federal, state or local regulatory authority.
7.3.23    Use its best efforts in the performance of its responsibilities hereunder to effect the completion of Construction Work in accordance with the Scheduled Date of Firm Operation for each Generating Unit. To achieve this objective and keep the Participants informed, the Project Manager shall from time to time revise the Construction Schedule attached to this Participation Agreement as Appendix C which shall include those milestones that the Project Manager shall deem significant and target dates for their accomplishment consistent with meeting the Scheduled Date of Firm Operation of each Generating Unit.
7.3.24    Keep the Participants fully and promptly advised of significant developments in connection with the progress, performance and completion of Construction Work.
7.3.25    Prepare and distribute the Final Completion Report to each Participant as soon as practicable but not later than twenty-four (24) months after the Date of Firm Operation of the final Generating Unit to be completed unless such time is extended by the Administrative Committee.
7.3.26    Provide the Administrative Committee with all necessary and require records and information for its use in the performance of its responsibilities under this Participation Agreement.
7.3.27    Construct ANPP so as to comply with the Project Agreements.

7.3 28    Conduct tests to verify that specified characteristics of major equipment items have been achieved and, if necessary, make or cause to be made final equipment modifications to meet the specified requirements thereof.
7.3.29    Provide for and enforce any and all warranties on equipment, facilities, materials and services sold to or furnished for ANPP, except that any equipment warranties which expire more than one (1) year after the Date of Firm Operation of the final Generating Unit and all fuel warranties shall be enforced by the Operating Agent.
7.3.30    Conduct such environmental and economic studies of alternative sites as the Administrative Committee directs or as the Project Manager in its discretion deems necessary or appropriate in arriving at a recommendation to the Administrative Committee of a suitable site for ANPP.
7.3.31    Establish a quality assurance program to be observed in the design, fabrication, procurement, storage, handling, shipping, installation and construction of ANPP which shall at a minimum fully meet the requirements of the regulations set forth by the U.S. Atomic Energy Commission in 10 CFR, Part 50, Appendix B, as amended and in effect from time to time.
7.3.32    Establish a quality assurance organization to review and verify conformance with the established quality assurance procedures utilizing personnel from any source, provided no person assigned to audit any activity shall be or have been responsible for the conduct of such activity.
7.3.33    Coordinate with the Operating Agent all arrangements (i) for shipment, transfer, receipt, inspection, storage and loading of Nuclear Fuel at the Nuclear Plant Site, (ii) for the preoperational testing and acceptance by the Operating Agent of components and systems of ANPP, (iii) for preoperational radiological, meteorological and other environmental monitoring programs which are to be continued after the Date of Firm Operation of the first Generating Unit, (iv) for the start-up, operational testing and operation of each Generating Unit prior to its Date of Firm Operation, and (v) for the preservation and organization of all quality assurance records accumulated in the performance of Construction Work and for the on‑going quality assurance and surveillance programs to be conducted during ANPP operation.
7.4    Each Participant shall provide to the extent possible all assistance required by the Project Manager in the performance of its obligations hereunder and such Participant shall be reimbursed for its costs and expenses incurred in providing such assistance on· such terms and conditions as may be agreed upon by such Participant and the Project Manager. Each Participant shall, within sixty (60) days after the execution of this Participation Agreement, submit to the Project Manager any special requirement it may have regarding accounting, records, or information in order that all required records may be maintained in the same manner throughout the construction and final completion of ANPP. The Project Manager shall use its best efforts to accommodate said special requirements.
7.5    The Project Manager shall have the full responsibility and authority for the employment and organization of the personnel and staff required to prosecute the Construction Work. The Project Manager shall designate an individual to serve as Project Director who shall be responsible solely to the Project Manager and shall be charged with the duties of supervising and coordinating all Construction Work subject to the terms of the Project Agreements.

8.    OPERATING AGENT:
8.1    The Operating Agent for ANPP shall be Arizona.
8.2    The Participants hereby appoint the Operating Agent as their agent, and the Operating Agent shall undertake as their agent and as principal on its own behalf, to perform the Operating Work and Capital Improvements to carry out the duties and responsibilities provided hereunder to be performed by it.
8.3    The Operating Agent shall:
8.3.1    Administer, enforce and perform the Operating Work so as to comply with Project Agreements and in a manner consistent with generally accepted practices in the electric utility industry recognizing that such practices may be affected by the design and operational characteristics of ANPP, the rights and obligations of the Participants under this Participation Agreement and other special circumstances affecting the Operating Work.
8.3.2    Furnish from its own resources or contract for and obtain from any other sources it may select, including any Participant, the services and studies necessary for performance of Operating Work.
8.3.3    Execute, administer, perform and enforce contracts in the name of the Operating Agent, acting as principal on its own behalf and as agent for all of the other Participants, for Operating Work, including without limitation any and all warranties on equipment, facilities, materials and services furnished pursuant to any such contracts.
8.3.4    Administer, perform and enforce any Nuclear Fuel Agreements executed by the Project Manager pursuant to Section 7.3.2 and, subject to the provisions of Section 6.2.7, execute administer, perform and enforce all other Nuclear Fuel Agreements.
8.3.5    Administer, perform and enforce all other contractual obligations and arrangements, including all warranties applicable thereto, entered into by the Project Manager and continuing beyond the period ending one year after the Date of Firm Operation of the final Generating Unit.
8.3.6    Furnish or recruit the necessary personnel and provide for such training as may be required to qualify them to perform the Operating Work ·and to meet all licensing requirements established by law.
8.3.7    Comply with (i) any and all laws applicable to the performance of Operating Work and Capital Improvements, including without limitation all applicable laws, rules and regulations for protection of the environment and all applicable provisions of any workmen's compensation laws; and (ii) the terms and conditions of any contract, permit or license relating to ANPP.
8.3.8    Purchase and procure, through and from any source it may select, in the name of the Participants with undivided interests as tenants in common in accordance with their Generation Entitlement Shares, the equipment, apparatus, machinery, tools, Materials and Supplies and Emergency Spare Parts necessary for the performance of Operating Work and Capital Improvements.
8.3.9    Expend the Operating Funds advanced to the Operating Agent in accordance with the terms and conditions of this Participation Agreement.
8.3.10    Keep and maintain such records of monies received and expended, obligations incurred, credits accrued, the conduct of Operating Work and making Capital Improvements, and of contracts entered into in the performance of Operating Work as may be necessary or useful in carrying out Project Agreements or required to permit an audit of the Operating

Work and Capital Improvements, and make such records available for inspection by the Auditing Committee. ·
8.3.11    Not suffer any liens to remain in effect unsatisfied against ANPP (other than the liens permitted under the Project Agreements, liens for taxes and assessments not yet delinquent, liens for labor and material not yet perfected or undetermined charges or liens incidental to the performance of the Operating Work); provided, that the Operating Agent shall not be required to pay or discharge any such lien as long as the Operating Agent in good faith shall be contesting the same which contest shall operate during the pendency thereof to prevent the collection or enforcement of such lien so contested.
8.3.12    Arrange for the placement and maintenance of Operating Insurance as provided in Sections 19 and 20 hereof.
8.3.13    Assist any insurer in the investigation, adjustment and settlement of any loss or claim covered by Operating Insurance.
8.3.14    Present and prosecute claims against insurers and indemnitors providing Operating Insurance or indemnities in respect of any loss of or damage to any property of ANPP or liability of any Participant to third parties covered by any indemnity agreement, and to the extent that any such loss, damage or liability is not covered by Operating Insurance or by any indemnity agreement, present and prosecute claims therefor against any parties who may be liable therefor. In the event the cost of repair, replacement or correction of such loss or damage arising out of a single incident or event exceeds $250,000, the Operating Agent shall not make any settlement of any claims in respect thereof without the consent and approval of the Administrative Committee.
8.3.15    Subject to the provisions of Section 21 hereof and except as hereinafter provided in this Section 8.3.15, investigate, adjust, defend and settle claims against any or all Participants arising out of or attributable to Operating Work or Capital Improvements, or the past or future performance or nonperformance of the obligations and duties of any Participant, including the Operating Agent, under or pursuant to this Participation Agreement, including but not limited to any claim resulting from death or injury to persons or damage to property, when said claims are not covered by valid and collectible Operating Insurance carried by any Participant, and whenever and to the extent reasonable present and prosecute claims against any third party, including insurers, for any costs, losses and damages incurred in connection with said claims. The approval of the Administrative Committee shall be obtained by the Operating Agent before any said claim or combination of said claims against any or all Participants arising out of the same transaction or incident is settled for more than $250,000 unless the entire amount of the settlement in excess of $250,000 is recoverable from an insurer providing Operating Insurance.
8.3.16    Keep the Participants fully and promptly advised of material changes in conditions or other material developments affecting the performance of Operating Work and furnish the other Participants with copies of any notices given or received pursuant to the Project Agreements.
8.3.17    Provide the Administrative, Engineering and Operating and Auditing Committees with all written statistical and administrative reports, accounting records, written budgets, information and other records relating to Operating Work and Capital Improvements necessary or useful in the performance of their respective responsibilities under this Participation Agreement.
8.3.18    Determine in accordance with policies, criteria and procedures established by the Engineering and Operating Committee pursuant to Section 6.3.2.5 hereof, and keep the system dispatcher of each Participant advised of, the Maximum Generating Capability,

Minimum Generating Capability and the Available Generating Capability of each Generating Unit.
8.3.19    Upon the request of any Participant, provide such Participant, in reasonable quantity without direct charge therefor, a copy or copies of any report, record, list, budget, manual, accounting or billing summary, classification of accounts or other documents or revisions of any of the aforesaid items, all as prepared in accordance with this Participation Agreement.
8.3.20    Establish a quality assurance program to be followed in the operation and maintenance, changes in design, facilities or equipment and Capital Improvements of ANPP, including without limitation in-service inspections and other surveillance procedures and techniques, which shall, at a minimum, fully meet the requirements of the regulations the U.S. Atomic Energy Commission set forth in 10 CFR, Part 50, Appendix B, as amended and in effect from time to time, including without limitation those regulations governing the delegation of authority for checking, auditing, inspecting or other verifying compliances with the quality assurance program.
8.3.21    Take custody of and maintain a suitable recovery system for all quality assurance records pertaining to Construction Work received from the Project Manager.
8.3.22    Take such action and responsibility for pre-operational Operating Work as required under Appendix G attached hereto.
8.3.23    Keep the Participants fully and promptly informed of any known default of the Project Agreements and submit to the Participants any recommendations for amendments of the Project Agreements.
8.3.24    Prepare recommendations covering the matters which are to be reviewed and acted upon by the Administrative Committee pursuant to Section 6.2.7 hereof or by the Engineering and Operating Committee pursuant to Section 6.3.2 hereof.
8.3.25    Carry out and follow the practices and procedures and directions which have been approved and issued by the Administrative Committee, the Engineering and Operating Committee, or the Auditing Committee pursuant to the Project Agreements, except as other wise provided in Section 8.3.26 hereof.
8.3.26    In the event of an Operating Emergency take such action as the Operating Agent in its sole discretion may deem prudent or necessary, notwithstanding any practices and procedures and directions approved and issued by the Administrative Committee or the Engineering and Operating Committee, to terminate the Operating Emergency, to preserve and maintain the safety, integrity and operability of ANPP, to maintain to the maximum extent the availability of Power and Energy from each Generating Unit, to protect the health and safety of the public or to minimize any adverse environmental effects and such other action as required by Appendix H attached hereto.
8.4    The other Participants shall lend and be properly reimbursed for all necessary and available assistance as may be requested by the Operating Agent in the performance of Operating Work.
8.5    It is recognized that some Participants may have interests ·in training personnel in the operation and maintenance of a nuclear station and the Operating Agent shall institute a program to provide such training of personnel of any Participant as the Operating Agent may deem feasible and consistent with the performance of its other duties and responsibilities hereunder. The regular operating and maintenance staff assigned to ANPP, however, will be comprised of the Operating Agent's personnel solely unless the Operating Agent otherwise determines.

9.    INTERCONNECTIONS AND TRANSMISSION LINES:
9.1    Power and Energy generated by ANPP shall be delivered to the Participants by means of (i) one or more ANPP High Voltage Switchyard(s) to be constructed on the Nuclear Plant Site and (ii) such high voltage transmission lines as the Participants or any of them shall determine to construct, operate and maintain to interconnect ANPP with either existing or planned transmission systems owned or to be owned and operated, by one or more Participants or any other party with whom any Participant has or will have a right to interconnect.
9.2    The Participants shall establish one or more task groups or committees to study, plan and coordinate transmission and interconnection arrangements suitable for delivery to the Participants of Power and Energy generated by ANPP and necessary to satisfy the transmission requirements of the Participants. Such group(s) shall further develop such transmission and inter connection agreements as may be appropriate, including without limitation an agreement governing the ownership, construction, operation and maintenance of the ANPP High Voltage Switchyard(s) which, unless otherwise agreed by all Participants, shall meet the principles established in and be otherwise consistent with Appendix I attached hereto and made a part hereof.
9.3    Since the Arizona Nuclear Power Project will interconnect the systems of the Participants, such interconnections shall be governed by the Principles of Interconnected Operation for Four Comers Interconnection Agreement attached as Appendix J hereto to the extent applicable and the Participants agree to proceed with due diligence to enter into a more definitive interconnection agreement for implementing said principles.
10.    CONSTRUCTION COSTS:
10.1    Construction Costs of ANPP shall include all payments made and obligations incurred by the Project Manager for or in connection with Construction Work, including but not limited to those costs specified in Appendix D attached hereto and in Section 10.2 hereof.
10.2    Construction Costs shall also include the costs incurred by any Participant in developing ANPP prior to or after the effective date of this Participation Agreement, including (i) the costs incurred in preparation of this Participation Agreement and negotiation and preparation of other Project Agreements and the costs of studies associated therewith, (ii) the costs incurred or contributed by any Participant to make the studies and reports conducted and prepared by Arizona Nuclear Resource Study Group to investigate the feasibility of constructing and operating a nuclear power station in Arizona, and (iii) the costs incurred or contributed by any Participant in connection with the preparation of the Preliminary Evaluation Study for Nuclear Dual Purpose Plants in Southwest Arizona, dated June, 1972, and all studies associated therewith.
10.3    All Construction Costs shall be shared by the Participants in proportion to their respective Generation Entitlement Shares and shall be advanced by them and disbursed and accounted for by the Project Manager in accordance with Section 12 hereof.
11.    OPERATION AND MAINTENANCE COSTS:
11.2    Operation and maintenance costs of ANPP shall include all payments made and obligations incurred by the Operation Agent for or in connection with the performance of Operation Work, including (i) those costs of Operating Work specified in Appendix E attached hereto, (ii) those costs specified in Section 13 hereof to the extent any tax or payment in lieu thereof is levied against a Participant in behalf of all of the Participants, and in Section 19 hereof (excluding workmen's compensation expense for the Operating Agent's employees), (iii) those costs and expenses described in Section 21.3 hereof, and (iv) all costs, including option payments, for wastewater effluent under Agreement No. 13904 described in Section 4.1 hereof, required or reserved for operation and maintenance of ANPP, but excluding all such costs as may be included in Construction Costs or in the cost of Capital Improvements.

11.2    Except as provided in Section 11.3 hereof, the costs of Operating Work, including costs of water used for Operating Work, shall be shared by the Participants in proportion to their respective Generation Entitlement Shares and shall be advanced by them to the Operating Agent and disbursed and accounted for by it in accordance with Section 12 hereof.
11.3    Fuel Expenses of the character chargeable to FPC Account 518 and investments in Nuclear Fuel shall be shared among the Participants and accounted for in accordance with Appendix F attached hereto.
12.    ADVANCEMENT OF FUNDS:
12.1    Each Participant shall advance its share of Construction Funds and Operating Funds prior to the date when funds are required by the Project Manager or Operating Agent to pay for Construction Work, Operating Work and Capital Improvements so that neither the Project Manager nor the Operating Agent in its capacity as such will have to advance any funds on behalf of another Participant.
12.2    Each Participant shall pay weekly in advance its share (equal to its Generation Entitlement Share) of all Construction Costs in accordance with the monthly forecasts of estimated weekly expenditures for Construction Work prepared by the Project Manager and furnished to each Participant pursuant to Section 7.3.21 hereof. Construction Funds on hand shall be invested to the maximum extent feasible. Earnings and losses, if any, shall be allocated to the Participants on the basis of such funds advanced. Following completion of the Construction Work, the Project Manager shall compute the total Construction Costs of ANPP, and each Participant shall promptly settle any balance of its share of such total Construction Costs in accordance therewith. If at any time it is determined that a Participant has made advances which are greater or less than its share of the Construction Costs, the difference shall be paid by or refunded to such Participant.
12.3    The sum of the advances by the Participants hereunder to the Project Manager shall not exceed 100 percent of the total Construction Costs forecasted to be expended as of the date specified in the detailed monthly forecast furnished to the Participants pursuant to Section 7.3.21 hereof plus or minus any adjustments of previous estimates to actual costs.
12.4    The Project Manager shall establish a Construction Account at a bank of its choice and notify the Participants in writing of the establishment of the Construction Account not later than five (5) days following its establishment.
12.5    Not less than sixty (60) days prior to the establishment of the Construction Account, the Auditing Committee shall establish a minimum amount for the Construction Account so that the Project Manager will have Construction Funds to pay for expenditures or obligations incurred by the Project Manager pursuant to this Participation Agreement. Such minimum amount may be revised by the Auditing Committee at any time. The original minimum amount and any increase therein shall be allocated among the Participants in accordance with their respective Generation Entitlement Shares and shall be due and payable within fifteen (15) business days following notification of the establishment of the Construction Account or of the date on which any increase in such minimum amount shall become effective. In the event the Auditing Committee authorizes a decrease in such minimum amount, then each Participant shall receive a credit which shall be in proportion to its Generation Entitlement Share.·
12.6    Construction Funds required to be advanced by the Participants in accordance with this Participation Agreement shall be deposited in the Construction Account, and the Project Manager shall, unless otherwise agreed to by the Participants, make disbursements from the Construction Account only for expenditures or obligations incurred by it in the· performance of Construction Work or for the investment of Construction Funds pursuant to Section 12.2 hereof.

12.7    Not less than sixty (60) days prior to the establishment of the Operating Account, the Auditing Committee shall establish a minimum balance for the Operating Account so that the Operating Agent will have Operating Funds to pay for expenditures or obligations incurred by the Operating Agent pursuant· to this Participation Agreement. Such minimum balance may be revised by the Auditing Committee at any time. The original minimum balance and any increase therein shall be allocated among the Participants on the basis of their respective Generation Entitlement Shares and shall be due and payable within fifteen (15) business days following notification of the establishment of the Operating Account or of the date on which any increase in such minimum balance shall become effective. In the event the Auditing Committee authorizes a decrease in such minimum balance, then each Participant shall receive a credit on the next bills from the Operating Agent.
12.8    All Operating Funds required to be advanced by the Participants in accordance with this Participation Agreement· shall be made payable to the account of the Operating Agent or may be credited to the Operating Account by bank transfers. All Operating Funds shall be deposited in the Operating Account, and the Operating Agent shall, unless otherwise directed by the Administrative Committee, make disbursements from the Operating Account only for expenditures or obligations incurred by it in the performance of Operating Work or Capital Improvements or for payments due under any Nuclear Fuel Agreement.
12.9    Not less than thirty (30) days prior to incurring any cost for Operating Work or making any payment under any Nuclear Fuel Agreement, whichever occurs first, on behalf of the Participants pursuant to this Participation Agreement, the Operating Agent shall establish the Operating Account. The Operating Agent shall notify the Participants in writing of the establishment of the Operating Account not later than five (5) days following its establishment.
12.10    Each Participant shall advance Operating Funds to the Operating Account on the basis of bills it receives from the Operating Agent which reflect such Participant's share of the costs of Operating Work and Capital Improvements determined in accordance with this Participation Agreement as follows:
12.10.1    All costs of Operating Work and Capital Improvements (except for expenditures billed under Sections 12.10.2, 12.11 and 12.12 and Fuel Expenses billed under Appendix F attached hereto) shall be billed in writing as follows:
12.10.1.1    On the 5th and 20th day of each month for the payroll paid to the Operating Agent's employees on the last preceding pay day.
12.10.1.2    On the 20th day of each month for the total monthly expenditures for Operating Work and Capital Improvements except those expenditures billed under Section 12.10.1.1 hereof.
12.10.2    Expenditures described in Sections 13, 19.2 (excluding workmen's compensation expenses for the Operating Agent's employees) and 21 and costs for any charitable contributions if such contributions are authorized by the Administrative Committee may be billed prior to their due dates and shall be due and payable not less than three (3) days prior to the date payment by the Operating Agent is due. If such expenditures have no specific due date, then they shall be billed and become due within a reasonable time.
12.11    Each Participant shall advance funds to the Operating Account for its share of all expenditures for Operating Emergencies (excluding those items billed under Sections 12.10.1.1 and 12.10.1.2 hereof ) on the basis of estimates made in accordance with Section H.4 of Appendix H attached hereto.
12.12    Each Participant shall advance Operating Funds to the Operating Account for its share of all payments due under any Nuclear Fuel Agreement in accordance with Section F.3 of Appendix F attached hereto.

12.13    Funds not advanced to the Project Manager or the Operating Agent on or before the due date specified in Sections 12.2, 12.5, 12.7, 12.10, 12.11 and 12.12 hereof shall be payable with interest, if any, accrued as provided in Section 23.3 hereof.
12.14    If a Participant shall dispute any portion of any amount specified in a monthly forecast, billing or a request for funds, the disputant shall make the total payment specified in said forecast, billing or request for funds pursuant to Section 23.4 hereof.
13.    TAXES:
13.1    The Participants shall use their best efforts to have any taxing or other authority levying any taxes or assessments, or payments in lieu thereof, or making any valuations for the purpose of levying any taxes or assessments or payments in lieu thereof, on ANPP, or any interest or rights therein, assess and levy such taxes or assessments or payments in lieu thereof directly against the ownership or beneficial interest of each Participant or its Fuel Lessor, if any.
13.2    All taxes or assessments or payments in lieu thereof levied against each Participant's ownership or beneficial interest in ANPP, excepting those taxes or assessments or payments in lieu thereof levied· against an individual Participant in behalf of any or all of the other Participants, shall be the sole responsibility of the Participant upon whose ownership or beneficial interest said taxes or assessments or payments in lieu thereof are levied.
13.3    If any property taxes or payments in lieu thereof or any other taxes or assessments are levied or assessed in a manner other than as specified in Section 13.1 hereof, it shall be the responsibility of the Administrative Committee to establish equitable practices and procedures for the apportionment among the Participants of such taxes and assessments or payments in lieu thereof.
13.4    No Participant who is exempt from any taxes assessed against any or all of the other Participants shall be obligated to make any contribution toward such taxes to the extent of the exemption.
14.    NONPARTITIONMENT: Each Participant hereby waives any rights which it may have to partition any component of ANPP or the Project Agreements, whether by partitionment in kind or by sale and division of the proceeds, and further agrees that it will not resort to any action in law or in equity to partition such component or the Project Agreements, and it waives the benefits of all laws that may now or hereafter authorize such partition for a term (i) which shall be conterminous with this Participation Agreement, or (ii) which shall be for such lesser period as may be required under applicable law.
15.    MORTGAGE AND TRANSFER OF INTEREST:
15.1    Each Participant shall have the right at any time and from time to time to mortgage, create or provide for a security interest in or convey in trust all or a part of its ownership share in ANPP, together with an equal interest in the Project Agreements to a trustee or trustees under deed of trust, mortgage or indenture or to a secured party or parties under a security agreement, as security for its present or future bonds or other obligations or securities, and to any successors or assigns thereof, without need for the prior written consent of any other Participant and without such mortgagee, trustee or secured party assuming or becoming in any respect obligated to perform any of the obligations of the Participants.    ·
15.2    Any mortgagee, trustee or secured party under present or future deeds of trust, mortgages, indentures or security agreements of any of the Participants and any successor or assignee thereof, and any receiver, referee or trustee in bankruptcy or reorganization of any of the Participants, and any successor by action of law or otherwise, and any purchaser, transferee or assignee of any thereof may, without need for the prior written consent of any other Participant, succeed to and acquire all the rights, titles and interests of such Participant in ANPP and the Project Agreements, and may, take over possession of or foreclose upon said property, rights, titles and interests of such ·Participant, and in such event shall assume and be obligated fully to perform and discharge all of the obligations hereunder and under any other Project Agreement of such Participant.
15.3    Without the prior written consent of any other Participant, each Participant shall have the right to transfer or assign all or part of its Generation Entitlement Share, together with an equal interest in the ownership of ANPP and in the Project Agreements, to any person, partnership, corporation, or governmental corporation or agency engaged in the generation, transmission or distribution of Energy, provided that, unless otherwise required by law, no transfer or assignment by any Participant shall result in the creation of a Generation Entitlement Share and ownership interest in ANPP of any Participant of less than 5 % after any such transfer or assignment.
15.4    Unless otherwise determined by the Administrative Committee, all Nuclear Fuel to be used in or removed from any Generating Unit of ANPP or recovered after reprocessing for reuse in any such Generating Unit or for sale to others shall be jointly-owned by the Participants in accordance with their respective Generation Entitlement Shares, provided that any Participant may at any time lease (from a Fuel Lessor) its undivided interest in any discrete portion or portions of such Nuclear Fuel in the manner provided in Section F.1.1.1 or F.1.1.2 of Appendix F attached hereto, subject to the conditions set forth therein and to the further conditions that in each instance (a) any such Fuel Lessor (i) shall waive all right to partitionment of such discrete portion or portions of Nuclear Fuel prior to completion of the reprocessing thereof, (ii) shall not obtain any rights not possessed by such Participant with respect to the operation or scheduling of any Generating Unit or the removal of Nuclear Fuel therefrom and (iii) shall not become a Participant in ANPP unless or until it succeeds to all of such Participant's right, title and interest in ANPP, and agrees to assume and be fully obligated to perform and discharge all of such Participant's obligations hereunder and under any other Project Agreement, and (b) such Participant shall indemnify all other Participants against any costs or expenses incurred by them because of such Participant's leasing of its undivided interest in such discrete portion or portions of the Nuclear Fuel.
15.5    Except as otherwise provided in Sections 15.1 and 15.2 hereof, any successor to the rights, titles and interests of a Participant in ANPP, together with an equal interest in the Project Agreements, shall assume and agree fully to perform and discharge all of the obligations hereunder of such Participant, and such successor shall notify each of the other Participants in writing of such transfer, assignment or merger, and shall furnish to each Participant evidence of such transfer, assignment or merger and thereupon shall be considered to be a Participant in ANPP and the transferring Participant shall thereupon, without the consent of any other Participant, be released from all obligations under the Project Agreements so assumed and agreed to by such successor.
16.    DESTRUCTION:
16.1    If ANPP or any portion thereof should be damaged or destroyed to the extent that the cost of repairs or reconstruction is estimated to be less than 150% of the aggregate amount of Project Insurance coverage carried pursuant to Section 19 hereof, and covering the cost of such repairs or reconstruction, then the Project Manager or the Operating Agent shall cause such repairs or reconstruction to be made so that ANPP shall be restored to substantially the same general condition, character or use as existed prior to such damage or destruction and the Participants shall share the costs of such repairs or reconstruction in proportion to their Generation Entitlement Shares.
16.2    If ANPP or any portion thereof should be damaged or destroyed to the extent that the costs of repairs or reconstruction is estimated to be 150% or more of the aggregate amount of Project Insurance coverage carried and covering the cost of such repairs or reconstruction, then upon agreement of all Participants the Project Manager or the Operating Agent shall cause such repairs or reconstruction to be made as may be agreed and the Participants shall share the costs of such repairs or reconstruction in proportion to their Generation Entitlement Shares; provided, however, that should all of the Participants not agree to restore or reconstruct the damaged portion of ANPP, but some of the Participants nevertheless desire to do so, then any Participant who does not agree to restore or reconstruct shall sell its Generation Entitlement Share and ownership interest in ANPP to the remaining Participants for a price equal in amount to its Generation Entitlement Share in the salvage value thereof. The Participants agreeing to repair or reconstruct such Generating Unit shall share the costs of repair or reconstruction in the proportion that the Generation Entitlement Share of each bears to the total Generation Entitlement Shares of such Participants.
17.    SEVERANCE OF IMPROVEMENTS: The Participants agree that all facilities, structures, improvements, equipment and property of whatever kind and nature constructed, placed or affixed on the rights-of-way, easements, patented and leased lands as part of or as a Capital Improvement to ANPP, as against all parties and persons whomsoever (including without limitation any party acquiring any interest in the rights-of-way, easements, patented or leased lands or any interest in or lien, claim or encumbrance against any of such facilities, structures, improvements, equipment and property of whatever kind and nature), shall be deemed to be and remain personal property of the Participant(s), not affixed to the realty.
18.    CAPITAL IMPROVEMENTS:
18.1    The Participants recognize that from time to time it may be necessary or desirable to make Capital Improvements or that Capital Improvements may be required by laws and regulations applicable to ANPP.
18.2    If requested by a Participant, any such Capital Improvement shall be described in a supplement to this Participation Agreement executed in recordable form.
18.3    All Capital Improvements shall be included in the annual capital expenditures budget. After such budget has been approved by the Engineering and Operating Committee, each Participant shall be obligated for the costs incurred for such Capital Improvements in proportion to its Generation Entitlement Share.
18.4    At any time the Engineering and Operating Committee may authorize Capital Improvements not included in the annual capital expenditures budget if any such Capital Improvement is required to comply with any lawful order, rule or regulation of a regulatory agency or if the cost of any such Capital Improvement is less than $500,000. All other Capital Improvements not included in the annual capital expenditures budget may only be authorized by the Administrative Committee.
18.5    The Operating Agent shall submit to the Participants a forecast of cash requirements for each authorized Capital Improvement. Such forecast shall set forth such cash requirements (i) for each quarterly period commencing on the first day of January, April, July and October in which costs for such Capital Improvements shall become due and (ii) for each month of the first two quarterly periods immediately following the issuance of such forecast. Such forecast shall be revised and furnished to each Participant every three (3) months thereafter until completion of the Capital Improvement.
18.6    The Operating Agent shall be responsible for the design and construction of all Capital Improvements unless otherwise agreed by the Administrative Committee.
18.7    The cost of Capital Improvements shall be determined in accordance with Appendix E attached hereto.
18.8    Units of Property retired from service, whether considered original construction or Capital Improvements, shall be disposed of by the Operating Agent on the best available terms as soon as practicable, and the proceeds, if any, received therefrom shall be credited or distributed to the Participants in proportion to their Generation Entitlement Shares.
19.    PROJECT INSURANCE:
19.1    Unless otherwise specified by the Administrative Committee, during the performance of Construction Work the Project Manager shall procure and maintain in force, or cause to be procured and maintained in force, Construction Insurance providing coverage against the following risks, hazards and perils:
19.1.1    Comprehensive liability risks, including bodily injury, personal injury and property damage risks, hazards of automobile liability, contractual liability, contractor's protective liability and liability for products and completed operations, in an amount not less than $10,000,000.
19.1.2    Risks covered by the standard form of All Risk Builder's Risk Insurance, including the transportation hazard. Such insurance shall be written with such deductible(s) as shall be approved by the Administrative Committee or in the absence of any approval with the smallest deductible(s) normally available and shall afford coverage from the time that Construction Work is commenced or material and equipment is shipped, as to each Generating Unit, until such time as Nuclear Fuel arrives at the Nuclear Plant Site and coverage of such risks is provided by the Project Insurance required to be obtained pursuant to Section 19.4 hereof.
19.1.3    Risks covered by the standard form of All Risk Contractor's Equipment Floater Insurance covering owned, non-owned and leased equipment used in connection with the performance of Construction Work.
19.1.4    Risks covered by the standard form of employees' dishonesty bond covering loss of property or funds of ANPP due to dishonest or fraudulent acts committed by an officer or employee of the Project Manager, any Participant or contractor who is engaged in Construction Work.
19.1.5    Risks covered by the standard form of workmen's compensation and employer's liability insurance, covering officers and employees of the Project Manager, any Participant and contractors engaged in the performance of Construction Work. Unless otherwise directed by the Administrative Committee, workmen's compensation coverage for officers and employees of the Project Manager shall be written with a deductible of $50,000. Coverage for employer's liability shall be written in an amount not less than $500,000.
19.2    Unless otherwise specified by the Administrative Committee, the Operating Agent shall procure and maintain in force, or cause to be procured and maintained in force, so as to be effective not later than the date on which the Operating Agent shall first incur a risk of loss, damage or liability, Operating Insurance providing coverage against the following risks, hazards and perils:
19.2.1    Comprehensive liability risks, including bodily injury, personal injury and property damage risks, hazards of automobile liability, contractual liability, contractors' protective liability and liability for products and completed operations, in an amount not less than $10,000,000.
19.2.2    Risks covered by the standard form of employee dishonesty bond covering loss of property or funds of ANPP due to dishonest or fraudulent acts committed by an officer or employee of the Operating Agent, any Participant or contractor who is engaged in Operating Work or Capital Improvements.
19.2.3    Risks covered by the standard form of workmen's compensation and employer's liability insurance covering officers and employees of the Operating Agent, any Participant and contractors and their employees engaged in the performance of Operating Work. Unless otherwise directed by the Administrative Committee, workmen's compensation coverage for the Operating Agent's officers and employees shall be written with a deductible of $50,000. Coverage for employer's liability shall be written in an amount not less than $500,000.
19.2.4    In the event any Capital Improvements are undertaken at the Nuclear Plant Site the Operating Agent, shall procure and maintain or cause to be procured and maintained Construction Insurance providing coverage for risks described in Sections 19.1.1, 19.1.2 and 19.1.3 hereof in respect of the construction of such Capital Improvements.
19.3    Whenever there shall be Nuclear Fuel at the Nuclear Plant Site or in transit to or from the Nuclear Plant Site, the Project Manager prior to the Date of Firm Operation of the first Generating Unit and the Operating Agent thereafter shall have in force and effect (i) Project Insurance in such minimum amount and in such form or forms as may be required, approved or permitted from time to time by law, including the rules and regulations of the U.S. Atomic Energy Commission and (ii) an indemnity agreement executed and delivered by the U.S. Atomic Energy Commission as required by the Atomic Energy Act of 1954 as amended as of the date of this Participation Agreement. In the event that a construction permit required to be issued by the U.S. Atomic Energy Commission for any Generating Unit is not issued prior to August 1, 1977, and Section 170(c) of said Act shall not have been amended prior to such date to extend the availability of the financial protection currently afforded by said Section 170(c) or other legislation affording comparable financial protection in respect of such Generating Unit shall not have been enacted prior to such date or in the event that, prior to August 1, 1977, and the issuance of such a construction permit, said Act or the rules and regulations of the U.S. Atomic Energy Commission shall be further amended in a manner which substantially changes the limit of liability of "persons indemnified" or otherwise substantially increases the risk of "public liability" of any Participant arising out of or resulting from a nuclear incident, as such terms are defined in the Atomic Energy Act of 1954 as amended as of the date of this Participation Agreement, any Participant may terminate its participation in ANPP with respect to such Generating Unit upon the terms and conditions set forth in Section 35 hereof.
19.4    Unless otherwise directed by the Administrative Committee, at all times when it is required under Section 19.3 hereof, the Project Manager prior to the Date of Firm Operation of the first Generating Unit and the Operating Agent thereafter shall have and maintain in force and effect nuclear property insurance providing coverage against radioactive contamination and all other risks of loss except those risks excluded in the standard form of policy of the Nuclear Energy Property Insurance Association which are not insurable by any available endorsement thereto. Except as otherwise authorized herein or directed by the Administrative Committee, such insurance shall be maintained in an amount not less than 90% of either the actual cash value or replacement cost, as the Administrative Committee shall direct or in the absence of any such direction as the Project Manager or the Operating Agent may in its sole discretion determine, of all property at the Nuclear Plant Site as determined from time to time by independent qualified appraisers selected by the Project Manager prior to completion of Construction Work or the Operating Agent thereafter. At any time that the maximum amount of insurance available from all domestic insurers or pools of insurers or any utilities mutual insurance company to cover the risks required to be insured under this Section 19.4 is less than 90% of the actual cash value or replacement cost of all property at the Nuclear Plant Site, then the Project Manager or the Operating Agent shall report such fact in writing to each Participant and shall obtain an endorsement of any policy procured in compliance with this Section 19.4 to render the conditions of any co-insurance clause therein inapplicable, provided that, if such an endorsement is not available, then the Project Manager or the Operating Agent shall use its best efforts to obtain, subject to Section 20.9 hereof, the maximum amount of nuclear property insurance available from all sources. Unless otherwise directed by the Administrative Committee the insurance policy or policies secured in compliance with this Section 19.4 shall be written with such deductible (s) as shall be approved by the Administrative Committee or in the absence of any approval with the lowest deductible amounts offered by the insurer or insurers providing such policy or policies for property situated at the Nuclear Plant Site in its entirety and any component thereof.
20.    GENERAL PROVISIONS AFFECTING PROJECT INSURANCE. Except as otherwise directed by the Administrative Committee, the following provisions shall apply to the Project Insurance obtained by the Project Manager or Operating··Agent in compliance with Section 19· hereof.
20.1    Except for Project Insurance described in Sections 19.1.3, 19.1.4, 19.1.5, 19.2.2 and 19.2.3 hereof, each Participant shall be named an additional insured, individually and jointly with the other Participants, on all policies of Project Insurance, and the policies of Project Insurance referred to in Sections 19.1.1 and 19.2.1 hereof shall carry cross-liability endorsements. In lieu of naming Participants insureds on policies described in Section 19.1.1 hereof, the Project Manager may require contractors to procure owner's protective liability insurance naming the Participants as insureds therein, with limits similar to those required in Section 19.1.1 hereof.
20.2    Any deductibles shall be apportioned among the Participants on the basis set forth in Section 21.3 hereof, except that deductibles under any workmen's compensation insurance carried for officers and employees of the Project Manager and Operating Agent shall be apportioned in the manner specified in Section E.7 of Appendix E attached hereto.
20.3    Project Insurance policies shall be primary insurance for all purposes and shall be so endorsed. Any other insurance carried by a Participant individually shall not participate with Project Insurance as to any loss or claim for which valid and collectible Project Insurance shall apply. Such other insurance shall apply solely as to the individual interest of the Participant carrying such other insurance; provided, however, that each Participant shall accept any reasonably restrictive endorsement to its separate insurance policies as may be required by an insurer as a condition precedent to the issuance of a policy of Project Insurance.
20.4    At the direction of the Project Manager or Operating Agent, any party furnishing services, materials, parts or equipment in connection with the planning, design, engineering, construction, maintenance, operation or use of property at the Nuclear Plant Site may be named as an insured as its interest may appear in any of the Project Insurance policies, and either the Project Manager or the Operating Agent may waive on behalf of each Participant its right of recovery against any such party for insured loss of or damage to any property covered by Project Insurance, provided that no such waiver shall impair the right to recover any sums otherwise payable to any Participant under the Project Insurance.
20.5    The Project Manager and Operating Agent respectively shall furnish the other Participants with a certified copy of each of the policy forms of Project Insurance, together with a line sheet therefor (and any subsequent amendments) naming the insurers and underwriters and the extent of their participation.
20.6    Each of the Project Insurance policies shall be endorsed so as to provide that the Participants and additional named insureds pursuant to Section 20.4 hereof shall be given the same advance notice of cancellation or material change as that required to be given to the Project Manager or Operating Agent.
20.7    In the event the Administrative Committee is unable to agree upon any matters relating to Project Insurance not governed by Sections 19 and 20 hereof, the Project Manager or Operating Agent, pending the resolution of such disagreement, shall procure or cause to be procured, such policies of Project Insurance as in its best judgment are necessary and required to protect the Participants against the insurable risks more particularly set forth in Section 19 hereof. During any period of negotiations with an insurer, or other negotiations which are pending at the expiration of the period of coverage of a Project Insurance policy, or in the event a Project Insurance policy is cancelled, the Project Manager and Operating Agent shall renew or bind policies as an emergency measure or may procure policies of insurance which are identical to those which were cancelled, or may to the extent possible, secure replacement policies which will provide substantially the same coverage as the policy expiring or cancelled.
20.8    Each Participant shall have the right to have any mortgagee, trustee or secured party named on all or any of the Project Insurance policies as loss payee or additional insured as its interest may appear, by notice to the Project Manager or Operating Agent given in writing not less than ninety (90) days prior to the procurement or renewal of the Project Insurance policy(ies), which such notice shall specify the name or names of such mortgagee, trustee or secured party and such additional information as may be necessary or required to permit it to be included on the policy(ies) of Project Insurance.
20.9    Unless otherwise directed by the Administrative Committee, the Project Manager and Operating Agent shall obtain Project Insurance from such insurers or underwriters, including stock companies, mutuals and pools or groups of insurers or underwriters, as ·either of them in its sole discretion may select, provided that any policy which obligates any Participant to pay any assessment shall not be obtained unless such Participant has agreed in writing to undertake such obligation.
20.10    Any refunds of premiums or dividends received by the Project Manager or Operating Agent on any Project Insurance shall be allocated among the Participants in proportion to their Generation Entitlement Shares at the time of receipt thereof, provided that any reserve premium refunds received under any nuclear liability insurance policy or any other policy with a comparable retrospective rating plan shall be allocated among the Participants at the time of payment of the reserve premium in proportion to their Generation Entitlement Shares at such time.
20.11    Nothing herein shall prohibit the Project Manager or Operating Agent from combining the coverage required by this Participation Agreement with coverage outside the scope of that required by this Participation Agreement. If the Project Manager or Operating Agent does so combine coverages, the Administrative Committee shall determine the portion of the total premium cost which is allocable to Construction Insurance or Operating Insurance. If the Administrative Committee is unable to determine such allocation, the Project Manager or Operating Agent, as the case may be, may make an estimated allocation and bill the Participants on the basis thereof, with adjustment to be made when the dispute is resolved.
20.12    Except as provided in Section 20.8 hereof, if any Participant desires changes in any policy of Project Insurance, such Participant shall request in writing to the Project Manager or Operating Agent, as the case may be, to have the desired changes made. Upon receipt of any such request the Project Manager or Operating Agent shall promptly determine whether or not the desired changes can be made and the effect thereof upon the coverage afforded each other Participant and upon insurance premiums. If the Project Manager or Operating Agent determines that (i) the desired changes can be made, (ii) will not reduce the coverage otherwise afforded to any Participant and (iii) will not result in any increase in premium expense or if an increase in premium expenses will result and the requesting Participant agrees in writing to pay such increase, then the Project Manager or Operating Agent shall cause such desired changes to be made at the earliest feasible time. If the Project Manager or Operating Agent determines that the desired changes can be made but to do so (i) will result in a reduction in coverage otherwise afforded to any Participant or (ii) will result in an increase in premium expense shared by the Participants, such request shall be referred to the Administrative Committee for resolution.
21.    LIABILITY:
21.1    Except for any Judgment debt for damage resulting from Willful Action and except to the extent any judgment debt is collectible from valid Project Insurance, each Participant hereby extends to all other Participants and all of their directors, officers and employees, its covenant not to execute on any judgment obtained against any of them for direct or consequential loss from physical damage to its property, which results from the performance or non-performance of the Project Agreements.
21.2    In the event any insurer providing Project Insurance refuses to pay any judgment obtained by a Participant against another Participant, or any of its directors, officers or employees,  on account of liability referred to in Section 21.1 hereof, the Participant or any of its directors, officers or employees against whom the judgment is obtained shall, at the request of the Participant obtaining the judgment and in consideration for the covenant given in Section 21.l hereof, execute such documents as may be necessary to effect an assignment of its or their contractual rights against the non-paying insurer.
21.3    Except for Work Liability resulting from Willful Action and except as provided in Section 21.5 hereof, the costs and expenses of discharging all Work Liability imposed upon one or more of the Participants for which payment is not made by Project Insurance, shall allocated among the Participants in proportion to their Generation Entitlement Shares.
21.4    Each Participant shall be responsible for the consequences of its own Willful Action and shall indemnify and hold harmless the other Participants from the consequences thereof to the extent that such consequences are not covered by any Project Insurance.
21.5    Except for liability resulting from Willful Action, any Participant whose electric customer shall have a claim or bring an action against any other Participant for any death, injury, loss or damage arising out of or in connection with interruptions to or curtailment of electric service to such customer caused by the operation or failure of operation of ANPP or any portion thereof shall indemnify and hold harmless such other Participant, its directors, officers and employees, from and against any liability for such death, injury, loss or damage.
21.6    The provisions of this Section 21 shall not be construed so as to relieve any insurer of its obligation to pay any insurance proceeds in accordance with the terms and conditions of valid and collectible Project Insurance policies.
22.    AUTHORIZATIONS AND APPROVALS:
22.1    The Project Manager shall be responsible for obtaining all licenses, permits and authorizations requisite to construct each Generating Unit and any components thereof and, in coordination with the Operating Agent for obtaining all licenses, permits and authorizations requisite to operate and maintain such Generating Unit prior to the Date of Finn Operation, for the release of any effluents therefrom and the storage, shipment, use or disposal of any radioactive materials prior to such date and is authorized to submit and prosecute on behalf of each Participant any applications therefor, including the preparation and submission of any supplementary or supporting documentation or other evidence and appearing at any hearing. The Project Manager shall furnish each Participant with copies of all documents submitted as much in advance of the filing or submission date as may be reasonably possible without incurring a delay or risk of delay of the Date of Firm Operation of any Generating Unit and shall otherwise keep each Participant informed of the status of all applications. Each Participant shall cooperate with the Project Manager in the preparation, submission and execution of such information, records, statements or other material required to obtain any such licenses, permits or authorizations.
22.2    The Operating Agent shall be responsible for obtaining and continuing in effect all licenses, permits and authorizations requisite to (i) operate and maintain each Generating Unit, (ii) release of any effluents and (iii) store, ship or dispose of any wastes and to construct or install any Capital Improvements and is authorized on behalf of each Participant to submit and prosecute any applications therefor, including the preparation and submission of any supplementary or supporting documentation or other evidence and appearance at any hearing. The Operating Agent shall furnish each Participant with copies of all documents submitted and all licenses, permits and authorizations received and shall otherwise keep each Participant informed of the status of all licenses, permits and authorizations in effect and any pending or proposed applications therefor or for changes thereto. Each Participant shall cooperate with the Operating Agent in the preparation, submission and execution of such information, records, statements or other material required to obtain and continue in effect any such licenses, permits or authorizations and any changes thereto.
22.3    Except as provided in Sections 22.1 and 22.2 hereof, each Participant shall be responsible for obtaining, at its own expense, its required authorizations and approvals, if any, relating to its participation in the construction or reconstruction and operation of ANPP and to its performance of the provisions of the Project Agreements, from Federal, state or local regulatory authorities having jurisdiction to issue such authorizations and approvals, and each Participant shall keep the Project Manager and Operating Agent informed of its applications therefor.
23.    DEFAULTS AND COVENANTS REGARDING OTHER AGREEMENTS:
23.1    Each Participant hereby agrees that it shall pay all monies and carry out all other duties and obligations agreed to be paid and/or performed by it pursuant to all of the terms and conditions set forth and contained in the Project Agreements, and a default by any Participant in the covenants and obligations to be kept and performed pursuant to the terms and conditions set forth and contained in any of the Project Agreements shall be an act of default under this Participation Agreement.
23.2    In the event of a default by any Participant in any of the terms and conditions of the Project Agreements, then, within ten (10) days after written notice has been given by any non-defaulting Participant to all other Participants of the existence and nature of the default, the non‑defaulting Participant shall remedy such default either by advancing the necessary funds and/or commencing to render the necessary performance, with each non-defaulting Participant contributing to such remedy in the ratio of its Generation Entitlement Share to the total of the Generation Entitlement Shares of all non-defaulting Participants.
23.3    In the event of a default by any Participant in any of the terms and conditions of the Project Agreements and the giving of notice as provided in Section 23.2 hereof, the defaulting Participant shall take all steps necessary to cure such default as promptly and completely as possible and shall pay promptly upon demand to each non-defaulting Participant the total amount of money and/or the reasonable equivalent in money of non-monetary performance, if any, paid and/or made by such non-defaulting Participant in order to cure any default by the defaulting Participant, together with interest on such money and/or the costs of non-monetary performance at the rate of ten percent (10% ) per annum, or the maximum rate of interest legally chargeable, whichever is the lesser, from the date of the expenditure of such money and/or the date of completion of such non-monetary performance by each such non-defaulting Participant to the date of such reimbursement by the defaulting Participant, or such greater amount as may be otherwise provided in the Project Agreements.
23.4    In the event that any Participant shall dispute the existence or nature of a default asserted in a notice given pursuant to Section 23.2, then such Participant shall pay the disputed payment or perform the disputed obligation, but may do so under protest. The protest shall be in writing, shall accompany the disputed payment or precede the performance of the disputed obligation, and shall specify the reasons upon which the protest is· based. Copies of such protest shall be mailed by such Participant to all other Participants. Payments not made under protest shall be deemed to be correct, except to the extent that periodic or annual audits may reveal over or under payments by Participants, necessitating adjustments. In the event it is determined by arbitration, pursuant to the provisions of this Participation Agreement or otherwise, that a protesting Participant is entitled to a refund of all or any portion of a disputed payment or payments or is entitled to the reasonable equivalent in money of non-monetary performance of a disputed obligation theretofore made, then, upon such determination, the non-protesting Participants shall pay such amount to the protesting Participants, together with interest thereon at the rate of six percent (6%) per annum from the date of payment or from the date of completion of performance of a disputed obligation to the date of reimbursement. Reimbursement of the amount so paid shall be made by the non-protesting Participants in the ratio of their respective Generation Entitlement Shares to the total of the Generation Entitlement Shares of all non-protesting Participants.
23.5    Unless otherwise determined by a board of arbitrators, in the event a default by any Participant in the payment or performance of any obligation under the Project Agreements shall continue for a period of six (6) months or more without having been cured by the defaulting Participant or without such Participant having commenced or continued action in good faith to cure such default, or in the event the question of whether an act of default exists becomes the subject of an arbitration pursuant to Section 24 hereof, and such act continues for a period of six (6) months  following a final determination by a board of arbitrators or otherwise that an act of default exists and the defaulting Participant has failed to cure such default or to commence such action during said six (6) month period, then, at any time thereafter and while said default is continuing, all of the non-defaulting Participants, by written notice to all Participants, may suspend the right of the defaulting Participant ( i) to be represented on and participate in the actions of all committees and (ii) to receive all or any part of its proportionate share of the Available Generating Capability and Net Energy in which event:
23.5.1    During the period that such suspension is in effect, the non-defaulting Participants (i) shall bear all of the operation and maintenance costs, insurance costs and other expenses, including Fuel Expenses and Nuclear Fuel Expenditures, otherwise payable by the defaulting Participant under the Project Agreements and (ii) shall be entitled to schedule and receive for their respective accounts the Generation Entitlement Share of the defaulting Participant of the Available Generating Capability and Net Energy Generation of all Generating Units, in the ratio of their respective Generation Entitlement Shares to the total of the Generation Entitlement Shares of all non-defaulting Participants.
23.5.2    A defaulting Participant shall be liable to the non-defaulting Participants in the proportion that the Generation Entitlement Shares of each non-defaulting Participant bears to the total of the Generation Entitlement Shares of all non-defaulting Participants for all costs incurred by such non-defaulting Participants pursuant to Section 23.5.1 hereof. The proceeds paid by any defaulting Participant to remedy any such default shall be distributed to ·the non‑defaulting Participants in the ratio of their respective Generation Entitlement Shares to the total of the Generation Entitlement Shares of all non-defaulting Participants.
23.5.3    The suspension of any defaulting Participant shall be terminated and its full rights hereunder restored when all of its defaults have been cured and all costs incurred by non‑defaulting Participants pursuant to Section 23.5.1 have been paid by the defaulting Participant or other arrangements suitable to all non-defaulting Participants have been made.
23.5.4    During the period that such suspension in effect, no Fuel Expense Credits nor net credit adjustments to Fuel Expense Allocations to which the defaulting Participant or its Fuel Lessor, if any, would in the absence of such suspension have been entitled, pursuant to Appendix F attached hereto, shall become due and payable to the defaulting Participant or its Fuel Lessor, if any, and the non-defaulting Participants may apply all or any portion of any such Fuel Expense Credits and of any such net credit adjustments as offsets to the costs and expenses incurred by them and arising from or in connection with such default.

23.6    In addition to the remedies provided for in Section 23.5 hereof the non-defaulting Participants may, in submitting a dispute to arbitration in accordance with the provision of Section 24 hereof, request that the board of arbitrators determine what additional remedies may be reasonably necessary or required under the circumstances which give rise to the dispute. The board of arbitrators may determine what remedies are necessary or required in the premises, including but not limited to the conditions under which ANPP may be operated economically and efficiently during periods when the defaulting Participant's right to receive its proportionate share of the Available Generating Capability is suspended.
23.7    The rights and remedies of the Participants set forth in this Participation Agreement shall be in addition to the rights and remedies of the Participants set forth in any other of the Project Agreements.
24.    ARBITRATION:
24.1    If a dispute between any of the Participants should arise under the Project Agreements, any Participant(s) may call for submission of the dispute to arbitration which shall be binding upon all of the other Participants.
24.2    The Participant(s) calling for arbitration shall give written notice to all other Participants, setting forth in such notice in adequate detail the nature of the dispute, the amount or amounts, if any, involved in such dispute, and the remedy sought by such arbitration proceedings, and, within twenty (20) days from receipt of such notice, any other Participant(s) involved may, by written response to the first Participant(s) and all other Participants, submit its or their own statement of the matter at issue and set forth in adequate detail additional related matters or issues to be arbitrated. Thereafter, the Participant(s) first submitting its or their notice of the matter at issue shall have ten (10) days in which to submit a written rebuttal statement, copies of which shall be given to all other Participants.
24.3    Within forty (40) days following delivery of the written notice pursuant to Section 24.2 hereof, the Participants, acting through their representatives on the Administrative Committee, shall meet for the purpose of selecting arbitrators. Each Participant or group of Participants representing one side of the dispute shall designate an arbitrator. The arbitrators so selected shall meet within twenty (20) days following their selection and shall select additional arbitrators, the number of which shall be one (1) less than the total number of arbitrators selected by the Participants. If the arbitrators selected by the Participants, as herein provided, shall fail to select such additional arbitrator(s) within said twenty (20) day period, then the arbitrators shall request from the American Arbitration Association (or a similar organization if the American Arbitration Association should not at the time exist) a list of arbitrators who are qualified and eligible to serve as hereinafter provided. The arbitrators selected by the Participants shall take turns striking names from the list of arbitrators furnished by the American Arbitration Association, and the last name(s) remaining on said list shall be the additional arbitrator(s). All arbitrators shall be persons skilled and experienced in the field which gives rise to the dispute, and no person shall be eligible for appointment as an arbitrator who is an officer or employee of any of the parties to the dispute or is otherwise interested in the matter to be arbitrated.
24.4    Except as otherwise provided in this Section 24, the arbitration shall be governed by the rules and practice of the American· Arbitration Association (or the rules and practice of a similar organization if the American Arbitration Association should ·not at that time exist) from time to time in force, except that if such rules and practice, as modified herein, shall conflict with state or Federal law, as the case may be, then in force which are specifically applicable to such arbitration proceedings, such law shall govern.
24.5    Included in the issues which may be submitted to arbitration pursuant to this Section 24 is the issue of whether the right to arbitrate a particular dispute is permitted under the Project Agreements.

24.6    The arbitrators shall hear evidence submitted by the respective Participants and may call for additional information, which additional information shall be furnished by the Participant(s) having such information. The decision of a majority of the arbitrators shall be binding upon all the Participants.
24.7    The award of the arbitrators shall contain findings relative to the materiality of the default, the period of time within which the defaulting party must remedy the default or commence remedial action, and the remedies which may be exercised by the non-defaulting Participants in the event the default is not remedied within such period of time.
24.8    This agreement to arbitrate shall be specifically enforceable, and the award and findings of the arbitrators shall be final and binding upon the Participants to the extent permitted by applicable law. Any award may be filed with the clerk of any court having jurisdiction over the Participants, or any of them, against whom the award is rendered, and, upon such filing, such award, to the extent permitted by the laws of the jurisdiction in which said award is filed, shall be specifically enforceable or shall form the basis of a declaratory judgment or other similar relief.
24.9    The fees and expenses of the arbitrators shall be shared by the Participants equally, unless the decision of the arbitrators shall specify some other apportionment of such fees and expenses. All other expenses and costs of the arbitration shall be borne by the Participant incurring the same.
24.10    In the event that any Participant shall attempt to carry out the provisions herein set forth in regard to arbitration, and such Participant shall not be able to obtain a valid and enforceable arbitration decree, such Participant shall be entitled to seek legal remedies in the courts having jurisdiction in the premises, and the provisions of the Project Agreements referring to decision of a board of arbitration, to the extent allowable by law, shall be then deemed applicable to final decisions of such courts.
25.    ACTIONS PENDING RESOLUTION OF DISPUTES:
25.1    If a dispute should arise which is not resolved by the Administrative Committee or the higher authorities within the Participants' organizations, then, pending the resolution of the dispute by arbitration or judicial proceedings, the Project Manager or Operating Agent shall proceed with Construction Work, Operating Work or Capital Improvements in a manner consistent with the Project Agreements and generally accepted practice in the electric utility industry, and the Participants shall advance the funds required to perform such Construction Work, Operating Work or Capital Improvements in accordance with the applicable provisions of the Project Agreements. The resolution of any dispute involving the failure of the Administrative Committee to reach agreement upon matters involving future expenditures shall have prospective application from the date of final determination, and amounts advanced by the Participants pursuant to this Section 25 during the pendency of such dispute shall not be subject to refund except upon a final determination that the expenditures were not made in a manner consistent with the Project Agreement and generally accepted practice in the electric utility industry.
26.    REMOVAL OF PROJECT MANAGER OR OPERATING AGENT:
26.1    The Project Manager and Operating Agent shall serve during the term of and pursuant to this Participation Agreement unless either one resigns by giving written notice to the Participants at least one (1) year in advance of the date of resignation or until receipt by either one of notice of its removal following a determination that it is in default of this Participation Agreement as provided in Section 26.2.2 hereof. Upon the effective date of such resignation or removal, the Participants shall designate a new Project Manager or Operating Agent by written agreement.

26.2    The following provisions shall apply solely in regard to violations or allegations of violations of this Participation Agreement by the Project Manager or the Operating Agent on the basis of which removal of either one is sought:
26.2.1    In the event any Participant shall be of the opinion that an action taken or not taken by the Project Manager or Operating Agent constitutes a violation of this Participation Agreement, it may give written notice thereof to the Project Manager or the Operating Agent as the case may be and the other Participants, together with a statement of the reasons for its opinion. Thereupon, the Project Manager or the Operating Agent may prepare a statement of the reasons justifying its action or failure to take action. If agreement in settling the dispute is not reached between the Project Manager or the Operating Agent and the Participant which gave such notice, then the matter shall be submitted to arbitration in the manner provided in Section 24 hereof. During the continuance of the arbitration proceedings, the Project Manager or the Operating Agent may continue such action taken or not taken in the manner it deems most advisable and consistent with this Participation Agreement.
26.2.2    If it is determined that the Project Manager or the Operating Agent is· violating this Participation Agreement, then it shall act with due diligence to end such violation and shall, within six (6) months or within such lesser time following the determination as may be prescribed in the determination, take action or commence action in good faith to terminate such violation. In the event that the Project Manager or the Operating Agent has failed either to correct, or to commence action to correct, the violation within such allowed period (which itself may be a subject of dispute for determination as above provided) it shall be deemed to be in default under this Participation Agreement and shall be subject to removal upon receipt of notice, executed by all the other Participants, in accordance with Section 26.1 hereof.
26.2.3    The provisions of Section 23 hereof shall not apply to disputes as to whether or not an action or non-action of the Project Manager or the Operating Agent, in its capacity as such, is a violation or a default under this Participation Agreement.
27.    RELATIONSHIP OF PARTICIPANTS:
27.1    The covenants, obligations and liabilities of the Participants are intended to be several and not joint or collective and nothing herein contained shall ever be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to any one or more of the Participants. Each Participant shall be individually responsible for its own covenants, obligations and liabilities as herein provided. No Participant or group of Participants shall be under the control of or shall be deemed to control any other Participant or the Participants as a group. No Participant shall be the agent of or have a right or power to bind any other Participant without its express written consent, except as expressly provided in this Participation Agreement or other Project Agreements.
27.2    The Participants hereby elect to be excluded from the application of Subchapter "K" of Chapter 1 of Subtitle "A" of the Internal Revenue Code of 1954, or such portion or portions thereof as may be permitted or authorized by the Secretary of the Treasury or his delegate insofar as such Subchapter, or any portion or portions thereof, may be applicable to the Participants under the Project Agreements.
28.    FEES: No Project Manager or Operating Agent shall receive any fee or profit hereunder.
29.    ENVIRONMENTAL PROTECTION:
29.1    The Participants agree to design, construct, operate and maintain ANPP in a manner consistent with the Participants' objective of attaining the degree of environmental protection reasonably feasible. The Participants affirm their continuing obligation to comply fully with applicable Federal, state and local laws, orders, regulations, rules and standards relating to environmental protection. The Participants shall to the extent practicable anticipate and make provision for the future installation of any systems required to comply with changes in said laws, orders, regulations, rules and standards.
29.2    The Participants· hereby direct that the Project Manager and Operating Agent shall install and diligently operate as part of ANPP such· solid, gaseous and liquid effluent control and treatment systems as may be necessary to comply with and fulfill the objectives and obligations set forth in Section 29.1 hereof.
29.3    The Project Manager is hereby authorized and directed to conduct such studies and monitoring programs and employ such expert consultants as may be required or useful to properly evaluate alternative plant sites and feasible means of minimizing the impact of ANPP on the environment and of enhancing the incidental environmental benefits which may accrue from or be developed in connection with the operation and maintenance of ANPP. Further, the Project Manager shall take all appropriate measures to harmonize ANPP with the environment and shall exercise care to prevent any unnecessary destruction, scarring, or defacing of the natural surroundings in the vicinity of the Nuclear Plant Site.
29.4    The Operating Agent shall continue or initiate such monitoring programs as may be appropriate to detect in their incipiency any changes, anticipated and unanticipated, in the environment that may be attributable to the operation of ANPP and recommend to the Engineering and Operating Committee such Capital Improvements as may in the future with improvements in technology enhance the environmental benefits derivable from ANPP or minimize any adverse effects.
30.    UNCONTROLLABLE FORCES:
30.l    No Participant shall be considered to be in default in the performance of any of its obligations under the Project Agreements (other than obligations of said Participant to pay costs and expenses) when a failure of performance shall be due to an uncontrollable force. The term "uncontrollable force" shall be any cause beyond the control of the Participant affected, including but not restricted to failure of or threat of failure of facilities, flood, earthquake, tornado, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority, and action or non-action by or failure to obtain the necessary authorizations or approvals from any governmental agency or authority, which by exercise of due diligence such Participant could not reasonably have been expected to avoid and which by exercise of due diligence it shall be unable to overcome. Nothing contained herein shall be construed so as to require a Participant to settle any strike or labor dispute in which it may be involved. Any Participant rendered unable to fulfill any of its obligations under the Project Agreements by reason of an uncontrollable force shall give prompt written notice of such fact to the other Participants and shall exercise due diligence to remove such inability with all reasonable dispatch. The term "Participant" as used in this Section 30 shall include the Project Manager and Operating Agent in their capacities as such.
31.    GOVERNING LAW:
31.1    This Agreement shall be governed by and construed and enforceable in accordance with the laws of the State of Arizona.
32.    BINDING OBLIGATIONS:
32.l    All of the respective covenants and obligations of each of the Participants set forth and contained in the Project Agreements shall bind and shall be and become the respective covenants and obligations of:
32.1.1    Each such Participant;

32.1.2    All mortgagees, trustees and secured parties under all present and future mortgages, indentures and deeds of trust, and security agreements which are or may become a lien upon any of the interests of such Participant in ANPP; provided, however, that such covenants and obligations shall become binding upon such parties only at the time of taking possession;
32.1.3    All receivers, assignees for the benefit of creditors, bankruptcy trustees and referees of such Participant;
32.1.4    All other persons, firms, partnerships or corporations claiming through or under any of the foregoing; and
32.1.5    Any successors or assigns of any of those mentioned in Sections 32.1.1 through 32.1.4 hereof, and shall be covenants and obligations running with such Participant's respective rights, titles and interests in ANPP and in, to and under the Project Agreements, and shall be for the benefit of the respective rights, titles and interests of the Participants and their respective successors and assigns, in and to ANPP. It is the specific intention of this provision that all such covenants and obligations shall be binding upon any party which acquires any of the rights, titles and interests of any such Participant in ANPP or in to and under the Project Agreements and that all of the above-described persons and groups shall be obligated to use such Participant's rights, titles and interests in ANPP and/or in, to or under the Project Agreements for the purpose of discharging its covenants and obligations under the Project Agreements; except (i) that in the case of a partial assignment the assignee shall only be required to share in the cost of fulfilling the covenants and obligations of the assigning Participant in to and under the Project Agreements to an extent proportionate or attributable to such assignment and (ii) the rights and obligations of any Fuel Lessor of any Participant shall be governed by the provisions of Section 15.4 hereof:
33.    NONDEDICATION OF FACILITIES:
33.1    The Participants do not intend to dedicate and nothing in this Participation Agreement or the Project Agreements shall be construed as constituting a dedication by any Participant of its properties or facilities, or any part thereof, to any other Participant or to the customers of any Participant.
34.    GENERAL PROVISIONS GOVERNING PROJECT AGREEMENTS:
34.1    The Participants agree to negotiate in good faith and to proceed with diligence to obtain all of the Project Agreements among the Participants and between the Participants and other entities.
34.2    It is acknowledged by the Participants that one or more of the Project Agreements may contain provisions which are in conflict with or contrary to the terms of this Participation Agreement, and any such provision in a Project Agreement executed subsequent to the execution of this Participation Agreement and agreed to by the Participants shall be deemed to supersede, amend or modify any conflicting or contrary provision herein. The mutual agreement of the Participants to supersede, amend or modify the terms hereof shall constitute the legal consideration to support such change in the legal rights and obligations of the Participants.
34.3    Each Participant agrees, upon request by the other Participants, to make, execute and deliver any and all documents reasonably required to implement this Participation Agreement and the Project Agreements.
34.4    Each term, covenant and condition of this Participation Agreement and the Project Agreements is deemed to be an independent term, covenant and condition, and the obligation of any Participant to perform any or all of the terms, covenants and conditions to be kept and performed by it is not dependent on the performance by the other Participants of any or all of the terms, covenants and conditions to be kept and performed by them.

34.6    In the event that any of the terms, covenants or conditions of this Participation Agreement or any of the Project Agreements, or the application of any such term, covenant or condition, shall be held invalid as to any person or circumstance by any court having jurisdiction in the premises, all other terms, covenants or conditions of such agreements and their application shall not be affected thereby, but shall remain in force and effect.
34.7    The Project Agreements shall be subject to filing with, and to such changes or modifications as may from time to time be directed by, competent regulatory authority, if any, in the exercise of its jurisdiction.
34.8    Except as otherwise specifically provided in this Participation Agreement or the Project Agreements, the Participants do not intend to create rights in or to grant remedies to any third party as a beneficiary of this Participation Agreement or the Project Agreements or of any duty, covenant, obligation or undertaking established therein.
34.9    Any waiver at any time by any Participant of its rights with respect to a default or any other matter arising in connection with this Participation Agreement or a Project Agreement shall not be deemed a waiver with respect to any subsequent default or matter.
35.    TERMS AND TERMINATION:
35.1    This Participation Agreement shall become effective on September l, 1973, provided that it shall have been then duly executed by all of the Participants and shall have a term of fifty (50) years from its effective date or forty (40) years from the Date of Firm Operation of the last Generating Unit constructed hereunder whichever is later.
35.2    In the event any Participant elects to terminate its participation in ANPP in respect of any Generating Unit in accordance with Section 19.3 hereof, such election shall be exercised by delivery to each other Participant not later [than] September 1, 1977, of a written notice of such election and shall become effective as of December 1, 1977.
35.3    Upon delivery of any notice by any Participant pursuant to Section 35.2 hereof, each other Participant shall have right to terminate its participation in ANPP in respect of the Generating Unit affected by such notice. Such right to terminate shall be exercised by delivery to each other Participant on or before December 1, 1977, of a written notice of the exercise of such right. Any such termination shall become effective on December 1, 1977.
35.4    No election or exercise of the right to terminate participation in respect of any Generating Unit pursuant to Section 35.2 or 35.3 hereof shall modify or alter the rights and obligations of any Participant in respect of any other Generating Unit.
35.5    In the event any Participant elects or exercises its right to terminate its participation in any Generating Unit pursuant to Section 35.2 or 35.3 hereof ("Terminating Participant"), the accumulated Construction Costs, charges and expenses paid or incurred by all Participants prior to the effective date of such termination and any termination costs shall be shared by all Participants on the basis of the respective Generation Entitlement Shares of the Participants in the affected Generating Unit. All equipment, facilities and property theretofore acquired or constructed in connection with such Generating Unit shall, subject to Section 35.6 hereof, be disposed of by the Project Manager in the manner most beneficial to all Participants, and the benefits accruing therefrom shall be shared on the basis of the Participants' Generation Entitlement Shares.
35.6    Should any Participants desire to proceed with the construction of such Generating Unit or any component thereof, they shall have the right to purchase from each Terminating Participant and each Terminating Participant shall be obligated to sell to the continuing Participant(s) its right, title and interest in such Generating Unit, including any Project Agreement related thereto, for the amount that such Terminating Participant has expended therefor pursuant to this

Participation Agreement, excluding interest during construction but including a proportionate share determined on the basis of ratios of Maximum Generating Capability of the cost of any facilities shared by such Generating Unit with any other Generating Unit, and upon receipt of payment thereof all rights and obligations of such Terminating Participant under this Participation Agreement in respect of such Generating Unit shall cease and terminate. If two or more Participants desire to exercise their rights to purchase under this Section 35.6, then, unless they shall otherwise agree, each of them shall be entitled to purchase a pro rata share, based upon their respective Generation Entitlement Shares, of the right, title and interest of the Terminating Participant(s) in such Generating Unit and this Participation Agreement shall remain in force and effect with respect to the continuing Participants until the expiration of the term provided in Section 35.1 hereof.
35.7    In any event this Participation Agreement shall continue in force and effect until (i) the expiration of the term set forth in Section 35.1 hereof, or (ii) all property comprising ANPP has been disposed of and all termination costs have been paid.
36.    ASSIGNMENT OF INTERESTS: Any Participant who acquires in its name an interest in any real or personal property or contract which is part of ANPP shall transfer and assign an undivided interest therein to the other Participants so that the ownership and rights of the Participants in such property or contract shall be as provided for in this Participation Agreement and the Project Agreements.
37.    EQUAL OPPORTUNITY:
37.1    During the term of this Participation Agreement, the Project Manager and the Operating Agent (hereinafter in this Section 37 referred to collectively as the "Contractor") agree as follows:
37.1.1    The Contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. The Contractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex, or national origin. Such action shall include, but not be limited to, the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this non discrimination clause.
37.1.2    The Contractor will, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.
37.1.3    The Contractor will send to each labor union or representative of workers with which it has ·a collective bargaining agreement or other contract or understanding, a notice to be provided advising the said labor union or workers' representative of the Contractor's commitments under this Section 37, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.
37.1.4    The Contractor will comply with all provisions of Executive Order 11246 of September 24, 1965, as amended by Executive Order 11375 of October 13, 1967, and of the rules, regulations and relevant orders of the Secretary of Labor.
37.1.5    The Contractor will furnish all information and reports required by Executive Order 11246 as amended by rules, regulations and orders of the Secretary of Labor, or pursuant thereto, and will permit access to its books, records and accounts by the administer-

ing agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders.
37.1.6    In the event of the Contractor's noncompliance with the nondiscrimination clauses of this Participation Agreement or with any of the said rules, regulations or orders, this Participation Agreement may be cancelled, terminated or suspended in whole or in part and the Contractor may be declared ineligible for further Government contracts or federally assisted construction ·contracts in accordance with procedures authorized in said Executive Order 11246 as amended and such ·other sanctions may be imposed and remedies invoked as provided in the said Executive Order as amended or by rule, regulation or order of the Secretary of Labor, or as otherwise provided by law.
37.1.7    The Contractor will include the provisions of Sections 37.1.1 through 37.1.7 hereof in every subcontract or purchase order unless exempted by rules, regulations or orders of the Secretary of Labor issued pursuant to Section 204 of said Executive Order 11246 as amended, so that such provisions will be binding upon each subcontractor or vendor. The Contractor will take such action with respect to any subcontract or purchase order as the administering agency may direct as a means of enforcing such provisions, including sanctions for non‑compliance; provided, however, that in the event a Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the administering agency, the Contractor may request the United States to enter into such litigation to protect the interests of the United States.
37.2    The parties recognize there are a number of Indian Reservations in the area in which the Contractor operates. Pursuant to the provisions of Title 42 U.S.C.A. § 2000-e-2(i), the Contractor now has several agreements and contemplates it may have additional agreements with Indian Tribes providing for preference to qualified Indians for employment on the Reservation of such Indians. The parties agree that Contractor's act of giving preference to qualified Indians for employment on the Reservation of said Indians is not to be deemed inconsistent with the purposes or provisions of Section 37.1 hereof.
38.    NOTICES:
38.1    Except as set forth in Section 38.2 hereof, any notice, demand or request provided for in this Participation Agreement or any other Project Agreement shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by registered or certified mail, postage prepaid, to the persons specified below:
38.1.1    Arizona Public Service Company
c/o Secretary
P. O. Box 21666
Phoenix, Arizona 85036
38.1.2    Salt River Project Agricultural Improvement and Power District
c/o Secretary
P. O. Box 1980
Phoenix, Arizona 85001
38.1.3    Tucson Gas and Electric Company
c/o Secretary
P. O. Box 711
Tucson, Arizona 85702
38.1.4    Public Service Company of New Mexico
c/o Secretary
P. O. Box 2267
Albuquerque, New Mexico 87103

38.1.5    El Paso Electric Company
c/o Secretary
P. O. Box 982
El Paso, Texas 79901
38.2    Communications of a routine nature, including requests for funds and related matters, shall be given in such manner as the Administrative Committee shall arrange.
38.3    Any Participant may, at any time, by written notice to all other Participants, designate different or additional persons or different addresses for the giving of ·notices hereunder.
39.    EXECUTION:
IN WITNESS WHEREOF, the Participants have caused this Participation Agreement to be executed as of the 23rd day of August, 1973.

ARIZONA PUBLIC SERVICE COMPANY

By /s/ W. P. REILLY
ATTEST:	President

/s/ GERALD J. GRIFFIN
Assistant Secretary
SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT

By /s/ KARL F. ABEL
ATTEST AND COUNTERSIGN:	President

/s/ F. E. SMITH
Secretary
TUCSON GAS AND ELECTRIC COMPANY

By /s/ J. LUTHER DAVIS
ATTEST:	President

/s/ R. N. FOSTER
Secretary
PUBLIC SERVICE COMPANY OF NEW MEXICO

By /s/ G. A. SCHREIBER
ATTEST:	President

/s/ D. E. PECKHAM
Secretary
EL PASO ELECTRIC COMPANY

By /s/ D. H. LANE
ATTEST:	President

/s/ I. J. LAMBKA
Secretary

STATE OF ARIZONA	)
	)	ss.
COUNTY OF MARICOPA	)
On this the 23rd day of August, 1973, before me, the undersigned Notary Public, personally appeared Karl F. Abel and F. E. Smith who acknowledged themselves to be the President and Secretary of the SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT, an agricultural improvement district organized and existing under the laws of the State of Arizona, and that they, as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the company by themselves as such President and Secretary.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ JUDITH A. PIETRZAK
Notary Public
My Commission Expires: November 30, 1976

STATE OF ARIZONA	)
	)	ss.
COUNTY OF MARICOPA	)
On this the 23rd day of August, 1973, before me, the undersigned Notary Public, personally appeared W. P. Reilly and Gerald J. Griffin who acknowledged themselves to be the President and Assistant Secretary of ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation, and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the company themselves as such President and Assistant Secretary.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ JUDITH A. PIETRZAK
Notary Public
My Commission Expires: November 30, 1976

STATE OF ARIZONA	)
	)	ss.
COUNTY OF PIMA	)
On this the 28th day of August, 1973, before me, the undersigned Notary Public, personally appeared J. Luther Davis and R. N. Foster who acknowledged themselves to be the President and Secretary of TUCSON GAS & ELECTRIC COMPANY, an Arizona corporation, and that they as such officers, executed the foregoing instrument for the purposes therein contained by signing the name of the company themselves as such President and Secretary.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ DIANE HOWLAND
Notary Public
My Commission Expires: December 8, 1976

STATE OF NEW MEXICO	)
	)	ss.
COUNTY OF BERNALILLO	)

On this the 30th day of August, 1973, before me, the undersigned Notary Public, personally appeared G. A. Schreiber and D. E. Peckham who acknowledged themselves to be the President and Secretary of the PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation, and that they as such officers, executed the foregoing instrument for the purposes therein contained by signing the name of the company by themselves, as such President and Secretary.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ MARY A. HIGHFILL
Notary Public
My Commission Expires: January 4, 1977

STATE OF TEXAS	)
	)	ss.
COUNTY OF EL PASO	)

On this the 4th day of September, 1973, before me, the undersigned Notary Public, personally appeared D. H. Lane and I. J. Lambka who acknowledged themselves to be the President and Secretary of EL PASO ELECTRIC COMPANY, a Texas corporation, and that they as such officers, executed the foregoing instrument for the purposes therein contained by signing the name of the company themselves as such President and Secretary.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ A. G. CROCKER
Notary Public
My Commission Expires: June 1, 1975

APPENDIX A

DESCRIPTION OF ARIZONA NUCLEAR POWER PROJECT

The Arizona Nuclear Power Project shall consist of the following:

I.	Three (3) nuclear steam supply systems of the pressurized water type, each with a thermal capacity of approximately 3817 MW.

II.	Three (3) steam turbine-generators, each with a name plate rating of approximately 1300 MWe, and designed to take steam from the nuclear steam supply system.

III.	Containment (s) for the nuclear steam supply systems.

IV.	All auxiliary equipment and other engineered safeguards associated with the foregoing.

V.	An administration building, machine shop, warehouse, public information facility and other support buildings to be located adjacent to said units.

VI.	Closed cycle circulating water system and related makeup systems.

VII.	A radioactive waste treatment and control system or systems and all associated equipment.

VIII.	All facilities and equipment connecting each Generating Unit to the ANPP High
Voltage Switchyard(s).

IX.	Standby auxiliary power transformation equipment and related facilities.

X.	Plant control and communication facilities and associated buildings or equipment.

XI.	The Nuclear Plant Site described in Appendix B attached to the Participation Agreement.

XII.	Access roads and railroad spurs required to gain entrance to the Nuclear Plant Site.

XIII.	Treatment and transport systems, including rights-of-way therefor, for supply of wastewater effluent from the sewage treatment plants in the Phoenix metropolitan area.

Reformed Copy

APPENDIX B

#1	DESCRIPTION OF THE NUCLEAR PLANT SITE

The Palo Verde Nuclear Generating Station Site is located in Maricopa County, Arizona, approximately 36 miles west of the City of Phoenix and approximately 16 miles west of the City of Buckeye. The Plant Site is described as follows:

The West Half (W 1/2) of the Northwest Quarter (NW 1/4) and the West Half (W 1/2) and the Southeast Quarter (SE 1/4) of the Southwest Quarter (SW 1/4) of Section Twenty-six (26), all of Section Twenty-seven (27) except the Northwest quarter (NW 1/4) thereof, the Southeast Quarter (SE 1/4) of Section Twenty-eight (28), the East Half (E 1/2) of section Thirty-three (33), all of Section Thirty-four (34) and the West Half (W 1/2) of Section Thirty-five (35), all in Township One (1) North, Range Six (6) West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona; and

The West Half (W 1/2) of the West Half (W 1/2) of Section Two (2), all of Section Three (3), the East Half of Section Four (4), the East Half (E 1/2) of the Southeast Quarter (SE 1/4) of Section Nine (9), all of Section Ten (10) except the West Half (W 1/2) of the Northwest Quarter (NW 1/4) and the East Half (E 1/2) of the Southeast Quarter (SE 1/4) therof, all in Township One (1) South, Range Six (6) West of the Gila and Salt River Base and, Meridian, Maricopa County, Arizona.

APPENDIX C
CONSTRUCTION SCHEDULE
ARIZONA NUCLEAR POWER PROJECT

Milestone	Unit 1	Unit 2	Unit 3
Selection of siting and environmental consultants and initiation of siting and environmental studies	6/29/72	6/29/72	6/29/72
Contract with engineer-constructor	1/15/73	1/15/73	1/15/73
Invitation for bids for supply of nuclear steam supply systems	2/27/73	2/27/73	2/27/73
Contract for wastewater effluent	4/23/73	4/23/73	4/23/73
Nuclear Plant Site selection	9/ 1/73	9/ 1/73	9/ 1/73
Contracts for nuclear steam supply systems and initial supply of Nuclear Fuel	8/20/73	8/20/73	8/20/73
Begin preliminary engineering	8/20/73	8/20/73	8/20/73
Contract for supply of turbine-generators	11/ 1/73	11/ 1/73	11/ 1/73
Submit applications to USAEC for construction permits and to the Arizona Power Plant and Electric Trans- mission Line Siting Committee for a Certificate of Environmental Compatibility	5/ 1/74	5/ 1/74	5/ 1/74
Obtain all authorizations required to commence construction and begin final design and engineering	5/ 1/76	5/ 1/76	5/ 1/76
Complete final design and engineering and submit applications to USAEC for operating licenses	11/ 1/78	11/ 1/78	11/ 1/78
Issuance of operating license and begin loading and start-up testing	11/ 1/80	5/ 1/82	11/ 1/83
Scheduled Date of Commercial Operation	5/ 1/81	11/ 1/82	5/ 1/84

APPENDIX D

CONSTRUCTION COSTS OF ARIZONA NUCLEAR POWER PROJECT

D.1    Construction Costs shall consist of payments made and obligations incurred for or in connection with Construction Work (excluding allowance for funds during construction and, except as provided in Section 13.3 of the Participation Agreement, ad valorem taxes or payments in lieu thereof) for the account of Construction Work and shall consist of the following:
D.1.1    All costs of labor, services and studies performed in connection with Construction Work, if authorized and approved by the Project Manager.
D.1.2    Payroll and other expenses of the Project Manager's employees while performing the Construction Work, including applicable allocated labor loading charges, such as department overhead, time-off allowances, Payroll Taxes (allocated in accordance with Section E.1.5 of Appendix E), workmen's compensation expenses (allocated in accordance with Section E.1.8 of Appendix E), retirement and death benefits and other employee benefits and any incidental expenses ( e.g., travel) incurred by the Project Manager in connection with the employment of any employees of any Participant assigned to the Project Manager.
D.1.3    Payroll and other expenses incurred by any Participant with respect to any of its employees who have been assigned to the Project Manager to perform Construction Work which expenses have not been paid by the Project Manager under Section D.1.2 hereof. All such payroll and other expenses, including applicable labor loading charges, such as vacation, sick, holiday and other time-off allowances, Payroll Taxes, workmen's compensation expenses, retirement and death benefits, other employee benefits, incidental expenses and applicable administrative and general expenses (excluding department overheads), shall be billed by the assigning Participant to the Project Manager at appropriate intervals not less frequently than once each year. The Project Manager shall pay any such bill within fifteen (15) days after receipt.
D.1.4    Overhead costs associated with Construction Work (including the allowance for the Project Manager's administrative and general expenses described in Section D.1.14 hereof), costs of temporary facilities, land and land rights, structures and improvements, and equipment for ANPP as set forth in the Electric Plant Instructions of the FPC Accounts.
D.1.5    All costs and expenses, including those of outside consultants and attorneys, incurred by the Project Manager or other Participants with respect to the securing of licenses, permits, certificates and any other authorizations required by law, compliance with any applicable laws, rules or regulations respecting the environment, conservation of the public health and safety, negotiation for and acquisition of land, land rights, water rights and fuel requirements and supply, and to the preparation of agreements and permits relating to Construction Work with entities other than the Participants. A Participant anticipating such costs and expenses shall submit an estimate thereof to the Project Manager for authorization and approval. Any Participant incurring such costs and expenses after such authorization and approval shall bill the Project Manager therefor.
D.1.6    Applicable costs of materials, supplies, tools, machinery, equipment, apparatus, construction Power and Energy, including installation of any facilities necessary therefor, determined in accordance with the established charges, rates, rules, regulations and practices of the utility furnishing such Power, Energy and facilities, construction water in connection with Construction Work  including rental charges, and Emergency Spare Parts.
D.1.7    All costs of Construction Insurance, except costs of workmen's compensation insurance included in Section D.1.2 hereof.

D.1.8    All costs of any loss, damage or liability arising out of or caused by Construction Work which are not satisfied under the coverage of Construction Insurance, and the expenses incurred in settlement of injury and damage claims, including the costs of labor and related supplies and expenses incurred in injury and damage activities, (all as referred to in FPC Account 925 and FPC Accounts Electric Plant Instruction 3(8), but excluding any costs or expenses included in Section D.1.2 hereof ), because of any claim arising out of or attributable to the construction of ANPP, the past or future performance or nonperformance of the obligations and duties of any Participant (including the Project Manager) or the past or future performance or nonperformance of Construction Work, including but not limited to any claim resulting from death or injury to persons or damage to property.
D.1.9    All Federal, state or local taxes of any character imposed upon Construction Work, except any tax assessed directly against an individual Participant unless such tax was assessed to such individual Participant in behalf of any or all of the Participants.
D.1.10    Expenses of other Participants incurred in the performance of Construction Work, if authorized and approved by the Project Manager, and the expenses of the Operating Agent incurred prior to the Date of Firm Operation of each Generating Unit which are properly chargeable to Construction Costs and are billed by the Operating Agent to the Project Manager pursuant to Appendix G attached to the Participation Agreement.
D.1.11    All costs and expenses of enforcing or attempting to enforce the provisions of Construction Insurance policies, payment and performance bonds, contracts executed as Project Manager and warranties extended to facilities constituting a part of ANPP, except any costs or expenses included in Section D.1.2 hereof.
D.1.12    All costs and expenses, including those of attorneys and consultants, incurred by the Project Manager or a Participant with respect to environmental matters such as lawsuits, hearings and environmental studies related thereto. All Participants anticipating such costs and expenses shall submit an estimate thereof to the Project Manager for authorization and approval. Any Participant incurring such costs and expenses after such authorization and approval shall bill the Project Manager therefor.
D.1.13    All costs for charitable contributions if authorized and approved by the Administrative Committee.
D.1.14    An allowance for the Project Manager's administrative and general expenses deemed to have been incurred by it in the performance of Construction Work. Said expenses shall be allocated monthly at the rate of one percent ( 1% ) of Construction Costs incurred and not previously billed, excluding from such Construction Costs:

D.1.14.1	Any allowance for administrative and general expenses provided for in this Section D.1.14.

D.1.14.2	Expenses described in Section D.1.3 hereof.

D.1.14.3	Expenses described in Section D.1.8 hereof.

D.1.14.4	Expenses described in Section D.1.10 hereof.

D.1.14.5	Expenses described in Section D.1.12 hereof when such expenses are incurred by a Participant other than the Project Manager.
D.1.15    Miscellaneous costs and expenses, consisting of any and all other types of costs and expenses incidental to and necessary for the performance of Construction Work.
D.2    In cases where the allocation of a cost item is made between Construction Work and the other work, such allocation shall be made on fair and equitable basis.

D.3    The Project Manager shall develop, or cause to have developed, and shall employ a project planning control system which recognizes and contains the elements of planning, scheduling, reporting, forecasting and analysis with the variables of time and money. Such control system employed must provide the tools for corrective action. The accounting classifications employed must be converted to the FPC Accounts for the Final Completion Report and any supplement thereto, of total cost of Construction Work.
D.4    The Project Manager and the other Participants shall not be entitled to a fee, price, percentage or any other compensation over and above the costs of services rendered by them in performance of Construction Work.
D.5    Travel and other related expenses of employees of the Project Manager whose salary costs are considered administrative and general expenses recoverable through the administrative and general expense allowance specified in D.1.14 hereof shall not be charged directly to Construction Work as Construction Costs.

APPENDIX E
COSTS OF OPERATING WORK AND CAPITAL IMPROVEMENTS
E.1    Operation and Maintenance Expenses. In determining ANPP operating expenses, the Operating Agent shall include the following expenses, including Arizona's normal time-off allowances and M & S Stores Load, to the extent that they are chargeable to ANPP in accordance with Accounting Practice:
E.1.1    The operation expenses chargeable to FPC Accounts 517, 518 (excluding Fuel Expenses), 519 to 525, inclusive, 556, 557, 560, 561, 562, 565, 566 and 567.
E.1.2    The maintenance expenses chargeable to FPC Accounts 528 to 532, inclusive, 568, 569, 570 and 573.
E.1.3    All costs incurred by the Operating Agent directly associable with Operating Work and directly chargeable to FPC Accounts 408 (except Payroll Taxes which are allocated in accordance with Section E.1.5 hereof and ad valorem taxes, or payments in lieu thereof ) 925 (except workmen's compensation expense allocated to ANPP pursuant to Section E.1.8) and 928.
E.1.4    Overhead expenses incurred by the Operating Agent which are allocable to the operation and maintenance of ANPP. Such overhead expenses shall be determined in accordance with Section E.3 hereof.
E.1.5    The portion of the Operating Agent's employee Payroll Taxes chargeable to FPC Account 408 determined by applying the Payroll Tax Ratio computed in accordance with Section E.4 hereof to labor charges of ANPP operating and maintenance expenses, including without limitation the labor portion of expenses chargeable to ANPP pursuant to Sections E.1.1, E.1.2, E.1.3 and E.1.4 hereof.
E.1.6    The portion of the Operating Agent's employee pensions and benefits expenses as defined under FPC Account 926 and determined by applying the Benefits Ratio computed in accordance with Section E.5 hereof to the total labor charges of ANPP operating and maintenance expenses, including without limitation the labor portion of expenses chargeable to ANPP pursuant to Sections E.1.1, E.1.2, E.1.3 and E.1.4 hereof.
E.1.7    The portion of the Operating Agent's administrative and general expenses chargeable to FPC Accounts 920, 921, 923 and 932 determined by applying the Operating and Maintenance A & G Ratio computed in accordance with Section E.6 hereof to the total labor charges of ANPP operating and maintenance expenses, including without limitation the labor portion of expenses chargeable to ANPP pursuant to Sections E.1.1, E.1.2, E.1.3 and E.1.4 hereof.
E.1.8    The portion of the Operating Agent's workmen's compensation expense, including premiums, payments and accruals, chargeable to FPC Account 925 (except amounts charged to ANPP pursuant to Section E.1.3) and allocable to ANPP which shall be determined by applying the Compensation Insurance Ratio computed in accordance with Section E.7 hereof to the total labor charges of ANPP operating and maintenance expense, including without limitation the labor portion of the expenses chargeable to ANPP pursuant to Sections E.1.1, E.1.2, E.1.3 and E.1.4 hereof.
E.1.9    The portion of the Operating Agent's administrative and general expenses for work performed by a contractor, the cost of which is chargeable to ANPP operation and maintenance expenses in accordance with Sections E.1.1, E.1.2 and E.1.3 hereof, determined by multiplying the total contract cost thereof by one percent ( 1% ).
E.2    Cost of Capital Improvements. In determining the costs of Capital Improvements; the Operating Agent shall include all costs, including time-off allowances, incurred by the Operating Agent

(other than allowance for funds used during construction) which conform to the provisions of Electric Plant Instruction 3 of FPC Accounts entitled "Components of Construction Cost"; provided, that (i) charges for insurance other than workmen' s compensation insurance for the Operating Agent's officers and employees shall be limited to (a) the cost of Construction Insurance obtained by the Operating Agent pursuant to Section 19.2.4 of the Participation Agreement and (b) any increases in the cost of Operating Insurance attributable to the construction of Capital Improvements, (ii) charges for injuries and damages shall be limited to those injuries or damages arising out of or in connection with and occurring in the course of construction of the Capital Improvements, and (iii) charges for taxes shall not include any taxes paid by any Participant pursuant to Section 13 of the Participation Agreement. In making such cost determinations the Operating Agent shall include the following:
E.2.1    Overhead expenses incurred by the Operating Agent which are allocable to the cost of Capital Improvements. Such overhead expenses shall be determined in accordance with Section E.3 hereof.
E.2.2    The portion of the Operating Agent's employee Payroll Taxes, workmen's compensation expense and an allowance for administrative and general expenses chargeable to ANPP construction accounts determined by multiplying (i) the Payroll Tax Ratio, the Compensation Insurance Ratio and the Capital A & G Ratio computed in accordance with Sections E.4, E.7 and E.9 respectively, by (ii) the sum of the Operating Agent's labor charges included in the cost of Capital Improvements, including the cost of Capital Improvements pursuant to Section E.3 hereof.
E.2.3    The portion of the Operating Agent's administrative and general expenses for work in making Capital Improvements performed by a contractor determined by multiplying the total contract cost thereof by one percent (1%).
E.3    Allocation of Overhead Expenses

E.3.1	Overhead expenses incurred by the Operating Agent which are allocable to ANPP are comprised of, but not limited to, the following:
E.3.1.1    All of the following expenses incurred at the Nuclear Plant Site:

E.3.1.1.1	The salaries and expenses of the Station Superintendent and his supervisory, administrative, engineering and clerical staff assigned to ANPP;

E.3.1.1.2	Stationery and office supplies expense;

E.3.1.1.3	The payroll and other costs incurred in processing grievances;

E.3.1.1.4	The payroll and other costs, excluding expenses for initial training, incurred in attending job training meetings by employees assigned to the ANPP; and

E.3.1.1.5	Miscellaneous expenses not assignable to other functions of ANPP.
E.3.1.2    A portion of the expenses incurred by the Operating Agent's Power Production Department, such portion to be determined by multiplying the total of such expenses by a ratio, the numerator of which is the total payroll for A.. P and the denominator of which is the total payroll supervised by the Vice President, Power Production. Such expenses shall include, but not be limited to, the following:

E.3.1.2.1	The salaries and expenses of the Vice President, Power Production, and his supervisory, administrative, engineering and clerical staff;

E.3.1.2.2	Stationery and office supplies expense;

E.3.1.2.3	Expenses (but not payroll costs) incurred in attending certain conventions and committee meetings; and

E.3.1.2.4	Miscellaneous expenses not assignable to other functions.

E.3.1.3    A portion of the expenses incurred by the Operating Agent's Electric and Gas Operations Group, such portion to be determined by multiplying the total of such expenses by a ratio, the numerator of which is the total payroll for ANPP and the denominator of which is the total payroll supervised by the Executive Vice President, Engineering and Operations. Such expenses shall include, but not be limited to, the following:

E.3.1.3.1	The salaries and expenses of the Executive Vice President, Engineering and Operations, and his engineering and clerical staff, less that portion chargeable to administrative and general accounts;

E.3.1.3.2	Stationery and office supplies expense; and

E.3.1.3.3	Miscellaneous expenses not assignable to other functions.
E.3.1.4    A portion of the expenses incurred by the Operating Agent's System Electric Operations Department, such portion to be determined by multiplying the total of such expenses by a ratio, the numerator of which is the total payroll for ANPP and the denominator of which is the total payroll supervised by the Executive Vice President, Engineering and Operations. Such expenses shall include, but not be limited to, the following:

E.3.1.4.1	The salaries and expenses of the Manager of System Electric Operations, his supervisory, administrative, engineering and clerical staff, and his load supervisors;

E.3.1.4.2	Stationery and office supplies expense;

E.3.1.4.3.	Expenses (but not payroll costs) incurred in attending certain conventions and committee meetings by System Electric Operations personnel; and

E.3.1.4.4	Miscellaneous expenses not assignable to other functions of the System
Electric Operations Department.
E.3.2    Overhead expenses described in Section E.3.1 of this Appendix shall be allocated to certain FPC Accounts and to Capital Improvements as follows:
E.3.2.1    The total direct labor expense incurred at the Nuclear Plant Site shall be deemed to be the sum of the following:

E.3.2.1.1	Direct operating labor chargeable to FPC Accounts 517 through 525;

E.3.2.1.2	Direct maintenance labor chargeable to FPC Accounts 528 through 532;

E.3.2.1.3	Direct maintenance labor chargeable to FPC Accounts 568, 569, 570 and
573; and

E.3.2.1.4	Direct labor chargeable to Capital Improvements.
E.3.2.2    Overhead expenses described in Sections E.3.1.1 and E.3.1.3 hereof shall be allocated to FPC Accounts 517, 528 and 568, and to Capital Improvements, as follows:

E.3.2.2.1	The portion of said overhead expenses to be allocated to FPC Account
517 shall be equal to said overhead expenses multiplied by by [sic] a ratio, the numerator of which is the direct operating labor set forth in Section E.3.2.1.1 hereof and the denominator of which is the total direct labor expense set forth in Section E.3.2.1 hereof.

E.3.2.2.2	The portion of said overhead expenses to be allocated to FPC Account
528 shall be equal to said overhead expenses multiplied by a ratio, the numerator of which is the direct maintenance labor set forth in Section E.3.2.1.2 hereof and the denominator of which is the total direct labor expense set forth in Section E.3.2.1 hereof.

E.3.2.2.3	The portion of said overhead expenses to be allocated to FPC Account
568 shall be equal to said overhead expense multiplied by a ratio, the numerator of which is the direct maintenance labor set forth in Section E.3.2.1.3 hereof and the denominator of which is the total direct labor expense set forth in Section E.3.2.1 hereof.

E.3.2.2.4	The portion of said overhead expenses to be allocated to Capital
Improvements shall be equal to said overhead expenses multiplied by a ratio, the numerator of which is the direct labor set forth in Section E.3.2.1.4 hereof and the denominator of which is the total labor expense set forth in Section E.3.2.l hereof.
E.3.2.3    Overhead expenses described in Section E.3.1.2 hereof shall be allocated to FPC Accounts 517 and 528, and to Capital Improvements, as follows:

E.3.2.3.1	The portion of said overhead expenses to be allocated to FPC Account
517 shall be equal to said overhead expenses multiplied by a ratio, the numerator of which is the direct operating labor set forth in Section E.3.2.1.1 hereof and the denominator of which is the sum of the direct labor set forth in Sections E.3.2.1.l, E.3.2.1.2 and E.3.2.1.4 hereof.

E.3.2.3.2	The portion of said overhead expenses to be allocated to FPC Account
528 shall be equal to said overhead expenses multiplied by a ratio, the numerator of which is the direct maintenance labor set forth in Section E.3.2.1.2 hereof and the denominator of which is the sum of the direct labor set forth in Sections E.3.2.l.l, E.3.2.1.2 and E.3.2.1.4 hereof.

E.3.2.3.3	The portion of said overhead expenses to be allocated to Capital
Improvements shall be equal to said overhead expenses multiplied by a ratio, the numerator of which is the direct labor set forth in Section E.3.2.1.4 hereof and the denominator of which is the sum of the direct labor set forth in Sections E.3.2.1.1, E.3.2.1.2 and E.3.2.1.4 hereof.

E.3.2.3.4	Overhead expenses described in Section E.3.1.4 hereof shall be allocated to FPC Account 556.

E.3.3    The job and department titles referred to in this Section E.3 are those currently in use by the Operating Agent, as follows: Station Superintendent; Vice President, Power Production; Executive Vice President, Engineering and Operations; Manager of System Electric Operations; Power Production Department; Electric and Gas Operations Group; and System Electric Operations Department. The provisions of this Section E.3 shall refer to those jobs and departments having generally the same responsibility and functions as those listed above without regard to any subsequent assignment of a different title by the Operating Agent.

E.4    Payroll Tax Ratio
E.4.1    The Payroll Tax Ratio set forth below shall be applied to the labor expense portion of the ANPP operation and maintenance expenses, to the Operating Agent's direct labor charges incurred in effecting Capital Improvements, and to the labor expenses included in the Operating Agent's supervisory and administrative and general expense accounts. Estimated and actual Payroll Tax Ratios shall be determined, adjusted and used in the manner set forth in Section E.10 hereof.

Payroll Tax Ratio =	T
p
Where:    T = The Operating Agent's Payroll Tax expenses.
P = The Operating Agent's total labor distributed including accruals.

E.4.2    The following example sets forth the method to be employed by the Operating Agent to determine the Payroll Tax Ratio:
EXAMPLE COMPUTATION OF PAYROLL TAX RATIO
(Based on Operating Agent's 1972 Expenses)

Total Payroll Taxes:
F.I.C.A.	$1,543.360
F.U.T.A	76,296
S.U.I.	47,365
Total Payroll Taxes	$1,667,021
Total Labor charged to operation and maintenance, construction and miscellaneous general ledger accounts	$44,502,733

Payroll Tax Ratio: $1,677,021 / $44,502,733 = 3.746%

E.5    Benefits Ratio
E.5.1    The Benefits Ratio set forth below shall be applied to the labor expense portion of the ANPP operations and maintenance expenses, to the Operating Agent's direct labor charges incurred in effecting Capital Improvements, and to the labor expenses included in the Operating Agent's supervisory and administrative and general expense accounts. · Estimated and actual Benefits Ratios shall be determined, adjusted and used in the manner set forth in Section E.10 hereof.

Benefits Ratio =	B
L

Where: B =The Operating Agent's total system employee pensions and benefits (as defined in FPC Account 926), including Payroll Taxes and workmen's compensation expense on labor charged to employee pensions and benefits.
L =    The Operating Agent's total labor distributed including accruals less labor charged to employee pensions and benefits.
E.5.2    The following example sets forth the method to be employed by the Operating Agent to determine the Benefits Ratio:
EXAMPLE COMPUTATION OF
BENEFITS RATIO
(Based on Operating Agent's 1972 Expenses)

	Labor	Total
Pensions and Benefits
Employees Pensions and Benefits	$624,964	$5,590.439
Payroll Taxes @ 3.746% of labor (See Example in Section E.4.2)		23,411
Compensation Insurance @ 1.204% of labor (See Example in Section E.7.2)		7,525
Total Pensions and Benefits		5621,375
Labor Base
Labor charged to operation and maintenance, construction and miscellaneous general ledger accounts		$44,502,733
Less total labor charged to Pensions and Benefits		624,964
Total applicable labor		$43,877,769
Benefits Ratio: $5,621,375 ÷ $43,877,769		12.811%

E.6    Operation and Maintenance A & G Ratio
E.6.1    The Operation and Maintenance A & G Ratio shall be the percentage computed by dividing (i) the sum of (a) the total amounts charged to FPC Accounts 920 and 921 multiplied by the O & M Ratio computed in accordance with Section E.8 hereof, (b) the total amounts charged to FPC Accounts 923 (except any amounts directly chargeable to ANPP pursuant to Section E.1.3),°and 932, (c) the product of the portion of labor charges included within (a) and (b) above multiplied by the Payroll Tax Ratio computed in accordance with Section E.4 hereof (d) the  product of the labor charges included within (a) and (b) above multiplied by the Benefits Ratio computed in accordance with Section E.5 hereof, and (e) the product of the labor charges included within (a) and (b) above multiplied by the Compensation Insurance Ratio computed in accordance with Section E.7 hereof, less (f ) that portion of the administrative and general expenses charged to FPC Accounts 920 and 921 allocable to contract operations and maintenance for ANPP by (ii) the total labor charged to the Operating Agent's system operations and maintenance less the labor charged to administrative and general expenses.
E.6.2    The following example sets forth the method to be employed by the Operating Agent to determine the Operation and Maintenance A & G Ratio:

EXAMPLE COMPUTATION
OF OPERATIONS AND MAINTENANCE A & G RATIO
(Based on the Operating Agent's 1972 Experience)

	Labor	Total
Administrative and General Salaries charged to FPC Account 920	$2,522,177	$2,522,177
Office Supplies and Expenses charged to FPC Account 921		936,388
Total	$2,522,177	$3,458,565
Line 7, multiplied by O & M Ratio @ 41.421%
(See Example in Section E.8.4)	$1,044,711	$1,432,572
FPC Account 923		431,901
FPC Account 932	490,695	930,635
Subtotal	$1,535,406	$2,795,108
Payroll Taxes @ 3.746% (See Example in Section E.4.2) on labor charges shown on line 11 above		57,516
Pensions and Benefits @ 12.811% (See Example in Section E.5.2) on labor charges shown on line 11 above		197,039
Compensation Insurance @ 1.204% (See Example in Section E.7.2) on labor charges shown on line 11 above		18,486
Less that portion of A & G allocable to Contract Operation and Maintenance for ANPP		-0-
Total administrative and general expenses allocable to operations and maintenance		$ 3,068,149
Labor Base
Labor charged to system operations and maintenance		$15,696,110
Less labor charged to administrative and general expenses		2,672,578
Labor Base		$13,023,532
Operating and Maintenance
A & G Ratio for 1972 $3,068,149 ÷ $13,023,532 = 23.566%

E.7    Compensation Insurance Ratio
E.7.1    The Compensation Insurance Ratio set forth below shall be applied to the labor expense portion of the ANPP operation and maintenance expenses, to the Operating Agent's direct labor charges incurred in effecting Capital Improvements, and to the labor expenses included in the Operating Agent's supervisory and administrative and general accounts. Estimated and actual Compensation Insurance Ratios shall be determined, adjusted and used in the manner set forth in Section E.10 hereof.

Compensation Insurance Ratio =	I
P

Where:	I= The Operating Agent's total system workmen's compensation insurance premiums and accruals for self-insurance as defined in FPC Account 925.
P =    The Operating Agent's total labor distributed including accruals.
E.7.2    The following example sets forth the method to be employed by the Operating Agent to determine the Compensation Insurance Ratio:
EXAMPLE COMPUTATION
OF COMPENSATION INSURANCE RATIO
(Based on Operating Agent's 1972 Expenses)

Total
Workmen's Compensation Insurance premiums, payments and accruals as defined in FPC Account 925	$ 534,767
Labor Base
Total labor in operations and maintenance, construction and miscellaneous general ledger accounts	$ 44,502,733
Less labor charged to Compensation Account	91,905
Total applicable labor	$44,410,828
Compensation Insurance Ratio $534,767 ÷ $44,410,828	1,204%
E.8    O & M Ratio and Construction Ratio.
E.8.1    The O & M Ratio set forth below shall be applied to the amounts chargeable to FPC Accounts 920 and 921 for the purpose of determining one component in the computation of the Operations and Maintenance A & G Ratio as provided in Section E.6 hereof.

O&M Ratio =	O
L

Where:	O = The Operating Agent's total labor charged to operation and maintenance accounts, less labor chargeable to FPC Accounts 920 through 932.

L =	The Operating Agent's total labor distributed, including accruals, less labor charged to FPC
Accounts 920 through 932.
E.8.2    The Construction Ratio set forth below shall be applied to the amounts chargeable to FPC Accounts 920 and 921 for the purpose of determining one component in the computation of the Capital A & G Ratio as provided in Section E.9 hereof.

Construction Ratio	C
L
Where:    C =    The Operating Agent's total labor in construction accounts.

L =	The Operating Agent's total labor distributed, including accruals, less labor chargeable to FPC Accounts 920 through 932.

E.8.3    Estimated and actual O & M Ratios and Construction Ratios shall be determined, adjusted and used in the manner set forth in Section E.10 hereof.

E.8.4    The following example sets forth the method to be employed by the Operating Agent to determine the O & M Ratio and the Construction Ratio:
EXAMPLE COMPUTATION
O & M RATIO AND CONSTRUCTION RATIO
(Based on the Operating Agent's 1972 Experience)

Total Labor in Operation and Maintenance Accounts	$15,696,110
Less: Labor charged to FPC Accounts 920 through 932, inclusive	2,672,578
Net Labor in O & M Accounts	$13,023,532
Total Labor charged to General Ledger Accounts	4,217,335
Total Labor in Construction Accounts	14,200,724
Total Labor Base	$31,441,591
Ratio of Net O & M Labor to Total Labor	$13,023,532	= 41.421%
	$31,441,591
Ratio of Construction Labor to Total Labor	$14,200,724	= 45.165%
	$31,441,591
Note: All labor figures include loading for allowed time.
E.9    Capital A & G Ratio
E.9.1    The Capital A & G Ratio shall be the percentage computed by dividing (i) the amounts equal to (A) the sum of ( a) the total amounts charged to FPC Accounts 920 and 921 multiplied by the Construction Ratio computed in accordance with Section E.8 hereof, (b) the product of the portion of labor charges included in (a) above multiplied by the sum of the Payroll Tax Ratio, the Benefits Ratio and the Compensation Insurance Ratio and (c) the product of the total labor in construction accounts multiplied by the Benefits Ratio less (B) the portion of administrative and general expenses charged to FPC Accounts 920 and 921 allocable to contract construction for ANPP by (ii) the total labor in construction accounts (exclusive of overheads).
E.9.2    The following example sets forth the method to be employed by the Operating Agent to determine the Capital A & G Ratio:
EXAMPLE COMPUTATION OF CAPITAL A & G RATIO
(Based on the Operating Agent's 1972 Experience)

	Labor	Total
Administrative and General Salaries charged to FPC Account 920	$2,522,177	$2,522,177
Office Supplies and Expenses charged to FPC Account 921		936,388
Total	$2,522,177	$3,458,565
Line 7, multiplied by Construction Ratio @ 45.165%
(See Example in Section E.8.4)	$1,139,141	$1,562,061
Payroll Taxes @ 3.746% (See Example in Section E.4.2) on labor charges shown on line 9 above		42,672
Pensions and Benefits @ 12.811% (See Example in Section E.5.2) on labor charges shown on line 9 above		145,935
Compensation Insurance @ 1.204% (See Example in Section E.7.2) on labor charges shown on line 9 above		13,715
Total administrative and general expenses allocable to Construction		$1,764,383
Pensions and Benefits applicable to Construction labor @12.811%	$14,200,724	1,819,255
Less that portion allocable to Contract Construction for ANPP		-0-
Total A & G Expense plus pensions and benefits allocable to Construction		$3,583,638
Construction Labor Base		$14,200,724
Capital A & G Ratio for 1972 $3,583,638 ÷ $14,200,724		25.236%

E.10    Use and Adjustment of Estimated Ratios
E.10.1    At the start of each calendar year an estimated Payroll Tax Ratio, Benefits Ratio, Operation and Maintenance A & G Ratio, Compensation Insurance Ratio, 0 & M Ratio, Construction Ratio and Capital A & G Ratio shall be used, and such rates shall be determined in accordance with the methods set forth in Sections E.4, E.5, E.6, E.7, E.8, and E.9, respectively. Such rates shall be based on the Operating Agent's system-wide expenses for the preceding calendar year; provided, that by agreement of the Auditing Committee, such rates may be adjusted to more nearly reflect the expenses of the current year because ·of tax legislation, labor contract negotiations, or other factors no reflected in the prior year's costs.
E.10.2    As soon as practicable after the end of each calendar year the actual Payroll Tax Ratio, Benefits Ratio, Operation and Maintenance A & G Ratio, Compensation Insurance Ratio, O & M Ratio, Construction Ratio and Capital A·& G Ratio for such year shall be determined in accordance with the method set forth in Sections E.4, E.5, E.6, E.7, E.8, and E.9 respectively, by using said year's actual system-wide expenses of the Operating Agent. Using said actual ratios, the portions of the Operating Agent's Payroll Taxes, workmen's compensation expenses, employee pensions and benefits expenses, and administrative and general expenses for which the Participants are obligated hereunder for costs of Operating Work and Capital Improvements shall be determined for such year. To the extent that such expenses are more than or less than those already paid by the Participants during said year, the Operating Agent shall bill or reimburse the Participants for the amount of such difference.

E.11    Modifications of Rate Computations and Application
E.11.1    If any Participant believes that the application of or the method used in determining the Payroll Tax Ratio, Benefit Ratio, Operation and Maintenance A & G Ratio, Compensation Insurance Ratio, 0 & M Ratio, Construction Ratio or Capital A & G Ratio results in an unreasonable burden on said Participant, that Participant may request that such application or method be submitted to the Auditing Committee for review; provided, that such review shall not be requested prior to June 1, 1983, and thereafter at intervals of not less than two (2) years each. After any such request, subject to the time limitations set forth above, the Auditing Committee shall review such application or method and shall endeavor to agree upon whether or not said believed unreasonable burden does actually exist. If after such review, the Auditing Committee determines that such application or method does result in an unreasonable burden on one or more of the Participants, the Auditing Committee shall determine and recommend a modified application or method to the Administrative Committee so that such unreasonable burden would be eliminated if such modified application or method is adopted by the Administrative Committee.
E.11.2    The Administrative Committee shall review the recommendations submitted by the Auditing Committee, and if as a result of such review, the Administrative Committee agrees that such unreasonable burden does exist and that said modified application or method eliminates such unreasonable burden, then the Administrative Committee shall adopt said modified application or method. If the Auditing Committee has not submitted a recommendation and the Administrative Committee agrees that such unreasonable burden does exist, the Administrative Committee shall endeavor to agree on a modified application or method. If the Administrative Committee is unable to agree on any matter brought before it under this Section E.11.2, then any Participant may call for arbitration of such matter pursuant to Section 24 provided the procedures set forth in Section 6.10 of the Participation Agreement shall have been first invoked.
E.11.3    Any modified method adopted by the Administrative Committee or determined through arbitration shall be retroactive to the first day of the month in which the unreasonable burden began except that the retroactive period can be no more than two (2) years· from the date of the requested review. Said modified method shall stay in effect until a new modified method is approved, but in no event less than two (2) years from the date of such adoption or determination.

APPENDIX F
INVESTMENTS IN AND ACCOUNTING FOR NUCLEAR FUEL
F.1    General Principles. The following principles shall govern the joint ownership and investments by Participants and their respective Fuel Lessors, if any, in Nuclear Fuel for ANPP, the amortization of such investments, the allocation of amortization charges among Participants and their sharing and payment, directly or by their respective Fuel Lessors, of costs incurred in connection with the acquisition, use and disposal of Nuclear Fuel. Such principles recognize that (i) investments in Nuclear Fuel will be made considerably in advance of its use, (ii) some elements affecting Fuel Expense may not be known until several years after the related Nuclear Fuel is used, and (iii) the FPC Accounts impose certain requirements respecting Nuclear Fuel cost accounting:
F.1.1    Ownership of and investments in Nuclear Fuel in any form acquired, used or held for use for ANPP, including each Fuel Assembly or portion thereof, all costs to obtain such Nuclear Fuel incurred up to the time of its delivery to the Nuclear Plant Site in a form ready for use in a Reactor, but excluding from such costs any interest during construction as well as any other interest, rental, carrying or use charges and, except as provided in Section 13.3 of the Participation Agreement, any ad valorem taxes or payments in lieu thereof, shall be shared by the Participants and their respective Fuel Lessors, if any, in accordance with the Participants' respective Generation Entitlement Shares.
F.1.1.l    Subject to Section F.1.1.3 hereof, any Participant may at its option sell and assign to and leaseback from a Fuel Lessor such Participant's undivided interest in any discrete portion or portions of the Nuclear Fuel or enter into such other leasing arrangements by which a Fuel Lessor shall (i) undertake such Participant's obligations to pay its share of the investments in any discrete portion or portions of the Nuclear Fuel and to advance funds as required under this Appendix F and (ii) lease to such Participant the undivided interest so acquired in such portion or portions of the Nuclear Fuel.
F.1.1.2    As an alternative to the leasing of Nuclear Fuel provided in Section F.1.1.1 hereof and subject to Section F.1.1.3 hereof, each Participant shall be entitled to provide its undivided interest in any discrete portion or portions of the Nuclear Fuel from time to time required for or resident in any Reactor or Reactors by requesting the Project Manager or the Operating Agent, as the case may be, to enter into a Nuclear Fuel Agreement on behalf of such Participant, providing for the acquisition by a Fuel Lessor and its lease or leaseback to such Participant of the undivided interest share of the Nuclear Fuel involved, upon terms which shall have been approved by such Participant.
F.1.1.3    Each sale and leaseback or other leasing arrangement by any Participant under Section F.1.1.1 hereof and each Nuclear Fuel Agreement entered into by the Project Manager or Operating Agent on behalf of any Participant under Section F.1.1.2 shall be consistent with and shall not give or purport to give any Fuel Lessor any different rights or obligations in respect of the leased undivided interest in the Nuclear Fuel than would be possessed or imposed hereunder by or upon the leasing Participant in the absence of such sale and leaseback, other leasing arrangement or Nuclear Fuel Agreement. For the purpose of assuring compliance with this Section F.1.1.3, no such sale and leaseback, other leasing arrangement or Nuclear Fuel Agreement shall be valid and enforceable against any other Participants or the Project Manager or the Operating Agent until it has been approved by the Administrative Committee as being consistent with this Appendix F, the Participation Agreement and the other Appendices thereto.
F.1.2    Each Participant, directly or by its Fuel Lessor or Lessors, shall pay such Participant's share of such investments in advance of the dates on which the payments therefor become due under any Nuclear Fuel Agreement.

F.1.3    Such investments, less or plus the related expected Net Salvage Values (which, as defined in Section F.2.19 hereof, makes allowance for all salvage costs), shall be amortized during those periods when the Nuclear Fuel is in a Reactor on the basis of the thermal energy produced in such periods (i.e., the thermal output from such Nuclear Fuel in such periods) to start up the Reactor, to hold the Reactor at hot stand-by or to generate Energy.
F.1.4    Such amortization charges shall be considered Fuel Expense which shall be shared by the Participants in accordance with the ratio of the Nuclear Fuel's thermal output used by them, respectively, to the total thermal output from the Nuclear Fuel.
F.1.5    To the extent that the thermal output used by any Participant from time to time exceeds its Generation Entitlement Share of the total thermal output, such Participant shall compensate the other Participants for the use of such excess thermal output by payments of the Fuel Expense therefor to the Operating Agent who shall reimburse the other Participants as appropriate from such payments received.
F.1.6    For the purpose of determining the amount of the Fuel Expense to be charged over any accounting period, estimates of total thermal output, reprocessing costs and salvage values shall be used which shall be changed from time to time as actual data becomes available or at such other times as the Administrative Committee shall direct.
F.1.7    Whenever changes are made in any factor which affects the determination of the Fuel Expense, the payments theretofore made or received by, or thereafter to become due from or to, each Participant shall be adjusted as may be appropriate so that at all times with the use of the best data available, Fuel Expense (i.e., accumulated amortization of net investment in Nuclear Fuel) shall be shared in accordance with each Participant's use of the thermal output obtained from the Nuclear Fuel.
F.1.8    All expenses incurred in connection with the receipt, storage and handling of Nuclear Fuel at the Nuclear Plant Site and the preparation for shipment of Nuclear Fuel from the Nuclear Plant Site, all Fuel Management Expenses including without limitation administration of this Appendix F, and all costs of fuels for ancillary facilities shall be determined, accounted for and shared in the same manner as any other operation costs governed by Sections 11.1 and 11.2 of the Participation Agreement.
F.1.9    Investments in Nuclear Fuel from and after its receipt at the Nuclear Plant Site, Estimated Fuel Expense and Fuel Expense, Estimated and Actual Reprocessing Costs and Estimated Net Salvage Value and Net Salvage Value shall be determined and accounted for upon a per Fuel Assembly basis and the Operating Agent shall keep such records and follow such procedures as may be required to determine as accurately as is reasonably feasible the thermal output from each Fuel Assembly inserted into a Reactor.
F.1.10    The foregoing principles and their application as hereinafter set forth are subject to such changes as the Administrative Committee may from time to time determine, and any disputes in respect thereof shall be resolved in the same manner as any other dispute under the Participation Agreement.
F.2    Definitions. The following terms, when used herein shall have the meanings hereinafter specified:
F.2.1    ACTUAL THERMAL OUTPUT (ATO): The thermal energy expressed in megawatt days (MWD) produced from one or more Fuel Assemblies during any given period or periods of residence in a Reactor or Reactors which has or have been used to start up and operate such Reactor or Reactors at any Power level or levels.

F.2.2    ACTUAL REPROCESSING COSTS (ARC): The sum of (i) all costs of reprocessing one or more Fuel Assemblies or components thereof, including costs of handling, shipment and storage incidental thereto and disposal of wastes (but excluding all costs of handling, shipment and storage chargeable as either Fuel Handling Expenses or Fuel Management Expenses) (ii) all costs of storage and disposal of Recovered Materials incurred within thirty (30) days after completion of reprocessing and receipt of the final assay report or reports for the reprocessing batch or batches involved and (iii) all costs for storage, surveillance and/or disposal of waste materials resulting from reprocessing.
F.2.3    ACTUAL SALVAGE VALUE (ASV): The sum of (i) the refunds or reimbursements, if any, received from any fuel vendor because of the failure of one or [more] Fuel Assemblies to meet any warranty or other performance obligations in the relevant Nuclear Fuel Agreement, and (ii) the net proceeds realized from the sale of any Fuel Assembly or Assemblies or components thereof disposed of by the Operating Agent prior to reprocessing or (iii) the value of all Recovered Materials to be established not later than thirty (30) days after the date of receipt of the final assay report or reports for the reprocessing batch or batches of which any Fuel Assembly or Assemblies or components thereof was or were a part at the price or respective prices under any contract to sell such Recovered Materials entered into within thirty (30) days after such date, or, if no such contract has been entered into within thirty (30) days after such date, then at the price or respective prices determined on the basis of the last sale of similar Recovered Materials, F.O.B the reprocessing plant or any storage facility operated in conjunction therewith, less (iv) payments, if any, to any fuel vendor under any Nuclear Fuel Agreement providing for the sharing of benefits accruing from production of thermal energy from any such Fuel Assembly or Assemblies in excess of a warranted or otherwise stipulated amount(s). For purposes of any such determination of value, the several Recovered Materials will be deemed similar even though there may be differences in enrichment, grade, quality or quantity if there is an accepted means for converting any such differences into monetary values.
F.2.4    ACCUMULATED FUEL EXPENSE (AFE): The accumulated Estimated Fuel Expenses and all adjustments made pursuant to Sections 4.2 to 4.6, inclusive, hereof amortizing the Estimated Net Assembly Costs of one or more Fuel Assemblies on the basis of its or their Estimated Thermal Output.
F.2.5    ASSEMBLY COST (AC): The total costs incurred for a complete new Fuel Assembly ready for insertion, or for a complete partially irradiated Fuel Assembly ready for reinsertion, into a Reactor and recordation in FPC Account 120.3, but excluding from. such costs (i) any interest during construction as well as any other interest, rental,· carrying or use charges and, except as provided in Section 13.3 of the Participation Agreement, any ad valorem taxes or payments in lieu thereof, (ii) all Fuel Handling Expenses, and (iii) all Fuel Management Expenses.
F.2.6    ASSIGNED ACTUAL THERMAL OUTPUT (AATO): In respect of each Reactor, the portion of the Actual Thermal Output of one or more Fuel Assemblies during any given period assignable to each Participant which shall be equal to the sum of (i) the product computed separately for each resident Fuel Assembly of (a) its total Actual Thermal Output during such period required for start-up and during operation of such Reactor at any Power level up to and including that required for such Reactor's Generating Unit to produce its Zero Net Load multiplied by (b) a percentage equal to such Participant' s Generation Entitlement Share, and (ii) the product computed separately for each resident Fuel Assembly of (a) its total Actual Thermal Output during such period used for Net Energy Generation multiplied by (b) the percentage of the total Net Energy Generation from all Generating Units during such period delivered to such Participant.
F.2.7 ESTIMATED FUEL EXPENSE (EFE): The expense of the character chargeable for any month to FPC Account 518 in accordance with Instruction A for said account, including any adjustments as may be made from time to time in accordance with Instruction D for said account, in respect of one or more Fuel Assemblies determined by multiplying (i) its or their Estimated Net Assembly Cost by (ii) the quotient of the Actual Thermal Output from such Fuel Assembly or Assemblies in such month divided by the Estimated Thermal Output from such Fuel Assembly or Assemblies.
F.2.8    ESTIMATED NET ASSEMBLY COST (ENAC): The Assembly Cost less the Estimated Net Salvage Value.
F.2.9    ESTIMATED NET SALVAGE VALUE (ENSV): The Estimated Salvage Value less the Estimated Reprocessing Cost.
F.2.10    ESTIMATED REPROCESSING COST (ERC): The sum of (i) estimated average cost of reprocessing a Fuel Assembly in an optimum size batch of Nuclear Fuel which may reasonably be expected to be available for reprocessing from all Reactors with reasonable shipping, storage and reprocessing charges under any contract entered into by the Operating Agent pursuant to the Participation Agreement; or in the absence of such a reprocessing contract, the estimated average cost of reprocessing a Fuel Assembly as recommended by the Operating Agent and approved by the Engineering and Operating Committee, (ii) the estimated average cost per Fuel Assembly of shipment of irradiated Fuel Assemblies in optimum batches, including all transportation charges, car, truck or trailer and container rental charges, and other incidental costs of shipment, (iii) estimated storage charges per Fuel Assembly for storage of irradiated Nuclear Fuel at any location other than the Nuclear Plant Site prior to reprocessing and of Recovered Materials for up to thirty (30) days after completion of reprocessing of the optimum size batch of Nuclear Fuel, provided such storage charges are not included in the cost of reprocessing pursuant to a reprocessing contract, (iv) estimated average cost per Fuel Assembly of disposal of Recovered Materials and of storage and/or disposal of waste materials resulting from reprocessing, including costs for handling, surveillance, preparation for shipment, assaying, weighing and brokerage fees or commissions, but excluding any Fuel Management Expenses, any administrative and general expenses of the Operating Agent, and any costs included in (i), (ii), and (iii) above, and (v) any estimated liability and property insurance premiums per Fuel Assembly incurred to cover such shipment, storage, reprocessing and disposal.
F.2.11    ESTIMATED SALVAGE VALUE (ESV): An amount equal to the sum of the respective products of (i) the quantity, expressed in grams, of the several Recovered Materials which it is calculated would be recovered by reprocessing a Fuel Assembly which has been removed from the Reactor upon producing its Estimated Thermal Output multiplied by (ii) the price per gram paid for similar Recovered Material at the most recent published or recorded sale at the time of making estimate.
F.2.12    ESTIMATED THERMAL OUTPUT (ETO): The total thermal energy, expressed in megawatt-days (MWD), expected to be produced from one or more Fuel Assemblies as specified in the applicable fuel management plan(s) in effect from time to time as proposed by the Operating Agent and approved by the Engineering and Operating Committee pursuant to Section 6.3.2 of the Participation Agreement.
F.2.13    FUEL EXPENSE ALLOCATION (FEA): In respect of each Reactor, the portion of Estimated Fuel Expense for one or more Fuel Assemblies chargeable to each Participant for any month which shall be equal to the product computed separately for each resident Fuel Assembly of (i) the Estimated Fuel Expense for such month for such Fuel Assembly multiplied by (ii) the quotient of (a) the Assigned Actual Thermal Output of such Participant from such Fuel Assembly during such month divided by (b) the Actual Thermal Output of such Fuel Assembly during such month.
F.2.14 FUEL EXPENSE CREDIT (FEC): The amount by which the Fuel Expense Allocation to any Participant for one or more Fuel Assemblies for any month is less than the product of (i) the Estimated Fuel Expense for such Fuel Assembly or Assemblies for such month multiplied by (ii) such Participant's Generation Entitlement Share.
F.2.15    FUEL EXPENSE DEBIT (FED): The amount by which the Fuel Expense Allocation to any Participant for one or more Fuel Assemblies for any month exceeds the product of (i) the Estimated Fuel Expense for such Fuel Assembly or Assemblies for such month multiplied by (ii) such Participant's Generation Entitlement Share.
F.2.16    FUEL HANDLING EXPENSES (FHE): All costs incurred by the Operating Agent at the Nuclear Plant Site · in connection with the receipt, inspection, storage, insertion, removal, preparation for shipment and other handling of Nuclear Fuel at the Nuclear Plant Site.
F.2.17    FUEL MANAGEMENT EXPENSE (FME): All costs incurred by the Operating Agent in connection with planning and ordering of, contracting, accounting for, and scheduling and managing the use of Nuclear Fuel, including any computer charges, consultant's fees, costs of any advisory or management services furnished by any Nuclear Fuel supplier, payroll and associated costs of the Operating Agent's personnel and an allowance for administrative and general expense of the Operating Agent, but excluding Fuel Handling Expenses and any expense incurred by the Project Manager in connection with contracting for nuclear steam supply systems and for each Reactor's initially purchased supply of Fuel Assemblies which expense shall be capitalized in accordance with Accounting Practice.
F.2.18    NET ASSEMBLY COST (NAC): The Assembly Cost less its Net Salvage Value.
F.2.19    NET SALVAGE VALUE (NSV): Actual Salvage Value of one or more Fuel Assemblies less the Actual Reprocessing Costs.
F.2.20    NUCLEAR FUEL EXPENDITURES (NFE): All expenditures which are made or scheduled pursuant to any Nuclear Fuel Agreement, but excluding any expenditures payable to any Fuel Lessor.
F.2.21    RECOVERED MATERIALS: Any source, special nuclear or by-product material, as such terms are defined in the Atomic Energy Act of 1954, as amended, and any other materials which are recovered or expected to be recovered during the reprocessing of one or more Fuel Assemblies for the purpose of reuse or sale in the form or forms in which such materials are recovered or expected to be recovered as a result of such reprocessing.
F.2.22    REFUELING CYCLE (RC): The interval between initial fuel loading of a Reactor and the first refueling thereof or between successive refuelings thereof whenever a significant number of Fuel Assemblies are removed from or inserted into such Reactor.

F.3	Forecasts of Cash Requirements and Advances of Funds
F.3.1    Within thirty (30) days after the execution of the initial Nuclear Fuel Agreement and quarterly on the first day of each January, April, July and October thereafter, the Operating Agent shall furnish to each Participant and its Fuel Lessor, if any, a forecast of its cash requirements to pay its share of all Nuclear Fuel Expenditures, including all payments to become due under each Nuclear Fuel Agreement then in effect and estimates of all other expenditures, including without limitation shipping charges, cask rentals, charges for storage at places other than the Nuclear Plant Site, reprocessing costs, enrichment services and conversion costs, of the character indirectly or directly chargeable to FPC Account 518, which it is reasonably expected will be made within two years of the date of the forecast. Such forecast shall set forth such cash requirements (i) for each quarterly period, commencing on the first day of January, April, July and October, in which Nuclear Fuel Expenditures shall become due and (ii) for each month of the first two quarterly periods covered by the forecast. Such forecast shall be revised and furnished to each Participant every three months thereafter.

F.3.2    Ten (10) days in advance of the date on which any Nuclear Fuel Expenditure shall become due the Operating Agent shall send a request for funds to each Participant and its Fuel Lessor, if any, for its share of such Nuclear Fuel Expenditure. Each Participant, or its Fuel Lessor, if any, shall advance or cause to be advanced to the Operating Agent the funds so requested not less than three (3) days before said due date. In the event the total amount advanced by all Participants or their respective Fuel Lessors shall exceed the amount of Nuclear Fuel Expenditures actually made, then any such excess advance shall be promptly returned to the Participants or their respective Fuel Lessors pro rata.
F.3.3    Funds not advanced to the Operating Agent as required pursuant to Section F.3.2 hereof shall be payable with interest, if any, accrued as provided in Section 23.3 of the Participation Agreement.
F.3.4    If a Participant or any Fuel Lessor shall dispute any portion of any amount specified in a forecast of Nuclear Fuel Expenditures or a request for funds, it shall make the total payment or advance specified in the request for funds and follow the procedures set forth in Section 23.4 of the Participation Agreement.

F.4	Determinations, Estimates and Reports
F.4.1    Upon Execution of the Nuclear Fuel Agreements: Within a reasonable time after execution of each Nuclear Fuel Agreement for Fuel Assemblies, the Operating Agent shall determine for each Fuel Assembly acquired or to be acquired under such Nuclear Fuel Agreement, and for all such Fuel Assemblies the totals of, the following:

F.4.1.1	Assembly Cost

F.4.1.2	Estimated Thermal Output

F.4.1.3	Estimated Reprocessing Cost

F.4.1.4	Estimated Salvage Value

F.4.1.5	Estimated Net Salvage Value

F.4.1.6	Estimated Net Assembly Cost
In addition, the Operating Agent at such time shall also estimate the total Net Energy Generation to be produced from the use of all such Fuel Assemblies and the average fuel cost per kilowatt-hour for such Net Energy Generation using such assumptions as the Operating Agent deems reasonable.
F.4.2    Upon Initial Fuel Loading: At the time of the initial loading of Fuel Assemblies into a Reactor the Operating Agent shall update its determinations made in accordance with Section F.4.1 hereof making such adjustments as may be warranted due to changes in any factor affecting the Estimated Thermal Output, Estimated Net Assembly Cost or estimated total Net Energy Generation to be produced from, the use of such Fuel Assemblies.
F.4.3    Monthly Determinations: Not later than ten (10) days after the end of each month after the initial fuel loading, the Operating Agent shall determine in respect of each Fuel Assembly:
F.4.3.1    Actual Thermal Output and Assigned Actual Thermal Outputs during such month (i) for Reactor operation at any Power level up to that required for Zero Net Load and (ii) for Net Energy Generation.
F.4.3.2    Actual Thermal Output and Assigned Actual Thermal Outputs ·during entire period of residence in a Reactor or Reactors to the end of such month.
F.4.3.3    Estimated Fuel Expense and Fuel Expense Allocations for such month.
F.4.3.4    Fuel Expense Debits and Fuel Expense Credits for such month.

F.4.3.5    Accumulated Fuel Expense as of the beginning and the end of such month.
F.4.3.6    In the event the Actual Thermal Output determined pursuant to Section F.4.3.2 shall exceed the Estimated Thermal Output, net adjustments to be made in Accumulated Fuel Expense and Fuel Expense allocations previously reported to Participants.
F.4.4    Upon Removal of Fuel Assemblies for Reprocessing or Other Disposal: Within thirty (30) days after the removal of any Fuel Assembly for reprocessing or other disposal, the Operationg [sic] Agent shall determine on the basis of the best information then available in respect of such Fuel Assembly:
F.4.4.1    Estimated Net Assembly Cost
F.4.4.2    Estimated Net Salvage Value
F.4.4.3    Actual Thermal Output during entire period of residence in a Reactor or Reactors.
F.4.4.4    Assigned Actual Thermal Output during such period for each Participant.
F.4.4.5    Net adjustments, for each annual reporting period affected, to the Accumulated Fuel Expense and Fuel Expense Allocations due to (i) differences between Estimated and Actual Thermal Output and (ii) changes in any factor affecting the Estimated Net Salvage Value.
F.4.5    Prior to Reactor Start-up After Refueling: Prior to start-up of a Reactor after any refueling, the Operating Agent shall determine with respect to each new Fuel Assembly inserted and each partially irradiated Fuel Assembly reinserted into the Reactor during such refueling the same data as that required under Section F.4.2.
F.4.6    Upon Completion of Reprocessing: Within thirty (30) days after the date of receipt of the final assay report or reports for each batch of reprocessed Fuel Assemblies or after other disposal of any Fuel Assemblies, the Operating Agent shall determine per Fuel Assembly:
F.4.6.1    Actual Reprocessing Cost
F.4.6.2    Actual Salvage Value
F.4.6.3    Net Salvage Value
F.4.6.4    Net Assembly Cost (using average Actual Reprocessing Costs and average Actual Salvage Values where appropriate).
F.4.6.5    Adjustments in Accumulated Fuel Expense and Fuel Expense Allocations due to differences not previously accounted for between Net Assembly Cost and Estimated Net Assembly Cost.
F.4.7    The Operating Agent shall furnish to each participant such written reports of the determinations made pursuant to this Section F.4 as the Auditing Committee shall direct.
F.5    Bills for Fuel Expense Debits and Net Adjustments
F.5.1    Promptly after making the determinations required under Section F.4.3, the Operating Agent shall bill each Participant having an aggregate Fuel Expense Debit for the purpose of reimbursing those Participants having aggregate Fuel Expense Credits.
F.5.2    Whenever the Operating Agent determines, pursuant to Sections F.4.3.6, F.4.4.5 or F.4.6.5, that net adjustments should be made in the Fuel Expense Allocations previously reported to Participants, the Operating Agent shall concurrently bill each Participant whose aggregate Fuel Expense Allocations should be increased in the amount of any such net adjustment for the purpose of reimbursing those Participants whose aggregate Fuel Expense Allocations should be decreased.

F.5.3    Promptly upon receipt of payment of any such bills for Fuel Expense Debits or for net adjustments, including any interest thereon pursuant to Section F.5.4 hereof, the Operating Agent shall pay the amounts so received to those Participants entitled thereto pro rata.
F.5.4    Bills rendered pursuant to Sections F.5.1 and F.5.2 shall be due and payable fifteen (15) days after receipt. Any bill not paid on its due date shall bear interest from and after said due date at the rate of ten percent (10%) per annum or the maximum rate of interest legally chargeable, whichever is lesser.
F.5.5    If any Participant shall dispute any determination made by the Operating Agent pursuant to Section F.4 or any bill rendered pursuant to this Section F.5, the disputant shall make the total payment billed or accept the payment rendered and follow the procedures set forth in Section 23.4 of the Participation Agreement.

APPENDIX G
PRE-OPERATIONAL OPERATING WORK
G.1    Training
G.1.1    The Operating Agent shall be responsible for the recruitment, employment, training and licensing of all personnel required for the operation and maintenance of ANPP, including without limitation senior reactor operators, reactor operators, equipment and maintenance personnel, fuel handling crews, engineering, nuclear, radiation protection and other supporting staff personnel and supervisors.

G.1.2    Within 90 days after execution of the contract for one or more nuclear steam supply systems, the Operating Agent shall prepare an ANPP operating and maintenance organization chart and a program, schedule and budget of employment, training and licensing requirements. Such organization chart, program, schedule and budget shall be submitted to the Administrative Committee for its review and approval. Following such review the Operating Agent shall proceed with the implementation thereof with such changes as may be directed by the Administrative Committee.

G.2	Monitoring Programs
G.2.1    From and after the issuance of a construction permit by the U.S. Atomic Energy Commission the Operating Agent shall assume responsibility for the conduct of all on-site and off‑site environmental monitoring programs, including those continuing environmental monitoring programs initiated by the Project Manager, relevant to the protection of the environment, the implementation of Section 29 of the Participation Agreement or as required by law.
G.2.2    In carrying out the responsibilities set forth in Section G.2.1 hereof the Operating Agent shall coordinate its activities, including those performed by any contractor, with the Project Manager so as to avoid or minimize any interference with any Construction Work.
G.2.3    The transfer of responsibility for environmental monitoring programs to the Operating Agent shall not relieve the Project Manager of its responsibilities of conducting Construction Work in compliance with Section 29 of the Participation Agreement.

G.3    Pre-Operational Testing
G.3.1    The Operating Agent shall participate in and furnish the personnel required for the pre‑operational testing of all systems and components of each Generating Unit as such systems are turned over to ANPP for such testing.
G.3.2    Such activities of the Operating Agent shall be coordinated with the Project Manager, and the Project Manager shall not accept any such systems or components without the consent of the Operating Agent.
G.4    Acceptance, Storage and Loading of Nuclear Fuel. In coordination with the Project Manager the Operating Agent shall be responsible, subject to the terms of any Nuclear Fuel Agreement, for delivery, schedules, inspection, acceptance and storage of Nuclear Fuel to or at the Nuclear Plant Site.
G.5    Operating Procedures and Equipment. The Operating Agent shall review, comment on and approve all operating procedures and equipment manuals prepared by any contractor or supplier of any system or component of each Generating Unit.

G.6    Fuel Loading and Initial Start-up. In coordination with the Project Manager and subject to the provisions of any Construction Agreement, the Operating Agent shall furnish such personnel as may be required to load Nuclear Fuel into each Reactor, conduct the initial start-up of each Generating Unit, including all operational testing of the systems and components thereof and all subsequent operation of the Generating Unit or any portion thereof prior to the Date of Firm Operation.

G.7    Pre-Operational and Training Expenses
G.7.1    The Operating Agent shall establish a separate account for accumulation of all charges incurred (except training expenses) relating to the operation of each Generating Unit prior to its Date of Firm Operation. Charges to this separate account shall include (a) the Estimated Fuel Expense and other consumable supplies, items and equipment incidental to start-up and (b) the cost of all operation and maintenance expenses (exclusive of the cost of all operation and maintenance performed by start-up crews furnished by any contractor) determined in accordance with Section 11 of the Participation Agreement.
G.7.2    The Project Manager shall charge all costs accumulated in such separate account to Construction Costs.
G.7.3    The initial training expenses shall consist of labor (except for maintenance personnel engaged in actual construction), material, transportation, services and any other costs applicable to hiring and training, including any relocation of personnel, for Operating Work.
G.7.4    Initial training expenses shall also include departmental overheads, time-off allowances, Payroll Taxes, employee pensions and benefits, workmen's compensation expenses and administrative and general expenses determined in accordance with Section 11 of the Participation Agreement.
G.7.5    The Operating Agent shall accumulate the initial training expenses up to but not beyond the Date of Firm Operation in a manner to provide identification and basis for the monthly billing to the Participants in accordance with Section G.7.6 hereof.
G.7.6    The Operating Agent shall bill each Participant and each Participant shall advance funds to the Operating Agent for the payment of training expenses in the manner set forth in Section 12 of the Participation Agreement.

APPENDIX H
OPERATING EMERGENCY
H.l    In the event of an Operating Emergency, the Operating Agent shall, in addition to the action required to be taken pursuant to Section 8.3.26 of the Participation Agreement, take such steps as are required in this Appendix H.
H.2    As soon as practicable after·the commencement of an Operating Emergency, the Operating Agent shall advise each Participant of the occurrence of the Operating Emergency, its nature and the steps taken or to be taken to terminate the Operating Emergency.
H.3    As soon as practicable after giving the advice required pursuant to Section H.2 hereof, the Operating Agent shall submit an estimate of expenses, incurred and projected, required to terminate the Operating Emergency and to restore the availability of each Generating Unit affected and the estimated time schedule within which such measures can be accomplished. In the event the uninsured cost of restoring the availability of such Generating Unit to its Rated Capacity shall exceed 10% of its original cost as defined in the FPC Accounts, the Operating Agent shall obtain the approval of the Administrative Committee before committing any expenditures therefor; provided however, that nothing herein shall prevent the Operating Agent from incurring any expense it deems in its sole discretion necessary to protect the health and safety of the public.
H.4    Subject to Section H.3 hereof and Section 16 of the Participation Agreement, costs incurred in terminating an Operating Emergency and restoring the availability of each Generating Unit affected may be billed to the Participants by the Operating Agent on the basis of its estimate of such costs with adjustment to be made in accordance with Sections H.6 and H.7 hereof when a final cost determination has been made.
H.5    Following the termination of the Operating Emergency, the Operating Agent shall submit to each Participant a report containing a summary of the costs incurred and expenditures made in connection with the repair, restoration or reconstruction and such other information as may be required by the Administrative Committee.
H.6    The Operating Agent shall allocate to the Participants, in accordance with Section 11 of the Participation Agreement, the costs incurred or expenditures made in such repair, restoration or reconstruction which are charged as maintenance expense.
H.7    The Operating Agent shall allocate to the Participants, in accordance with their respective Generation Entitlement Shares the costs incurred or expenditures made in such repair, restoration or reconstruction which are capitalized.

APPENDIX I
PRINCIPLES FOR OWNERSHIP, CONSTRUCTION AND OPERATION
OF THE ANPP HIGH VOLTAGE SWITCHYARD(S)

I.1    Components of ANPP High Voltage Switchyard(s): The ANPP High Voltage Switchyard(s) shall consist, as generally depicted on Exhibit I-1 attached to this Appendix I, of a basic breaker-and-a-half scheme, comprising the termination facilities for the transmission lines, generator step-up transformer high voltage leads and auxiliaries, including, but not limited to, the high voltage busses, structures, power circuit breakers, disconnect switches, control building, switchyard auxiliary and protection systems and fencing.
I.2    Ownership, Titles and Cost Responsibilities: The Participants shall acquire firm entitlement and shall acquire and own undivided interests as tenants in common in the components of the ANPP High Voltage Switchyard(s) as follows:
I.2.1    Description of facilities associated with generator and auxiliary terminations to be developed, which facilities shall be owned and the cost responsibility shared by the Participants in proportion to their respective Generation Entitlement Shares.
I.2.2    Description of facilities associated with outgoing lines to be developed, which facilities shall be owned and the cost responsibility shared by the Participants on the basis of the ratio of the number of their respective bay positions to the total number of bay positions.
I.3    Project Manager and Operating Agent:
I.3.1    Salt River Project shall be the "project manager'' and "operating agent" for the ANPP High Voltage Switchyard(s), shall carry out the duties and responsibilities associated therewith pursuant to the provisions of the Participation Agreement applicable to the Project Manager and Operating Agent except as such provisions shall be inappropriate to a high voltage switchyard(s).
I.3.2    The system studies, engineering, design, construction, operation and maintenance of the ANPP High Voltage Switchyard(s) performed by the "project manager" and "operating agent" shall be coordinated with ANPP and shall meet all requirements, including without limitation, reliability and quality assurance criteria, imposed by industry codes and standards and Federal and state regulatory agencies.
I.3.3    The "project manager" for the ANPP High Voltage Switchyard(s) shall provide the Project Manager with such information, studies and documents respecting the ANPP High Voltage Switchyard(s) as it may request for the purpose of obtaining any requisite permit, license, certificate or authority to construct and operate ANPP, and shall make available to the Project Manager for ANPP qualified personnel for appearance at any meetings, conferences or hearings with or before any regulatory agency.
I.4    Use of High Voltage Switchyard(s)
I.4.1    Each Participant shall have the right to use its firm entitlement in the ANPP High Voltage Switchyard( s) according to its cost responsibility to transmit to or from its designated delivery points under normal operating conditions Power in an amount equivalent to the sum of its Power entitlements in each Generating Unit when operated at its Target Capacity and to reserve the ANPP High Voltage Switchyard(s) for such other equivalent transmission capacity without regard to the origin, source, ownership or type of generation used to produce such Power.
I.4.2    Any Participant may acquire firm entitlement, including additional delivery points, in and the right to use the ANPP High Voltage Switchyard(s) in addition to that provided for in Section 1.4.1 hereof, upon the written agreement of all Participants having cost responsibility under the Participation Agreement for the facilities over which such firm entitlement is sought, provided that said firm entitlement does not materially interfere with the right of any other Participant to utilize its entitlement as provided in Section I.4.1 hereof. Such written agreement shall specify the amount of monetary compensation to be paid to and the allocation among the Participants for such firm entitlement.
I.4.3    Any Participant may make non-firm use of ANPP High Voltage Switchyard(s) capacity in addition to its uses under Sections I.4.1 and I.4.2 hereof to the extent that such capacity is determined to be available by the "operating agent" for the ANPP High Voltage Switchyard(s) in accordance with criteria to be approved by the Administrative Committee.
I.4.4    If two or more Participants concurrently desire to make non-firm use of ANPP High Voltage Switchyard(s) capacity in the same segment of the ANPP High Voltage Switchyard(s) pursuant to Section I.4.3 hereof and the available capacity in such segment is not adequate to satisfy all such requests, then, unless otherwise agreed, the available capacity will be shared by those Participants concurrently requesting such capacity in proportion to their respective cost responsibilities in such segment.
I.4.5    The Participant's designated points of delivery shall be determined by system studies; however, each Participant shall have at least one designated delivery point at the ANPP High Voltage Switchyard(s).
I.4.6    Each Participant shall be entitled to interconnect its transmission system with the ANPP High Voltage Switchyard(s), and the costs of such interconnection shall be paid by such Participant.
I.4.7    It is not the intention of the Participants to dedicate any capacity in the ANPP High Voltage Switchyard(s) for use by third parties.
I.5    Additions to ANPP High Voltage Switchyard(s)
I.5.1    In the event a Participant desires an additional bay position(s) in the ANPP High Voltage Switchyard(s), the ownership ratios prescribed in Section I.2.2 hereof, and the cost responsibility associated therewith, shall be reallocated among all Participants having an interest therein based upon the ratio of the "revised" number of their respective bay positions to the "revised" total number of bay positions.
I.5.2    A Participant desiring an additional bay position in the ANPP High Voltage Switchyard(s) pursuant to this Section 1.5, shall furnish, at its own expense, sufficient breakers to maintain the basic breaker-and-a-half scheme, and such other facilities as are necessary to provide an additional bay position, which facilities upon installation shall become part of the ANPP High Voltage Switchyard(s).
I.5.3    The design of switchyard additions shall be approved by the "operating agent".
I.6    Transfer or Assignment of Interest
I.6.1    The provisions of Section 15 of the Participation Agreement shall apply to the ANPP High Voltage Switchyard(s) subject to the following:
I.6.1.1    Any transfer or assignment by a Participant of all or part of its Generation Entitlement Share, together with an equal interest in the ownership of ANPP and in the Project Agreements, shall include the transfer or assignment, as the case may be, of an equal interest in that portion of the ANPP High Voltage Switchyard(s) described in Section I.2.1 hereof attributable to said Participant.

I.6.1.2    In the event of a transfer or assignment by a Participant of part of its ownership interest in that portion of the ANPP High Voltage Switchyard(s) described in Section I.2.2 hereof, the ownership ratios and cost responsibilities associated therewith shall be reallocated among all Participants having an ownership interest therein, said reallocation to be based on the ratio of the "revised" number of their respective bay positions to the "revised" total number of bay positions.
I.6.1.3    Any transferee or assignee of that portion of the ANPP High Voltage Switchyard(s) described in Section I.2.2 hereof, shall furnish, if necessary, at its own expense, sufficient breakers to maintain the basic breaker-and-a-half scheme, and such other facilities as are necessary to provide said transferee or assignee a bay position within the ANPP High Voltage Switchyard(s), which facilities, upon installation, shall become part of the ANPP High Voltage Switchyard(s).

EXHIBIT I-1 8-20-73

ANPP HIGH VOLTAGE SWITCHYARD

MAIN TRANSFORMER
1
M.O. DISC.
RESERVE STATION TRANSFORMER FOR UNITS 1-2 AUXS.
2
3
UNITS 3-4 AUXS.
4

APPENDIX J

PRINCIPLES OF INTERCONNECTED OPERATION
FOR FOUR CORNERS INTERCONNECTION AGREEMENT
The following principles with respect to Forecast Capacity Resources Margin, Spinning Reserve Capacity, Emergency Service, Interruptible Load as a substitute for Spinning Reserve Capacity, and System Operations are agreed to and shall be incorporated in the Four Corners Interconnection Agreement:
1.0    Forecast Capacity Resources Margin
1.1    The Forecast Capacity Resources Margin of each Participant for any month is the difference between its Capacity Resources for that month and its Estimated Peak Demand for that month where:
1.1.1    Except as provided in Section 1.9 hereof, Capacity Resources are the sum of such Participant's Existing Capacity Resources and Planned Capacity Resources which have been accredited by the Interconnection Committee under the criteria set forth in Exhibit I hereto.
1.1.2    Except as provided in Section 1.3 hereof, Estimated Peak Demand shall be based on historical Peak Demands and shall include provisions for such things as anticipated load growth and anticipated additions or deletions of large loads.
1.2    The Participants recognize that it is prudent practice that each provide a Forecast Capacity Resources Margin at least equal to 15% of the Estimated Peak Demand for each month of each calendar year, but the Interconnection Agreement shall not obligate any Participant to do so.
1.3    Except for uncontrollable forces, if any Participant is unable to provide an Actual Capacity Resources Margin at least equal to 15% of the Peak Demand for each month of any three consecutive calendar years when its Forecast Capacity Resources Margin has been 15% or greater for each month of the same ·three years, the Estimated Peak Demand to be submitted by such Participant during the next three consecutive calendar years shall be at least equal to the Estimated Peak Demand computed using the arithmetic average of such Participant's electric system load growth rate in per cent for the immediate preceding five years.
1.4    The Forecast Capacity Resources Margin factor of 15% referred to in Sections 1.2 and 1.3 hereof shall be subject to review by the Interconnection Committee at any time upon the request of any Participant and may be changed only by unanimous agreement of the Participants, acting through the Interconnection Committee.
1.5    Except as provided in Section 1.6 hereof, on or before November 1 of each calendar year until termination of the Interconnection Agreement, each Participant (hereinafter referred to as "First Participant") shall, and at any other time may, prepare for its electric system and submit to each other Participant (hereinafter referred to as "Second Participant") for review, its history and forecast, prepared on a monthly basis, of (i) Peak Demands, Existing Capacity Resources and Actual Capacity Resources Margin for the preceding calendar year, and (ii) Estimated Peak Demands, Existing Capacity Resources and Planned Capacity Resources for the next three consecutive calendar years (such history and forecast are hereinafter referred to as "Program"). Each Program shall contain such detailed information, be based on such assumptions and be in such form as the Interconnection Committee may from time to time specify. The three-year period may be changed only by unanimous agreement of the Participants, acting through the Interconnection Committee.    · ··
1.6    The initial Program submitted by each First Participant in accordance with Section 1.5 hereof shall contain information for the calendar year 1969 and the next three consecutive calendar years. Such initial Program of each First Participant shall not be subject to objection by any Second Participant.

1.7    Each Participant shall take all steps reasonably necessary to carry out its most recently submitted Program. Each First Participant shall promptly submit to each Second Participant a new Program if at any time such First Participant (i) establishes a new forecast of Estimated Peak Demand which differs from that in its most recently submitted Program, or (ii) determines it will be unable to retain the Existing Capacity Resources or provide the Planned Capacity Resources shown in its most recently submitted Program, or (iii) chooses to change its Capacity Resources as shown in its most recently submitted Program. Such new Program shall reflect such differences or changes and shall state the reasons therefor. The Program previously accepted will stay in force for sixty (60) days after submittal of the revised Program.
1.8    Each Program submitted in accordance with Section 1.5 hereof and each revised Program submitted in accordance with Section 1.7 hereof shall be reviewed by each Second Participant; provided, however, that:
1.8.1    For any Program submitted in accordance with Section 1.5 hereof, only the new information submitted for the calendar year furthest in the future in each Program shall be subject to acceptance or objection by each Second Participant. Each First Participant's Program shall be deemed to have been accepted by each Second Participant which has not notified such First Participant and all other Second Participants of an objection within sixty (60) days following submittal of the Program.
1.8.2    For any revised Program submitted in accordance with Section 1.7 hereof, only that portion of the original Program which has been revised shall be subject to acceptance or objection by any Second Participant. Each revised Program shall be deemed to have been accepted by each Second Participant which has not notified the First Participant submitting such revised Program and all other Second Participants of an objection within sixty (60) days following submittal of the revised Program.
1.8.3    If any Second Participant objects to the Program or the revised Program of any First Participant and so notifies such First Participant and all other Second Participants within sixty (60) days, such Second Participant shall be relieved of its obligation specified under Section 3.2 hereof to provide Emergency Service to such First Participant during the calendar year or portion thereof, as the case may be, corresponding to the part of the Program or revised Program to which the objection was made by such Second Participant. Such First Participant shall also be relieved of its obligation specified under Section 3.3 hereof to schedule Emergency Service from such Second Participant during such calendar year or such portion thereof.
1.8.4    Except for uncontrollable forces, if under the revised Program submitted in accordance with Section 1.7 hereof, any First Participant (i) defers construction of a Planned Capacity Resource, or (ii) retires an Existing Capacity Resource included in its Program during the period of applicability of such revised Program, or (iii) terminates or fails to effect any purchase of a Capacity Resource during the period of applicability of such revised Program, which in any case causes such revised Program to result in a Forecast Capacity Resources Margin of less than 15% of the Estimated Peak Demand in any month, and such deficiency has not been waived by all Second Participants, the rate to such First Participant for purchasing Emergency Service from any Second Participant scheduled under this Interconnection Agreement during the period of applicability of such revised Program shall be as provided in Section 3.4.2 hereof.
1.8.5    If under any revised Program submitted in accordance with Section 1.7 hereof, such First Participant's Capacity Resources are reduced because of uncontrollable forces, resulting in a Forecast Capacity Resources Margin of less than 15%, the rate to a First Participant for purchasing Emergency Service scheduled under this Interconnection Agreement during the period of such deficiency shall be as provided in Section 3.4.1 hereof.

1.9    If a Second Participant objects to a Planned Capacity Resource of a First Participant, the matter shall not be resolved until such Planned Capacity Resource under dispute is, in the opinion of such First Participant, capable of becoming an Existing Capacity Resource. At that time the Second Participant may request that the Interconnection Committee accredit the Existing Capacity Resource. If the Interconnection Committee is unable to make such accreditation, then either the First Participant or the Second Participant may submit the matter to arbitration. Prior to and during the dispute, and during arbitration, the Capacity Resource shall be deemed to have been accredited by the Interconnection Committee in accordance with Section 1.1.1 hereof as claimed by the First Participant submitting the Program.
1.10    When a Participant is involved in a future multiple-ownership Planned Capacity Resource, to the extent that such resource is planned for service at a date later within the same calendar year than such Participant would have been able to place an alternative resource in service on its own electric system during such calendar year, such Participant shall be allowed to include the amount of its participation in such resource in its Planned Capacity Resources beginning with the date it can demonstrate it would have been capable of placing such alternative resource in service.
2.0    Spinning Reserve Capacity
2.1    Except as provided in Section 3.3.1 hereof, each Participant shall at all times be obligated to maintain a minimum amount of Spinning Reserve Capacity equal to the larger of:
2.1.1    Seven per cent (7%) of its electric system Demand for the then-current clock-hour; or

2.1.2
The Existing Capacity Resources associated with the largest single contingency loss of generation due to the loss of any single synchronized generating unit or single transmission circuit on or serving its electric system.

2.2    During any period in any day when a Participant is receiving energy from any other Participant and/or third party pursuant to a contract which provides that such energy is interruptible at the discretion of the supplier, such receiving Participant shall maintain, in addition to the Spinning Reserve Capacity required under Section 2.1 hereof, an amount of Spinning Reserve Capacity equivalent to that generating capacity which would be required to generate such interruptible energy on the electric system of such receiving Participant.
2.3    The following constitutes Spinning Reserve Capacity or shall be considered a substitute for Spinning Reserve Capacity:
2.3.1    Unloaded generating capacity synchronized to an electric system on units and at locations whereby governor, load frequency response or other control action will cause such generating capacity to assume load.
2.3.2    Interruptible Load meeting the criteria set forth in Exhibit II hereto but not to exceed 15% of a Participant's obligation to maintain Spinning Reserve Capacity, as set forth in Section 2.1 hereof.
2.3.3    Existing Capacity Resources which are loaded with energy being supplied to another Participant and/or third party pursuant to contracts which provide that such energy is interruptible without notice at the discretion of such supplying Participant, and for which the purchaser is carrying an amount of Spinning Reserve Capacity equivalent to the amount of generating capacity required to generate such energy, in addition to the purchaser's other obligations to carry Spinning Reserve Capacity.
2.4    The obligation of each Participant to maintain the amount of Spinning Reserve Capacity set forth in Section 2.1 hereof shall be met:
2.4.1    By such Participant maintaining Spinning Reserve Capacity on its own electric system which is not contractually committed to other Participants and/or third parties as Spinning Reserve Capacity;
2.4.2    By such Participant purchasing Spinning Reserve Capacity from any other Participant or third party which is not being used by the seller to meet its obligation to maintain Spinning Reserve Capacity and which is not contractually committed to other Participants or third parties as Spinning Reserve

Capacity; provided that sufficient unloaded transmission capacity and/or transmission capacity loaded with energy which is interruptible exists and is available between the electric systems of such Participant and the seller to enable such Participant to meet the obligation of Section 2.1 hereof;
2.4.3    By such Participant sharing Spinning Reserve Capacity with other Participants and/or third parties under contractual arrangements in full force; provided that the total amount of Spinning Reserve Capacity available to the sharing Participants and/or third parties must be at least equal to the greater of (i) 7% of the coincident clock-hour Demand on the combined electric systems of the sharing Participants and/or third parties for the then-current clock-hour, or (ii) the generating capacity associated with the largest single contingency loss of generation due to the loss of any single, synchronized generating unit or single transmission circuit on the combined electric systems of the sharing Participants and/or third parties or serving the combined electric systems of the sharing Participants and/or third parties for the purpose of transmitting generating capacity to which such sharing Participants and/or third parties are entitled from other electric systems; provided further, that sufficient unloaded transmission capacity and/or transmission capacity loaded with energy which is interruptible exists and is available between the electric systems of such Participant and the seller to enable such Participant to meet the obligation of Section 2.1 hereof; or
2.4.4    By any combination of Sections 2.4.1, 2.4.2 and 2.4.3 hereof.

3.0	Emergency Service
3.1    Emergency Service under this Interconnection Agreement shall consist of:
3.1.1    Spinning Reserve Capacity (without energy) scheduled and purchased by a Participant from other Participants to meet the obligation of the purchasing Participant to maintain Spinning Reserve Capacity.
3.1.2    Capacity Resources and associated energy scheduled and purchased by a Participant from another Participant to meet a part of the purchasing Participant's electric system load requirements.
3.2    Except as provided in Section 1.8.3 hereof, in the event of an Emergency affecting the electric system of any Participant, each other Participant shall make every reasonable effort to schedule requested Emergency Service to such Participant during the period of the Emergency as requested by such Participant; provided, that the supplying Participant shall be the sole judge of its ability to provide such Emergency Service without impairing reliability of service to its customers and its ability to fulfill its obligations to others.
3.3    Except as provided in Section 1.8.3 hereof, each Participant suffering an Emergency on its electric system shall be obligated to schedule Emergency Service under this Interconnection Agreement or similar service under contracts or arrangements with others as follows:
3.3.1    Such Participant shall be relieved of its obligation to maintain the amount of Spinning Reserve Capacity set forth in Section 2.1 hereof, but not the obligation set forth in Section 2.2 hereof, for a period equal to the longer of (i) 12 hours or (ii) the remainder of that calendar day.  Due diligence shall be used by such Participant to restore its Spinning Reserve Capacity and meet its obligation for maintaining Spinning Reserve Capacity as soon as practicable after the commencement of such Emergency. If such Participant, by utilizing Spinning Reserve Capacity on its own electric system and/or Spinning Reserve Capacity of the other Participants and/or third parties with which it has contractual arrangements in full force to share Spinning Reserve

Capacity, is unable to meet its obligation under Section 2.1 hereof by the time of the expiration of the aforesaid period of (i) 12 hours or (ii) the remainder of that calendar day, then such Participant shall purchase and schedule from other Participants and/or third parties the Spinning Reserve Capacity required to meet its obligation under Section 2.1 hereof.
3.3.2    Notwithstanding Section 3.3.1 hereof, if such Emergency causes Existing Capacity Resources to be less than load plus minimum regulating margin on a Participant's electric system, such Participant shall within one-half hour (i) schedule Emergency Service or similar service and/or (ii) reduce load on its electric system, in amounts sufficient to provide at least a minimum regulating margin on its electric system.
3.4    The rates for Emergency Service scheduled by a Participant under this Interconnection Agreement shall be as follows:
3.4.1    Except as provided in Section 3.4.2 hereof, if Emergency Service is scheduled by any Participant with any other Participant under this Interconnection Agreement, the receiving Participant shall pay the supplying Participant at a rate of $0.10 per day for each kilowatt of demand scheduled up to a maximum of $2.00 per kilowatt-month. The minimum rate for any Emergency Service scheduled for less than one day under this Section 3.4.1 shall be $0.10 per kilowatt.
3.4.2    If Emergency Service shall be scheduled at any time during the calendar year for which the scheduling Participant has submitted a Program, in accordance with Section 1.5 hereof, or a revised Program in accordance with Section 1.7 hereof which shows the Forecast Capacity Resources Margin to be less than 15% of its Estimated Peak Demand for any month of the said calendar year then the receiving Participant shall pay the supplying Participant at a rate of $1.00 per kilowatt per week for each week in such calendar year in which it schedules Emergency Service under this Section 3. The minimum rate for any Emergency Service scheduled for less than one week under this Section 3.4.2 shall be $1.00 per kilowatt.
3.4.3    The Participant furnishing energy with said Emergency Service shall receive payment for such energy at the rate of 115% of the Incremental Cost incurred by such Participant in furnishing such energy.
3.5    If an Emergency on a Participant's electric system causes its Existing Capacity Resources available to meet load to be less than load plus minimum regulating margin and such Participant has not within one-half hour (i) scheduled Emergency Service under this Interconnection Agreement or similar service under other contracts in full force and/or (ii) reduced load on its electric system in amounts sufficient to provide at least a minimum regulating margin on its electric system, then such Participant shall be deemed to have scheduled Emergency Service from the other Participants for the duration of such period in an amount equal to that which would have been required to meet its load and maintain such minimum regulating margin. Such Participant shall pay the other Participants at a rate of $1.00 per kilowatt per week for each week in such calendar year in which such Emergency Service was deemed to have been scheduled. The minimum period for any such Emergency Service so deemed to have been scheduled shall be at least one week.
3.6    Payments made by a Participant under Section 3.5 hereof shall be distributed among the other Participants in proportion to their respective Participation Shares; provided, that, if any Participant has entered into any other interconnection agreement containing provisions similar to Section 3.5 hereof, the payment of $1.00 per kilowatt per week shall be divided equally among each of such interconnection agreements, including this Interconnection Agreement, and the total of such payments shall be $1.00 per kilowatt per week.    ·
4.0    Interruptible Load as a Substitute for Spinning Reserve Capacity
4.1    The amount of Interruptible Load which any Participant may use for Spinning Reserve Capacity shall not exceed 15% of such Participant's obligation to maintain Spinning Reserve Capacity in accordance with Section 2.1 hereof. The factor of 15% shall be reviewed from time to time by the Interconnection Committee and may be changed only by unanimous agreement of the Participants acting through the Interconnection Committee.
4.2    Interruptible Load shall meet the criteria set forth in Exhibit II hereto to be includible as a substitute for Spinning Reserve Capacity; provided, however, that each Participant shall submit evidence to the Interconnection Committee to verify that the proposed Interruptible Load meets the criteria set forth in Exhibit II hereto before such Participant may use Interruptible Load to meet a portion of its obligation to maintain Spinning Reserve Capacity. If none of the members of the Interconnection Committee object to such evidence within sixty (60) days of its submission, it shall be deemed to have met such criteria. If one or more members object and the matter cannot be resolved, then the matter of whether or not such criteria has been met by a Participant shall be submitted to arbitration. Such disputed Interruptible Load shall not be included as Spinning Reserve Capacity prior to completion of arbitration in this matter.
4.3    Interruptible Load shall not be included in Estimated Peak Demands or as a substitute for a Capacity Resource.
5.0    System Operations
5.1    The Participants shall operate their electric systems continuously in parallel; provided, however, each Participant shall have the right to separate the wholly-owned facilities of its electric system from the electric system of any other Participant(s):
5.1.1    If, in the judgment of the separating Participant, abnormal operating conditions exist which require such separation to prevent damage to its facilities, injuries to personnel or unsatisfactory service to its customers; or
5.1.2    Under certain conditions of high or low frequency or voltage, which conditions shall have been reviewed and coordinated by the Participants acting through the Interconnection Committee; or
5.1.3    For necessary inspection, maintenance, repair or replacement of its facilities, or additional construction; provided, however, that reasonable advance notice of any scheduled outage of such facilities and the estimated duration thereof is given to the other Participant(s), if practicable, so as to minimize interference with the electric system operations of such other Participant(s).
5.2    Unless otherwise mutually agreed, each Participant shall provide the reactive power requirements of its own electric system, and each Participant shall cooperate to control the flow of such reactive power to prevent the introduction of objectionable operating conditions on the electric system of any Participant(s).
5.3    Each Participant shall use its best efforts to regulate continuously the generation of power within its Control Area so that the measured amount of net interchange of power between its Control Area and those Control Areas with which it is interconnected is equal to the scheduled amount of such net interchange of power, taking into account the frequency regulation contribution of its Control Area.
5.4    Operating procedures pertaining to interconnected system operations shall be established by the Participants acting through the Interconnection Committee.

EXHIBIT I
CRITERIA FOR ACCREDITING CAPACITY RESOURCES

1.0    Purchased Power
1.1    A purchased power source must be available to the purchasing Participant in a manner which is at least equivalent to a generating unit of equal size on the electric system of such purchasing Participant.
1.2    A purchased seasonal power source which meets the criteria of Section 1.1 shall be accredited to the extent it is capable of being used to meet electric system load requirements.
1.3    A power source which is secondary or interruptible will not be considered as a Capacity Resource.
2.0    Generation
2.1    Generating resources must meet the following requirements:
2.1.1    All essential equipment is available for service, except during planned maintenance or Emergencies.
2.1.2    The amount of capacity to be accredited is at that kilowatt rating for individual generating units which the owner is willing to use for continuous full-load operation as shown by each Participant's plant logs or documents issued to system dispatchers authorizing such unit loadings.
2.1.3    Shall not be shut down or taken out of service without anticipation of being used again for any purpose, including cold stand-by.
2.1.4    If a hydro resource, it shall be accredited to the extent it is capable of being used to meet electric system load requirements.

EXHIBIT II
CRITERIA FOR INTERRUPTIBLE LOAD
Interruptible Load can be used as Spinning Reserve Capacity when:
1.0    The Participant is legally entitled, and has made or will make a practice of curtailing such Interruptible Load, and is willing to so curtail for an Emergency on its own or another Participant's system.
2.0    All Interruptible Loads are isolated from firm loads on a separate circuit with appropriate circuit breakers.
3.0    Adequate telemetering equipment is available at the Participant's dispatching office for continuous recording of power on the interruptible circuit.
4.0    Underfrequency relays are in service at all times such that the Interruptible Load will be instantaneously tripped under predetermined conditions.
5.0    The necessary equipment is in service at all times such that the Interruptible Load will be automatically tripped for rapid changes in system area requirements of a predetermined magnitude as sensed by the automatic generating dispatching equipment on the Participant's electric system. The automatic tripping equipment shall respond at least as fast as generation under control.
6.0    The necessary equipment is provided for remote tripping and indication of the status of the circuit breakers on the customer's Interruptible Load.
7.0    The necessary facilities are installed to prevent unauthorized customer closure of the circuit breakers associated with the Interruptible Load.